AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1997
                                               REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                          DENTAL CARE ALLIANCE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------

                  DELAWARE                         8741                   65-0555-126
      (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                                                                     STEVEN R. MATZKIN, D.D.S.
                                                                                      CHIEF EXECUTIVE OFFICER
                                                                                    DENTAL CARE ALLIANCE, INC.
                      1343 MAIN STREET, 7TH FLOOR                                   1343 MAIN STREET, 7TH FLOOR
                         SARASOTA, FLORIDA 34236                                      SARASOTA, FLORIDA 34236
                              (941) 955-3150                                               (941) 955-3150
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                         COPIES OF COMMUNICATIONS TO:

        ROBERT L. GROSSMAN, ESQ.           LESLIE E. DAVIS, ESQ.
       GREENBERG TRAURIG HOFFMAN       TESTA, HURWITZ & THIBEAULT, LLP
      LIPOFF ROSEN & QUENTEL, P.A.           HIGH STREET TOWER
          1221 BRICKELL AVENUE                125 HIGH STREET
          MIAMI, FLORIDA 33131          BOSTON, MASSACHUSETTS 02110
              (305) 579-0500                  (617) 248-7000

                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------


                        CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                             PROPOSED            PROPOSED
                                                             MAXIMUM              MAXIMUM
          TITLE OF EACH CLASS             AMOUNT TO BE    OFFERING PRICE         AGGREGATE           AMOUNT OF
     OF SECURITIES TO BE REGISTERED        REGISTERED    PER SHARE(1)(2)   OFFERING PRICE(1)(2)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share     2,300,000         $13.00            $29,900,000          $9,060.61
==================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2) Includes 300,000 shares of Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        PROSPECTUS        SUBJECT TO COMPLETION, DATED AUGUST 27, 1997

                               2,000,000 SHARES

                            DENTAL CARE ALLIANCE LOGO

                                 COMMON STOCK
                               ----------------

     THE 2,000,000 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK"), OFFERED HEREBY ARE BEING ISSUED AND SOLD BY DENTAL CARE ALLIANCE, INC. (THE "COMPANY"). PRIOR TO THIS OFFERING (THE "OFFERING"), THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY AND THERE CAN BE NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL DEVELOP. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $11.00 AND $13.00 PER SHARE. SEE "UNDERWRITING" FOR INFORMATION RELATING TO THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMPANY HAS APPLIED FOR LISTING OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "DENT."
                               ----------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                               ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                 UNDERWRITING
                    PRICE TO     DISCOUNTS AND   PROCEEDS TO
                     PUBLIC     COMMISSIONS(1)   COMPANY(2)
--------------------------------------------------------------------------------
Per Share  ......    $               $             $
Total(3)   ...... $               $              $

--------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In addition, the Company has paid, and issued to, The Nassau Group, Inc. ("Nassau") and related persons fees in the amount of $137,275, and shares of Common Stock and certain warrants to purchase Common Stock, respectively. See "Principal and Selling Stockholders" and "Underwriting."

(2) Before deducting estimated expenses of $900,000, which are payable by the Company.

(3) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions as the securities offered by the Company hereby, solely to cover over-allotments, if any. The Company will not receive any proceeds from the sale of additional shares by the Selling Stockholders. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Stockholders will be
    $     , $      and $     , respectively. If any Selling Stockholder fails to
    sell to the Underwriters any such additional shares, the Company has agreed that it will issue and sell to the Underwriters an equal number of shares of Common Stock. In such event, the total Proceeds to the Company will increase by $11.16 (assuming an initial public offering price of $12.00 per share) multiplied by the number of such additional shares issued by the Company. See "Principal and Selling Stockholders" and "Underwriting."

                               ----------------

     THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THEM, AND SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING THE RIGHT OF THE UNDERWRITERS TO WITHDRAW, CANCEL, MODIFY OR REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT
     , 1997, AT THE OFFICES OF RAYMOND JAMES & ASSOCIATES, INC., ST. PETERSBURG, FLORIDA.
                               ----------------

RAYMOND JAMES & ASSOCIATES, INC.
                                                         WILLIAM BLAIR & COMPANY

                     The date of this Prospectus is      , 1997

        [THE COMPANY'S STYLIZED LOGO WITH THE PHRASE "NEW SOLUTIONS FOR THE BUSINESS OF DENTISTRY." BELOW THE LOGO IS A MAP OF UNITED STATES WITH LARGER SCALE DETAIL MAPS OF FLORIDA AND MICHIGAN INDICATING THE LOCATIONS OF THE COMPANY'S OFFICES IN THOSE STATES, WITH THE NAME OF EACH LOCATION SPECIFIED UNDER THE HEADINGS "MICHIGAN MANAGED DENTAL CENTERS," "FLORIDA MANAGED DENTAL CENTERS" AND "FLORIDA LICENSED DENTAL CENTERS." ALSO INCLUDED ARE PICTURES OF CERTAIN MANAGED DENTAL CENTERS.]





















     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                               ----------------



     THE COMPANY WILL FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS CERTIFIED BY AN INDEPENDENT AUDITING FIRM AND INTENDS TO DISTRIBUTE QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH YEAR CONTAINING UNAUDITED FINANCIAL INFORMATION.

                              PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING NOTES THERETO (THE "CONSOLIDATED FINANCIAL STATEMENTS"), APPEARING ELSEWHERE IN THIS PROSPECTUS. DENTAL CARE ALLIANCE, INC. AND ITS SUBSIDIARIES (THE "COMPANY") PROVIDES MANAGEMENT SERVICES TO DENTAL PRACTICES ("MANAGED DENTAL CENTERS") BY ENTERING INTO ADMINISTRATIVE SERVICES AGREEMENTS (THE "MANAGEMENT AGREEMENTS") WITH INDIVIDUAL DENTAL PROFESSIONAL CORPORATIONS OR PROFESSIONAL ASSOCIATIONS (THE "PAS"). IN ADDITION, THE COMPANY PROVIDES LICENSING SERVICES TO MANAGED DENTAL CENTERS AND CERTAIN NON-MANAGED PRACTICES (THE "LICENSED DENTAL CENTERS" AND TOGETHER WITH THE MANAGED DENTAL CENTERS, THE "DENTAL CENTERS"). THE GENERAL DENTAL AND SPECIALTY DENTAL PRACTITIONERS (SUCH AS ORTHODONTISTS, PERIODONTISTS AND ORAL SURGEONS) WORKING AT THE MANAGED DENTAL CENTERS ("AFFILIATED DENTISTS") ARE EMPLOYED BY OR CONTRACT WITH THE PAS, WHICH ARE NOT OWNED BY THE COMPANY. THE COMPANY DOES NOT EMPLOY AFFILIATED DENTISTS NOR DOES IT CONTROL THE PRACTICE OF DENTISTRY. IMMEDIATELY PRIOR TO CONSUMMATION OF THIS OFFERING, CERTAIN ASSETS AND LIABILITIES OF DENTAL CARE ALLIANCE, INC., WILL BE CONTRIBUTED TO TWO WHOLLY-OWNED SUBSIDIARIES TO BE NAMED DENTAL CARE ALLIANCE OF FLORIDA, INC. AND DENTAL CARE ALLIANCE OF MICHIGAN, INC. WHICH WILL BE FORMED IMMEDIATELY PRIOR TO THE CONSUMMATION OF THIS OFFERING (THE "CONTRIBUTION"). IN ADDITION, UNLESS OTHERWISE INDICATED, INFORMATION SET FORTH IN THIS PROSPECTUS (I) ASSUMES THE CONSUMMATION OF THE CONTRIBUTION, (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (III) GIVES
EFFECT TO A    -FOR-    STOCK SPLIT TO BE EFFECTED PRIOR TO THE OFFERING (THE
"STOCK SPLIT") AND (IV) HAS BEEN ADJUSTED TO REFLECT THE MANDATORY CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S SERIES A PREFERRED STOCK INTO
SHARES OF COMMON STOCK (POST-STOCK SPLIT), UPON CONSUMMATION OF THE OFFERING. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

     Dental Care Alliance, Inc. is a dental practice management company providing management and licensing services to dental practices in Florida and Michigan. The Company seeks to develop a significant market presence in each of its markets by entering into Management Agreements with established dental practices and by increasing revenues and operating income at the Managed Dental Centers. The Company provides management and licensing services to 19 Managed Dental Centers, 14 of which are located in Florida and five of which are located in Michigan. Additionally, the Company provides only licensing services to three Licensed Dental Centers in Florida. The Company's management services include personnel, operational and financial services and its licensing services include marketing, advertising and purchasing services.

     The dental services industry in the United States is large and highly fragmented. According to the Health Care Financing Administration ("HCFA"), expenditures for all dental services were an estimated $45.8 billion in 1995 and are expected to reach $59.1 billion in 2000, representing a 5.2% compound annual growth rate. The Company believes this anticipated growth is principally due to an increase in availability of various types of dental insurance, an increase in demand for dental services as the United States population ages, an increase in demand for preventive and cosmetic dentistry and advances in dental technology. According to the American Dental Association ("ADA"), in 1994 dental services in the United States were provided by approximately 153,000 dentists, 87.7% of whom practiced alone or with one other dentist. These solo practitioners and small group practices have traditionally managed all aspects of their dental practices, including the administrative, purchasing, accounting, marketing, recruiting and business development functions.

     Recent trends in dental service reimbursement, including the increased activity of third-party payors, are driving dentists to form larger groups or contract with dental practice management companies. As demand for dental services has increased, employers have sought to provide dental benefits to employees at moderate incremental cost. These employers have begun contracting with third-party payors who have added cost-effective dental benefit programs to the services they provide. The programs offered include various forms of dental care reimbursement, including traditional indemnity insurance, preferred provider plans and capitated managed care plans. The increased number and activity of third-party payors, particularly in the area of managed care, has contributed to the complexity of managing dental practices. In addition, the growing presence of third-party payors has put increasing pressure on dental providers to contain costs. Such cost containment pressures will likely place solo practitioners and small group practices at a significant disadvantage.

     The Company believes it is well-positioned to capitalize on the recent trends driving dental provider consolidation. Dr. Steven R. Matzkin, the Company's Chairman of the Board, President and Chief Executive Officer, has invested over 12 years developing a flexible and analytically driven management approach which has been applied to a wide variety of dental practices, including urban, suburban, start-up, mature, fee-for-service and managed care practices. The Company uses this management approach to design and implement an integrated marketing, staffing and scheduling program to address the specific needs of each of its Managed Dental Centers. These programs are designed to:
(i) focus the Affiliated Dentists and hygienists on the provision of high quality dental care; (ii) maximize revenue per Managed Dental Center through the implementation of marketing, case presentation, public relations and patient-calling programs; (iii) increase market share by recruiting local dental specialists (such as orthodontists, periodontists and oral surgeons) to be employed at the Managed Dental Centers, thereby increasing total revenue per Managed Dental Center and precluding the need to refer certain types of dental procedures to third parties outside of the Company's network; and (iv) increase the capacity for patient flow through incremental efficiencies, training, and if necessary, facility expansion. The Company also uses its management approach to customize an external expansion strategy to the characteristics of each existing and targeted new market.

     The Company's objective is to become a leading dental practice management company in each of its target markets. To achieve this objective the Company seeks to grow rapidly through a combination of internal growth and external expansion. The key elements of its internal growth strategy are to: (i) increase revenues and operating income at Managed Dental Centers primarily through the implementation of customized marketing and productivity improvement programs and the integration of specialty service providers into its network,
(ii) facilitate long-term patient relationships by stressing professionalism and the provision of high quality care, and (iii) recommend adjustments to the third-party payor mix at each Managed Dental Center to maximize productivity and respond to local market conditions. The key elements of its external expansion strategy are to: (i) identify potential Managed Dental Centers which have the necessary characteristics to excel in their specific local market,
(ii) increase market share in current markets by entering into Management Agreements with additional high quality dental practices and (iii) expand into new markets by entering into Management Agreements with well-established practices that can serve as platforms for further expansion.

                              RECENT DEVELOPMENTS

     In April 1997 the Company purchased the non-dental assets of, and entered into a Management Agreement with respect to, a dental practice in Tampa, Florida. This practice employs one dentist and two dental hygienists, and reported revenue for the fiscal year ended December 31, 1996 of approximately $950,000. In July 1997, the Company entered into a Management Agreement with respect to four dental practices located in the Detroit, Michigan area. These practices employ six dentists and two dental hygienists and reported aggregate revenue for the fiscal year ended December 31, 1996 of approximately $3.4 million. In July 1997, the Company also entered into a Management Agreement with a dental practice in Flint, Michigan. This practice employs seven dentists and 14 dental hygienists, and reported revenue for the fiscal year ended December 31, 1996 of approximately $4.0 million. In August 1997, the Company purchased the non-dental assets of, and entered into a Management Agreement with respect to, a dental practice located in Tallahassee, Florida. This practice employs one dentist and two dental hygienists and reported revenue for the fiscal year ended December 31, 1996 of approximately $900,000. The Company intends for the Detroit area, Flint and Tallahassee dental practices to be platform practices for further expansion in their respective markets. In addition, the owners of certain PAs with which the Company has Management Agreements have executed non-binding letters of intent to acquire nine dental practices employing 48 dentists, many of whom are part-time, and 19 dental hygienists, which practices reported aggregate revenue for their respective last full fiscal years of approximately $8.0 million. If such transactions are consummated, the acquiring PAs are expected to enter into Management Agreements with the Company. There can be no assurance that the Company will enter into Management Agreements with respect to such practices or that any such practices will be integrated successfully into the Company's network. See "Risk Factors-- Risks Associated with Expansion Strategy," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

                                 THE OFFERING


Common Stock offered by the Company   .........   2,000,000 shares
Common Stock to be outstanding
 after the Offering ...........................            shares(1)
Use of proceeds  ..............................   To lend money to PAs to finance the purchase of
                                                  assets of dental practices, to acquire the non-dental
                                                  assets of additional dental practices, to purchase
                                                  the capital stock of Profit Dental Management
                                                  Corp., to provide working capital and for general
                                                  corporate purposes. See "Use of Proceeds," "The
                                                  Company" and "Certain Transactions."
Proposed Nasdaq National Market Symbol   ......   DENT

----------------
(1) Does not include (i) an aggregate of            shares of Common Stock
    reserved for issuance under the Company's Omnibus Executive Incentive Compensation Plan (the "Omnibus Plan"), of which options for approximately shares will be granted upon consummation of this Offering at a per share exercise price equal to the public offering price per share, (ii)
         shares of Common Stock to be reserved for issuance (assuming an initial public offering price of $12.00 per share) pursuant to warrants to be issued upon consummation of the Offering at a weighted average exercise
    price equal to $       per share and (iii)      shares of Common Stock
    reserved for issuance pursuant to outstanding options to purchase Common
    Stock at a weighted average exercise price of $     per share. See
    "Management--Omnibus Executive Incentive Compensation Plan" and "Description of Capital Stock--Warrants and Options to Purchase Common Stock."

     ALL REFERENCES IN THIS PROSPECTUS TO INDUSTRY FINANCIAL AND STATISTICAL INFORMATION ARE BASED ON TRADE ARTICLES AND INDUSTRY REPORTS THAT THE COMPANY BELIEVES TO BE RELIABLE AND REPRESENTATIVE OF THE DENTAL SERVICES INDUSTRY AT THE DATE OF THIS PROSPECTUS, ALTHOUGH NO ASSURANCE TO THAT EFFECT CAN BE GIVEN. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                     SUMMARY FINANCIAL AND OPERATING DATA



                                                                                                      SIX MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                       --------------------------------------   -------------------------
                                                          1994          1995          1996          1996          1997
                                                       ------------ ------------- -----------   ------------- -----------
INCOME STATEMENT DATA (1):
Management fees   ....................................   $  673,304  $  513,705    $1,289,828    $  405,072    $2,471,759
Consulting and licensing fees ........................       42,763     262,769       347,600       138,812       161,885
                                                        -----------  ----------    ----------    ----------    ----------
   Total revenues ....................................      716,067     776,474     1,637,428       543,884     2,633,644
                                                        -----------  ----------    ----------    ----------    ----------
Managed dental center expenses:
 Staff salaries and benefits  ........................           --          --       233,657            --       601,383
 Dental supplies  ....................................           --          --        79,448            --       213,334
 Laboratory fees  ....................................                                 98,222                     373,010
 Marketing  ..........................................           --          --        38,128            --       176,627
 Occupancy  ..........................................           --          --       106,501            --       333,085
 Other   .............................................           --          --        57,182            --       326,494
                                                        -----------  ----------    ----------    ----------    ----------
   Total managed dental center expenses   ............           --          --       603,138            --     2,023,933
                                                        -----------  ----------    ----------    ----------    ----------
                                                            716,067     776,474     1,034,290       543,884       609,711

Salaries and benefits   ..............................      408,716     400,669       521,683       261,642       373,016
General and administrative ...........................      204,901     234,577       260,558       118,476       135,970
Advisory services(2) .................................           --     127,768            --            --            --
Depreciation and amortization ........................       15,150      22,106        27,654        10,254        41,578
                                                        -----------  ----------    ----------    ----------    ----------
   Operating income (loss) ...........................       87,300      (8,646)      224,395       153,512        59,147
Interest income (expense), net   .....................       22,584       6,494        20,781        (5,058)       36,464
                                                        -----------  ----------    ----------    ----------    ----------
   Income (loss) before income taxes and
     minority interest  ..............................      109,884      (2,152)      245,176       148,454        95,611

Provision for income taxes ...........................       19,919          --        35,500            --        36,000
Minority interest ....................................        2,440       8,654         7,674         3,537            --
                                                        -----------  ----------    ----------    ----------    ----------
  Net income (loss)  .................................   $   87,525  $  (10,806)   $  202,002    $  144,917    $   59,611
 Adjustment to redemption value of common
   and preferred securities   ........................       39,951      85,709      (191,237)           --       (10,500)
 Cumulative preferred stock dividend   ...............           --          --        (6,485)           --       (60,000)
                                                        -----------  ----------    ----------    ----------    ----------
Net income (loss) applicable to common stock..........   $  127,476  $   74,903    $    4,280    $  144,917    $   (9,889)
                                                        ===========  ==========    ==========    ==========    ==========
Unaudited pro forma data(3):
   Income (loss) before income taxes and
     minority interest  ..............................      109,884      (2,152)      245,176       148,454        95,611
 Pro forma provision for income taxes  ...............       42,000          --        94,000        57,000        36,000
 Minority interest in consolidated subsidiaries.......        1,507       5,343         4,739         2,184            --
                                                        -----------  ----------    ----------    ----------    ----------
Pro forma net income (loss)...........................   $   66,377  $   (7,495)   $  146,407    $   89,270    $   59,611
                                                        ===========  ==========    ==========    ==========    ==========
Pro forma net income per common share(4)  ............                             $     2.78                  $     1.13
                                                                                   ==========                  ==========
Fully diluted pro forma net income
 per common share(4) .................................                             $     3.28                  $     0.96
                                                                                   ==========                  ==========
Weighted average number of common shares
 outstanding(4)   ....................................                                 52,648                      52,648
Fully diluted weighted average common shares
 outstanding(4)   ....................................                                 61,540                      61,540
MANAGED DENTAL CENTER DATA:
 Number of Managed Dental Centers(5)   ...............            7           9            12            13            13
 Net patient revenue at Managed
   Dental Centers(6) .................................   $3,703,430  $4,515,019    $5,576,059    $2,669,892    $3,529,242
 Number of Affiliated Dentists(7)   ..................           10          12            17            17            18

                                                                 JUNE 30, 1997
                                                        -------------------------------
                                                                         PRO FORMA
                                                         ACTUAL        AS ADJUSTED (8)
                                                        ------------   ----------------
BALANCE SHEET DATA:
Working capital  ....................................     $  832,186       $
Total assets  .......................................      3,370,468
Long-term debt, including current maturities   ......        190,553
Redeemable common and preferred securities  .........      1,664,299
Stockholders' equity   ..............................        641,516

----------------
(1) Effective October 1996, the Company revised the terms of all of its 12 then existing Management Agreements such that the Company is responsible for the payment of all non-professional expenses of the Managed Dental Centers. Ten Management Agreements were also revised to base the Company's management fee on a percentage of net profits at each PA to a percentage of net collected revenues from each PA. Accordingly, prior to these revisions to such 12 Management Agreements, all non-professional expenses of the Managed Dental Centers and related revenues were reflected in each PA's financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Represents non-cash charges for warrants issued in consideration of certain financial advisory services.
(3) Pro forma adjusted to reflect a 38% income tax rate as if the Company was taxed as a C Corporation prior to October 25, 1996, when the Company was reorganized from Limited Liability Corporation to C Corporation status.
     See Notes 2 and 7 of Notes to Consolidated Financial Statements.
(4)  Share information does not reflect the Stock Split.
(5)  Presented as of the end of the period.
(6) Net patient revenue is the total amount of revenue recorded by the PAs during the period. Revenue is included from and after the date on which the relevant PA executed a Management Agreement with the Company.
(7) Presented as of the end of the period. Affiliated Dentists include both full-time and part-time Affiliated Dentists but exclude Dental Directors. See "Business--Dental Directors."
(8) Adjusted to give pro forma effect to the conversion of mandatorily redeemable preferred stock to Common Stock and to the termination of put rights associated with certain Common Stock, and adjusted for the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $12.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS


     THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN THE COMMON STOCK OFFERED HEREBY. THE FOLLOWING DISCUSSION IDENTIFIES IMPORTANT CAUTIONARY FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD LOOKING STATEMENTS OF THE COMPANY APPEARING IN THIS PROSPECTUS OR OTHERWISE MADE BY, OR ON BEHALF OF, THE COMPANY. IN PARTICULAR, SUCH FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REGARDING THE ADDITION OF MANAGED DENTAL CENTERS, EXPANSION WITHIN EXISTING AND INTO NEW MARKETS, THE ADEQUACY OF THE COMPANY'S CAPITAL RESOURCES, THE FUTURE PROFITABILITY OF MANAGED DENTAL CENTERS AND OTHER STATEMENTS REGARDING TRENDS RELATING TO, AND THE COMPANY'S ABILITY TO IMPROVE, VARIOUS REVENUE AND EXPENSE ITEMS, COULD BE AFFECTED BY A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED BELOW.

     RISKS ASSOCIATED WITH EXPANSION STRATEGY. The Company is party to Management Agreements with PAs that own 19 Managed Dental Centers. The Company intends to continue to expand its existing Managed Dental Centers and to enter into Management Agreements with PAs that own additional dental centers. The ultimate success of the Company's expansion strategy will depend on factors which include the following:

     ABILITY TO IDENTIFY AND ENTER INTO MANAGEMENT AGREEMENTS WITH SUITABLE DENTAL PRACTICES. The Company intends to continue to devote a substantial amount of time and resources to identifying suitable dental practices and to negotiating Management Agreements with such practices. Identifying suitable dental practices and negotiating Management Agreements with such practices can be a lengthy and costly process. There can be no assurance that the Company will be able to identify suitable Managed Dental Center candidates, or that Management Agreements will be entered into with respect to such candidates on terms favorable to and within time frames desired by the Company, or at all. In the event that the execution of a planned Management Agreement fails to occur or is delayed, the Company's quarterly financial results may be materially lower than financial analysts' expectations, which likely would cause a decline, perhaps substantial, in the market price of the Common Stock. The foregoing factors could have a material adverse effect on the Company's results of operations or financial condition and the Company's ability to continue its expansion strategy. Moreover, in connection with entering into such Management Agreements, the Company may be required to incur indebtedness or assume other liabilities which could have a material adverse effect on the Company's operating results, liquidity and capital resources, or may cause the Company to issue shares of its capital stock which could result in dilution to stockholders.

     INTEGRATION OF DENTAL PRACTICES. The integration of Managed Dental Centers into the Company's network is a difficult, costly and time consuming process which, among other things, requires the Company to attract and retain competent and experienced management and administrative personnel and to implement and integrate reporting and tracking systems, management information systems and other operating systems. In addition, such integration may require, among other things, the opening of new facilities or the expansion of existing facilities, the expansion of accounting controls and procedures and the elimination of duplicate personnel. There can be no assurance that substantial unanticipated problems, costs or delays associated with such integration efforts or with such Managed Dental Centers will not arise or continue. Any such problems, costs or delays could cause the Company's financial results in fiscal quarters including and subsequent to the execution of the relevant Management Agreements to be materially lower than financial analysts' expectations, which likely would cause a decline, perhaps substantial, in the market price of the Common Stock. In particular, the Company's expenses related to any new Managed Dental Center may exceed the revenues it realizes from such Managed Dental Center and, accordingly, the integration of such Managed Dental Center may have a temporary or sustained negative impact on the Company's results of operations or financial condition. As the Company pursues its expansion strategy, there can be no assurance that the Company will be able to successfully integrate new Managed Dental Centers in a timely manner or at all, or that any new Managed Dental Center will have a positive impact on the Company's results of operations and financial condition.

     MANAGEMENT OF ADDITIONAL DENTAL CENTERS. The success of the Company's expansion strategy will depend in part on the Company's ability to effectively manage an increasing number of Managed Dental Centers, some of which are expected to be located in markets geographically distant from markets in which the Company presently operates. The addition of Managed Dental Centers may impair the Company's ability to efficiently and successfully provide management services to existing Managed Dental Centers and to manage and supervise adequately the Company's employees. The Company has no experience in managing more than 19 Managed Dental Centers, and the Company's results of operations and financial condition could be materially adversely affected if it is unable to do so effectively.

     AVAILABILITY OF FUNDS FOR EXPANSION STRATEGY. The Company's expansion strategy will require that substantial capital investment and adequate financing be available to the Company. Capital is needed for (i) loans to PAs to purchase the assets of dental practices, (ii) the acquisition by the Company of the non-dental assets of dental practices, (iii) the integration of operations of dental practices, and (iv) the purchase of additional equipment and technology. The Company believes that the net proceeds from this Offering, cash flow from operations and borrowings available under the Company's existing credit facility will be adequate to meet the Company's anticipated capital needs through 1998, although there can be no assurance to that effect. After 1998, the Company may be required to obtain financing through additional borrowings or the issuance of additional equity or debt securities. There can be no assurance that the Company will be able to obtain such financing or that, if available, such financing will be on terms acceptable to the Company. Any inability of the Company to obtain suitable financing could cause the Company to limit or otherwise modify its expansion strategy, which could have a material adverse effect on the Company's results of operations and financial condition.

     ABILITY TO INCREASE REVENUES AND OPERATING INCOME OF MANAGED DENTAL CENTERS. A key element of the Company's internal growth strategy is to increase revenues and operating income at the Managed Dental Centers. There can be no assurance that the Company's revenues and operating income from new Managed Dental Centers will improve at rates comparable to the historical improvement rates experienced by the Company's existing Managed Dental Centers or at all, or that revenues or operating income from existing Managed Dental Centers will continue to improve at such historical rates or at all. Any failure by the Company in improving revenues or operating income at its Managed Dental Centers could have a material adverse effect on the Company's results of operations and financial condition.

     DEPENDENCE ON MANAGEMENT AGREEMENTS, THE PAS AND AFFILIATED DENTISTS. The Company receives fees for services provided to the PAs under the Management Agreements, but does not employ dentists, hygienists or other dental professionals or control the practice of dentistry at the Managed Dental Centers. The Company's revenue is dependent on revenue generated by the PAs and, therefore, effective and continued performance of the PAs during the terms of the Management Agreements is essential to the Company's long term success. In any PA, the loss of an Affiliated Dentist, dental hygienist or a long-term employee, or the inability of the PA to attract and retain dental directors, would materially adversely affect the revenues of the PA and could have a material adverse effect on the Company. In particular, Dr. Dennis A. Corona owns 12 of the PAs, and any conflicts, or impairment of the Company's relationship, with Dr. Corona could have a material adverse effect on the Company. In addition, the Company is a party to only 19 Management Agreements and, accordingly, the expiration or termination of one or more Management Agreements could have a material adverse effect on the revenues of the Company. For example, it is anticipated that the Managed Dental Center in

Flint, Michigan, will contribute in excess of 10% of the Company's aggregate revenue in each of 1997 and 1998. Further, the PA located in Port Charlotte, Florida, has the right to terminate its Management Agreement during a 90-day period beginning in October 1998. Such Managed Dental Center contributed approximately 18% and 14% to the Company's revenues in 1996 and for the six months ended June 30, 1997, respectively. The Management Agreement with respect to such Managed Dental Center expires in 2003. In addition, the Management Agreement with respect to the four Detroit area practices expires in 2005. Any material loss of revenue by any of the PAs or the expiration or termination of any of the Management Agreements could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of breaches of the Management Agreements by any of the PAs, there can be no assurance that the legal remedies available to the Company will be adequate to compensate the Company for its damages resulting from such breaches. See "Business-Management Agreements."

     GOVERNMENTAL REGULATION. Business arrangements between dentists and business corporations that provide dental practice management services are regulated extensively at the state and federal levels, including regulation in the following areas:

     CORPORATE PRACTICE OF DENTISTRY. The laws of many states prohibit corporations that are not owned entirely by dentists from employing dentists (and in some states, dental hygienists and dental assistants), having control over clinical decision-making, or engaging in other activities that are deemed to constitute the practice of dentistry. Florida law specifically prohibits non-professional corporations from employing dentists and dental hygienists, exercising control over patient records, and making decisions relating to clinical matters, office personnel, hours of practice, pricing, credit, refunds, warranties and advertising. Michigan case law imposes similar restrictions on the practice of dentistry by non-professional corporations. The Company does not employ dentists or dental hygienists and does not exercise control over any prohibited areas.

     Some states, including Florida and Michigan, also prohibit non-professional corporations from owning, maintaining or operating an office for the practice of dentistry. These laws have generally been construed to permit arrangements under which the dentists are not employed by or otherwise controlled as to clinical matters by the party supplying facilities and non-professional services. Both Florida and Michigan law require that dentists or their professional corporations maintain complete care, custody and control of all equipment and materials used in the practice of dentistry.

     FEE-SPLITTING AND ANTI-KICKBACK LAWS. Many states also prohibit "fee-splitting" by dentists with any party except other dentists in the same professional corporation or practice entity. In most cases, these laws have been construed as applying to the practice of paying a portion of a fee to another person for referring a patient or otherwise generating business, and not to prohibit payment of reasonable compensation for facilities and services (other than the generation of referrals), even if the payment is based on a percentage of the practice's revenues. The Florida and Michigan fee-splitting laws prohibit paying or receiving any commission, bonus, kickback, or rebate, or engaging in any split-fee arrangement in any form with a dentist for patient referrals to dentists or other providers of health care goods and services.

     In addition, most states have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care items or services, including dental items and services.

     Federal law also prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service that is covered by a federal program.

     ADVERTISING RESTRICTIONS. Many states, including Florida and Michigan, prohibit dentists from using advertising which includes any name other than their own, or from advertising in any manner that is likely to lead a person to believe that a nondentist is engaged in the practice of dentistry. Florida law also requires all advertising to identify the dentist who assumes total responsibility for the advertisement and may not include the name of a person who is neither actually involved in the practice of dentistry at the advertised location nor an owner of the practice being advertised. Similarly, Michigan law requires that the name of each dentist performing services at a location be clearly disclosed by sign or lettering at such location.

     LIMITATIONS ON DELEGATION. Some states, including Florida and Michigan, regulate the manner in which dentists delegate certain tasks to nondentists. The Company believes that it complies with these requirements whenever such requirements apply to activities that are performed by its employees.

     These laws described above provide for civil and criminal penalties for their violation. These laws have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. The Company's agreements and activities have not been examined by federal or state authorities under these laws and regulations. For these reasons, there can be no assurance that a review of the Company's business arrangements or the operation of the Managed Dental Centers will not result in determinations that would adversely affect the Company's operations or that the Management Agreements or certain of their provisions will be held valid and enforceable. In addition, these laws and their interpretation vary from state to state. The laws and regulations of certain states into which the Company seeks to expand may require the Company to change the form of relationships entered into with dentists in a manner that restricts the Company's operations in those states. See "Business-Governmental Regulation."

     NON-COMPETITION COVENANTS. The Management Agreements generally require each PA to use its best efforts to enter into employment agreements with the Affiliated Dentists, which agreements include covenants not to compete with the PA within a specified geographic area (generally from one to five miles) for a period of from one to three years after termination of employment. In most states, including Florida and Michigan, a covenant not to compete will be enforced only to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement, does not unreasonably restrain the party against whom enforcement is sought, and is not contrary to the public interest. This determination is made based on all the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is uncertain whether a court will enforce such a covenant in a given situation. In addition, there is little judicial authority regarding whether a management company's interest under a management agreement will be viewed as the type of protectable business interest that would permit it to enforce such a covenant or to require a PA to enforce such covenants against the Affiliated Dentists. Since the intangible value of a Management Agreement depends primarily on the ability of the PA to preserve its business, which could be harmed if Affiliated Dentists went into competition with the PA, a determination that these provisions are unenforceable could have a material adverse impact on the Company. See "Business-Management Agreements."

     COMPETITION. The dental practice management segment of the dental services industry is highly competitive and is expected to become increasingly competitive. The Company currently competes with other dental practice management companies in its existing markets. There are also a number of dental practice management companies currently operating in other parts of the country which may enter the Company's existing markets. Many of such competitors and potential competitors have substantially greater financial resources than the Company, have established large dental practice networks, or otherwise enjoy competitive advantages which may make it difficult for the Company to compete against them or enter into additional Management Agreements on terms acceptable to the Company. In addition, as the Company seeks to expand its operations into new markets, it is likely to face competition from dental practice management companies which already have established a strong presence in such markets.

     The business of providing dental services is highly competitive in each of the markets in which the Managed Dental Centers operate or in which operations are contemplated. The Affiliated Dentists compete with other dentists who maintain single or satellite offices, as well as with dentists who maintain group practices, operate in multiple offices or are members of competing dental practice management networks. Many of these dentists have established practices and reputations in their markets. In addition to competing against established practices for patients, the Dental Centers compete with such practices in the retention and recruitment of general dentists, specialists and hygienists to staff the Dental Centers. If the availability of dentists begins to decline in the Company's existing or targeted markets, it may become increasingly difficult to attract and retain the professionals to staff such sites. There can be no assurance that the Dental Centers will be able to compete effectively with such other practices. See "Business-Competition."

     POTENTIAL CONFLICTS OF INTEREST OF THE COMPANY'S PRESIDENT RELATING TO THE PAS. In July 1997, the Company entered into a Management Agreement with a PA in Michigan which is controlled by Dr. Steven Matzkin, the Company's President, Chief Executive Officer and Chairman of the Board. In addition, Profit Dental Management Corp. ("Profit"), an entity controlled by Dr. Matzkin, receives consulting fees from PAs in Michigan relating to the four Detroit-area practices to which the Company provides management services, as well as payments on a note relating to the sale of these practices by Dr. Matzkin in 1993 (the "Note"). Consulting payments and payments under the Note aggregate $216,000 per year and will continue through 2005. Shortly following consummation of the Offering, it is anticipated that the Company will purchase the capital stock of Profit. Dr. Matzkin and/or his affiliates also (i) own some of the dental laboratories that perform laboratory services for the Affiliated Dentists and (ii) are the lessors under real property and/or capital equipment leases with certain of the PAs. As a result of the foregoing, potential conflicts of interest may arise in certain matters including, but not limited to, matters related to applicable Management Agreements between the Company and Dr. Matzkin and/or the PAs and Dr. Matzkin. There can be no assurances that the Company will not be adversely affected by matters in which Dr. Matzkin and his affiliates have potential conflicts of interest. The Company believes, however, that all transactions between Dr. Matzkin and his affiliates, on the one hand, and the Company and the PAs, on the other hand, are fair to the Company and on terms no less favorable to the Company than would have been reached through arm's-length negotiations with unrelated third parties. See "Business-Management Agreements" and "Certain Transactions."

     RISKS ASSOCIATED WITH NOTES FROM AND ADVANCES TO PAS. The Company has made and intends to continue to make loans to PAs to finance the purchase of the dental assets of Managed Dental Centers. These loans are evidenced by notes and secured by the dental assets of such Managed Dental Centers, some of which are intangible and not readily convertible into cash, and are personally guaranteed by the Affiliated Dentists who own the PAs. Such loans are recorded on the Company's balance sheet as "Notes Receivable from PAs" until repaid. At December 31, 1996 and June 30, 1997, Notes Receivable from PAs were $198,395 and $173,756, respectively. Management believes that such loans will increase in the future as the Company expands its network of Managed Dental Centers. In addition, in the event that the percentage of revenue retained by any PA is not sufficient to pay its expenses, as is often the case with newly integrated Managed Dental Centers and occurs from time to time with other Managed Dental Centers, the Company may elect to advance funds to cover such expenses. Such advances are recorded on the Company's balance sheet as "Advances to PAs" until repaid. At December 31, 1996 and June 30, 1997, Advances to PAs were $16,454 and $287,127, respectively. The failure of any of the PAs to repay such notes or advances could have a material adverse effect on the Company's results of operations and financial condition. Further, any decision by the Company to continually make loans or advances to PAs, or the sustained inability of any PA to repay such loans or advances, could necessitate adjustments to the Management Agreements to allow the PAs to retain a higher percentage of net patient revenue or could require the Company to record additional reserves with respect to such loans or advances, either of which events could have a material adverse effect on the Company's results of operations and financial condition.

     RISKS OF PROVIDING DENTAL SERVICES. The Affiliated Dentists provide dental services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. The Company does not control the practice of dentistry by the Affiliated Dentists or the compliance with regulatory and other requirements directly applicable to the Affiliated Dentists and their practices. Each Affiliated Dentist has undertaken, however, to comply with all applicable regulations and requirements, and the Company is indemnified under the Management Agreements for claims against the Company arising from the performance of dental services provided by the Affiliated Dentists. Each PA and Affiliated Dentist has professional liability insurance with limits of not less than $300,000 per claim and with aggregate policy limits of not less than $1.0 million per Affiliated Dentist and the Company is named as an additional insured party on most such liability insurance policies. There can be no assurance that a future claim or claims will not be successful and, if successful, will not exceed the limits of available insurance coverage and the financial resources of the applicable PAs and the Affiliated Dentists, or that any such insurance coverage will continue to be available at acceptable costs and on favorable terms. See "Business--Insurance" and "Management Agreements."

     RISKS ASSOCIATED WITH IMPLEMENTATION OF NEW MANAGEMENT INFORMATION SYSTEMS. The Company's management information systems are not fully automated, and therefore the Company does not have real-time access to certain information at its Managed Dental Centers. The Company is evaluating new software packages that will replace its existing management information systems with fully automated systems. Failure or significant delays in achieving integration or complications with respect to the change to new software packages could have a material adverse effect on the Company's results of operations and financial condition.

     RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS. As an increasing percentage of the population is covered by managed care organizations that provide dental coverage, the Company believes that its success will, in part, be dependent upon its ability to assist the PAs in negotiating favorable contracts with health maintenance organizations ("HMOs"), health insurance companies and other third party payors. Most of these contracts are terminable by either party on 90 days notice. There can be no assurance that the Company will be successful in negotiating, managing or maintaining managed care arrangements on behalf of the PAs. In addition, the health care industry has experienced a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The Company believes that these trends may result in a reduction from historical levels in per patient revenue of the Managed Dental Centers. To the extent that patients or enrollees covered by these contracts represent an increasing percentage of the revenues generated by the PAs, the Company's operating margins may be adversely affected. Any such reduction of operating margins could have a material adverse effect on the Company's results of operations and financial condition.

     RISKS OF BECOMING SUBJECT TO LICENSURE. Federal and state laws regulate insurance companies, HMOs and certain other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. In most states, including Florida and Michigan, these laws do not apply to discounted fee for service arrangements. The Company believes that it is in compliance with the laws of the states of Florida and Michigan with respect to the operation of its Dental Centers, but there can be no assurance that interpretations of these laws by the regulatory authorities in Florida or Michigan or in the states in which the Company expands will not require licensure or a restructuring of some or all of the Company's operations. In the event that the Company is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits the Company to continue to operate while the licensure process is progressing, the Company would experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which the Company may not be able to meet. Further, if licensed, the Company would be subject to continuing oversight by, and reporting to, the relevant regulatory agency. The regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework. Any limitation on the Company's ability to expand could have an adverse effect on the Company. In addition, there are state insurance law regulatory risks associated with the Company's role in negotiating and administering managed care contracts on behalf of the PAs. State insurance laws are subject to broad interpretation by regulators. In the event that the Company or the PAs are determined to be engaged in the business of insurance, the Company could be required to either seek licensure as an insurance company or change the form of its relationships with the third-party payors. There can be no assurances that the Company's operations would not be adversely affected if the Company or the PAs were to become subject to state insurance regulations. See "Business--Governmental Regulation."

     GEOGRAPHIC CONCENTRATION. The Company's operations are concentrated in the Florida and Michigan markets and any adverse economic or regulatory developments or action within these markets could have a material adverse effect on the Company's business. In addition, the Company's expansion strategy is dependent, in part, upon entering into Management Agreements with platform practices in new markets. The Company's strategy of focused expansion within new markets increases the risk to the Company that adverse economic or regulatory developments in one or more of these new markets may have a material adverse effect on the Company's business, financial condition and operating results.

     RISKS ARISING FROM HEALTH CARE REFORM. There can be no assurance that the laws and regulations of the states in which the Company operates or may desire to operate in the future will not change or be interpreted in the future to restrict or adversely affect the Company's relationships with Affiliated Dentists or the operation of Managed Dental Centers. Proposals that may be introduced, could, if adopted, have a material adverse effect on the Company's financial condition and results of operations. It is uncertain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding health care reform proposals or legislation.

     ACCOUNTING TREATMENT FOR PHYSICIAN PRACTICE MANAGEMENT COMPANIES. The Emerging Issues Task Force, an advisory committee of the Financial Accounting Standards Board, is currently evaluating certain matters relating to accounting practices for physician practice management companies, which the Company expects will include a review of the consolidation of the financial statements of professional corporations and professional associations with which such companies have management agreements. Any required changes to the accounting practices of physician practice management companies resulting from this review could have a material adverse effect on the Company's reported results of operations.

     DEPENDENCE ON KEY INDIVIDUALS. The success of the Company is dependent upon the continued services of the Company's senior management. The Company's success is also dependent upon the continued services rendered to the PAs by the Dental Directors. The loss of the services of these individuals, including Dr. Steven Matzkin, the Company's Chairman of the Board, President and Chief Executive Officer, and Mitchell Olan, the Company's Vice President and Chief Operating Officer, or impairment of the Company's relationship with Dr. Dennis
A. Corona or any other Dental Director, could have a material adverse effect on the Company. The Company believes that its future success also will depend in part upon its ability to attract and retain qualified management personnel. Competition for such personnel is intense and the Company competes for qualified personnel with numerous other employers, some of whom have greater financial and other resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

     CONTROL BY PRINCIPAL STOCKHOLDERS. Upon completion of the Offering, the
current stockholders of the Company will own approximately   % of the
outstanding shares of Common Stock. Included in this percentage are shares of Common Stock owned by Dr. Steven Matzkin and the SRM Children's Trust, a trust for the benefit of Dr. Matzkin's children, which in the aggregate will own
approximately   % of the outstanding shares of Common Stock. Accordingly, the
Company's current stockholders, as a group, will have the ability to control all matters requiring stockholder approval, including the election of the Company's directors and any amendments to the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated Bylaws (the "Bylaws"), and to control the business of the Company. Such control could preclude any acquisition of the Company and could adversely affect the market price of the Common Stock. See "Principal and Selling Stockholders" and "Description of Capital Stock."

     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offering, the
Company will have outstanding        shares of Common Stock, of which the
2,000,000 shares sold in the Offering and an additional        shares will be
freely tradeable without restriction or further registration under the
Securities Act. The remaining        shares (the "Restricted Shares") are
subject to certain restrictions described below. Holders of        of the
Restricted Shares will be eligible to sell a portion of such shares pursuant to
Rule 144 ("Rule 144") under the Securities Act beginning January   , 1998,
subject to manner of sale, volume, notice and information requirements of Rule
144. In addition, the Company has granted certain registration rights with
respect to        shares of Common Stock. Notwithstanding the eligibility of certain shares to be sold following the completion of the Offering, such shares are subject to certain additional restrictions on transfer pursuant to certain agreements described below. See "Description of Capital Stock--Registration Rights."

     The Company and its executive officers, directors, and current stockholders have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or other capital stock of the Company, or any right to purchase or acquire Common Stock or other capital stock of the Company, for a period of 180 days after the date of this Prospectus, without the prior written consent of Raymond James & Associates, Inc. ("Raymond James"), except for bona fide gifts or transfers effected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to be bound by similar agreements (the "Lock-up Agreements") and except for sales made by Selling Stockholders to the Underwriters of up to 300,000 shares to cover over-allotments, if any. Raymond James, in its sole discretion, without notice, may release some or all of the shares subject to Lock-up Agreements from time to time.

     Additionally, the Company intends to file registration statements under the Securities Act to register all shares of Common Stock subject to then outstanding stock options and Common Stock issuable pursuant to the Omnibus Plan. The Company expects to file these registration statements following the closing of the Offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements. Following the Offering, the Company may issue its Common Stock from time to time in connection with the acquisition of the non-dental assets of dental practices. Such securities may be issued in registered transactions or in transactions exempt from registration under the Securities Act.

     Sales of substantial amounts of Common Stock in the public market, or the availability of such shares for future sale, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise additional capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

     NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or, if a trading market does develop, that it will continue after the Offering. The initial public offering price has been determined by negotiations among the Company and the Underwriters. See "Underwriting" for a description of the factors considered in determining the initial public offering price. The market price of the Common Stock could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. Quarterly operating results of the Company, changes in general conditions in the economy or the dental services industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. The Company has historically experienced seasonal fluctuation in its quarterly revenue. Specifically, the first and fourth quarters reflect the highest volume, while the third quarter has traditionally had the lowest volume. The Managed Dental Centers in Florida have traditionally experienced increased patient visits in November through March due to an increase in the population base during these months, while patient visits decrease during the summer. In addition, the equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock following the Offering. Any such fluctuations that occur following completion of the Offering may adversely affect the market price of the Common Stock.

     CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions of Delaware Law and the Certificate and Bylaws may make a change in control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. In addition, the Certificate allows the Board of Directors to determine the terms of preferred stock which may be issued by the Company without approval of the holders of the Common Stock, and thereby enables the Board of Directors to inhibit the ability of the holders of the Common Stock to effect a change in control of the Company. See "Description of Capital Stock-Provisions with Possible Antitakeover Effect."

     The Company has entered into an employment agreement with Dr. Matzkin which requires the Company to pay certain amounts to Dr. Matzkin upon his termination following certain events, including a change in control of the Company. Such agreement may inhibit a change in control of the Company. See "Management-Employment Agreements and Termination of Employment and Change in Control Arrangements."

     BROAD DISCRETION OF MANAGEMENT IN APPLYING PROCEEDS OF OFFERING. The Company intends to use the net proceeds of the Offering to lend money to PAs to finance the purchase of the assets of dental practices, acquire the non-dental assets of dental practices, to purchase the capital stock of Profit, to provide working capital and for other general corporate purposes. Accordingly, the Company's management will have broad discretion in applying the net proceeds of the Offering. See "Use of Proceeds."

     IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution of
approximately $       in the pro forma net tangible book value per share of
Common Stock from the initial public offering price. See "Dilution."

     ANTITRUST. The Company and the PAs with which it has Management Agreements are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. Among other things, these laws may limit the ability of the Company to enter into management agreements with separate practice groups that compete with one another in the same geographic market. These laws do not apply to dentists within the same practice group, such as dentists within a single PA, but might be applicable as to Affiliated Dentists within the Company's separate Managed Dental Centers in the same geographic market. In addition, these laws prevent acquisitions of practices that would be integrated into existing professional groups if such acquisitions substantially lessen competition or tend to create a monopoly.

                                  THE COMPANY

     The Company is the successor to the businesses of Golden Care Holdings L.C. and its majority-owned subsidiaries, Prophet Management of Florida, L.C., a Florida limited liability company ("Prophet"), and Golden Care Network, L.C., a Florida limited liability company ("Golden Care"), which were formed in 1992 and 1993, respectively, and commenced operations in 1993. Prophet provided management services and Golden Care provided licensing services to dental practices. These companies utilized the management approach developed by Dr. Matzkin, the Company's President and Chief Executive Officer, through the management of over 25 dental practices between 1982 and 1993. Dental Care Alliance, Inc. was incorporated in 1996. See Note 1 to the Consolidated Financial Statements of the Company.

     The address of the Company's principal executive offices is 1343 Main Street, Sarasota, Florida 34236 and its telephone number is (941) 955-3150.

                 RELATIONSHIP BETWEEN THE COMPANY AND THE PAS

     The Company provides management and licensing services to 19 Managed Dental Centers, 14 of which are located in Florida and five of which are located in Michigan. In addition, the Company provides only licensing services to three Licensed Dental Centers in Florida. The dental practice at each of the Managed Dental Centers is owned by a separate PA. The Company has subcontracted the day-to-day management of four Managed Dental Centers located in Michigan to an affiliate of the PA that owns the practices conducted at such Managed Dental Centers. The PAs receive their revenue from payments by or for patients, while the Company receives fees from the PAs for providing management services and support to the Managed Dental Centers and providing licensing services to all Dental Centers. The Affiliated Dentists and dental hygienists are employed by or contract with, and are compensated by, the PAs. The Company, or its subcontractor for the four Detroit-area Managed Dental Centers, employ and compensate all administrative and support staff, including receptionists, office managers and dental assistants located in each Managed Dental Center.

     The Company provides management and administrative services to the Managed Dental Centers allowing the Affiliated Dentists to focus exclusively on the provision of dental care. The Affiliated Dentists provide general dentistry services, such as examinations, cleanings, fillings, fitting of fixed and removable dental prostheses, restorative and cosmetic dentistry, endodontics, oral surgery and implantology, orthodontics and periodontics. The PAs maintain full control over the dental practices of the Affiliated Dentists and set prices for all dental services. Each PA makes all final decisions regarding advertising and marketing programs related to its practice while the Company assists in the development and implementation of advertising and marketing programs. The Company purchases all non-dental inventory and supplies and, as directed by the PAs, all dental inventory and supplies for each Managed Dental Center.

     The Company assists in marketing its network to health insurance companies, HMOs and other third-party payors who have an established presence in regional markets served, or expected to be served, by the PAs and supervises the PAs' relationships with such third-party payors.

     The Company has expanded and expects to continue to expand through the addition of Dental Centers to its network. Prior to April 1997, the Company had entered into Management Agreements with respect to PAs that had purchased both the non-dental assets and the dental assets of such practices. In two cases since that time, the Company has acquired the non-dental assets of dental practices it has agreed to manage, while the PA has acquired the dental assets.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company (at an assumed initial public offering price of $12.00 per share), after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be $21.4 million. Such net proceeds will be used primarily (i) to lend money to PAs to finance the purchase of the assets of dental practices, (ii) to acquire the non-dental assets of dental practices, (iii) to purchase the capital stock of Profit, (iv) to provide working capital and (v) for general corporate purposes. It is currently anticipated that the Company will pay approximately $1.0 million to purchase the capital stock of Profit. The owners of certain PAs with which the Company has Management Agreements has executed non-binding letters of intent to acquire nine dental practices, which practices reported aggregate revenue for their last full fiscal year of approximately $8.0 million. It is estimated that the aggregate purchase price for the dental and the non-dental assets of these practices will be approximately $5.0 million. If such transactions are consummated, the acquiring PAs are expected to enter into Management Agreements with the Company. No assurance can be given that any such acquisitions will be consummated by the PA owner, that the Company will enter into Management Agreements with respect to such practices or that any such practices will be successfully integrated into the Company's network. See "Risk Factors-Risks Associated with Expansion Strategy." Pending such applications, the net proceeds will be invested in investment grade, short-term, interest-bearing securities. The Company will not receive any of the proceeds from the sale of any Common Stock by the Selling Stockholders pursuant to the over-allotment option, if exercised. If any Selling Stockholder fails to sell to the Underwriters any such additional shares, the Company has agreed that it will issue and sell to the Underwriters an equal number of shares of Common Stock. In such event the total proceeds to the Company will increase by $11.16 (assuming an initial public offering price of $12.00 per share) multiplied by the number of such additional shares issued by the Company. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

     The Company presently intends to retain all earnings for the operation and development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future determination as to the payment of cash dividends will depend on a number of factors, including future earnings, capital requirements, the financial condition and prospects of the Company and any restrictions under credit agreements existing from time to time, as well as such other factors as the Company's Board of Directors may deem relevant.

                                   DILUTION

     Purchasers of Common Stock offered hereby will experience an immediate and substantial dilution in the pro forma net tangible book value of the Common Stock from the initial public offering price. At June 30, 1997, the pro forma
net tangible book value of the Company was $      , or $       per share pro
forma. Net tangible book value per share is determined by dividing the Company's net tangible book value (tangible assets less total liabilities), by the number of shares of pro forma Common Stock outstanding. Pro forma information gives effect to the conversion of the mandatorily convertible
Series A Preferred Stock to           shares of Common Stock upon completion of
this Offering and reflects the termination of put rights relating to shares of Common Stock. After giving effect to the sale of 2,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share), after deducting underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the
Company at June 30, 1997 would have been $       or $       per share. This
represents an immediate increase in pro forma net tangible book value of
$       per share to existing stockholders and an immediate dilution in pro
forma net tangible book value of $       per share to new investors purchasing
shares of Common Stock in the Offering. The following table illustrates this per share dilution:



Assumed initial public offering price    ..............................              $12.00
 Pro forma net tangible book value at June 30, 1997  ..................   $
 Increase attributable to new investors  ..............................
                                                                          --------
Pro forma net tangible book value after the Offering    ...............              -------
Dilution in pro forma net tangible book value to new investors   ......              $
                                                                                     =======

     The following table sets forth, on a pro forma basis at June 30, 1997, the differences between the existing stockholders and the new investors purchasing shares in the Offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share at an assumed initial public offering price of $12.00 per share, without giving effect to underwriting discounts and commissions and offering expenses:


                                    SHARES PURCHASED(1)     TOTAL CONSIDERATION
                                    --------------------   ---------------------   AVERAGE PRICE
                                     NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                    --------   ---------   ---------   ---------   -------------
Existing stockholders(2)   ......                   %      $                %           $12.00
New investors  ..................
                                    -------    -------     --------    -------
 Total   ........................               100.0%                  100.0%
                                    =======    =======     ========    =======

----------------
(1) Assuming the Underwriters' over-allotment option is exercised in full,
    existing stockholders will hold        shares, or    % of the total number
    of shares outstanding after the Offering, and the number of shares held by new investors will increase by 300,000 shares to 2,300,000 shares, or % of the total shares of Common Stock outstanding after the Offering. See "Principal and Selling Stockholders."

(2) Does not include (i) an aggregate of        shares of Common Stock reserved
    for issuance under the Omnibus Plan, of which options for approximately shares will be granted upon consummation of this Offering at a per share exercise price equal to the public offering price per share, (ii)
           shares of Common Stock to be reserved for issuance (assuming an initial public offering price of $12.00 per share) pursuant to warrants to be issued upon consummation of the Offering at a weighted average exercise
    price equal to $          per share and (iii)        shares of Common
    Stock reserved for issuance pursuant to outstanding options to purchase
    Common Stock at a weighted average exercise price of $    per share. See
    "Management-Omnibus Executive Inventive Compensation Plan" and
    "Description of Capital Stock--Warrants and Options to Purchase Common
    Stock."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1997, (i) on an actual basis, and (ii) on a pro forma as adjusted basis to give effect to the conversion of the mandatorily convertible Series A
Preferred Stock to       shares of Common Stock upon completion of this
Offering and to the termination of put rights relating to       shares of
Common Stock and to reflect the sale by the Company of 2,000,000 shares of Common Stock offered hereby (at an assumed offering price of $12.00 per share), and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere herein.



                                                                                  JUNE 30, 1997
                                                                           ---------------------------
                                                                                          PRO FORMA,
                                                                            ACTUAL        AS ADJUSTED
                                                                           ------------   ------------
Current maturities of long-term debt   .................................   $  161,807         $
                                                                           ==========         =====
Long-term debt, net of current maturities ..............................       28,746
Mandatorily redeemable preferred stock, $.01 per share, 15,000 shares, authorized, issued and outstanding, actual; none authorized, issued or
  outstanding, pro forma as adjusted   .................................    1,473,062
Put rights associated with common stock   ..............................      191,237
Preferred stock, $.01 par value, no shares authorized, issued or outstanding, actual; 5,000,000 shares authorized, no shares issued or
  outstanding, pro forma as adjusted   .................................
Common stock, $.01 par value, 200,000 shares authorized, 52,040 shares
  issued and outstanding, actual; 50,000,000 authorized,        shares
  issued and outstanding, pro forma as adjusted ........................           --
Additional paid-in capital .............................................      614,151
Retained earnings ......................................................       26,845
                                                                           ----------         -----
                                                                              640,996
                                                                           ----------         -----
                                                                           $2,334,041         $
                                                                           ==========         =====

----------------
(1) Does not include (i) an aggregate of        shares of Common Stock reserved
    for issuance under the Omnibus Plan, of which options for approximately shares will be granted upon consummation of this Offering at a per share exercise price equal to the public offering price per share, (ii)
           shares of Common Stock to be reserved for issuance (assuming an initial public offering price of $12.00 per share) pursuant to warrants to be issued upon consummation of the Offering at a weighted average exercise
    price equal to $          per share and (iii)        shares of Common
    Stock reserved for issuance pursuant to outstanding options to purchase
    Common Stock at a weighted average exercise price of $    per share. See
    "Management-Omnibus Executive Incentive Compensation Plan" and
    "Description of Capital Stock-Warrants and Options to Purchase Common
    Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Company commenced operations in November 1993. The following selected consolidated financial data for the year ended December 31, 1993 and at December 31, 1993 are derived from the unaudited Consolidated Financial Statements of the predecessors of Dental Care Alliance, Inc. The following selected consolidated financial data for the years ended December 31, 1994, 1995 and 1996 and at December 31, 1994, 1995 and 1996 are derived from the Consolidated Financial Statements of Dental Care Alliance, Inc. and its predecessors which have been audited by Price Waterhouse LLP, independent certified public accountants. The financial data presented below for the six month periods ended June 30, 1996 and 1997 and at June 30, 1997 are unaudited and were prepared by management of the Company on the same basis as the audited Consolidated Financial Statements included elsewhere herein, and, in the opinion of management of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997 or future periods. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and other financial information included elsewhere in this Prospectus.

                                                                 YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                      ----------------------------------------------- --------------------------
                                                        1993       1994        1995         1996         1996         1997
                                                      ---------- ---------- ------------ ------------ ----------- --------------
   INCOME STATEMENT DATA:
   Management fees  .................................   $ 83,700   $673,304  $ 513,705  $1,289,828     $405,072    $2,471,759
   Consulting and licensing fees   ..................         --     42,763    262,769     347,600      138,812       161,885
                                                       ---------  ---------  ---------   ----------    --------    ----------
    Total revenues  .................................     83,700    716,067    776,474   1,637,428      543,884     2,633,644
                                                       ---------  ---------  ---------   ----------    --------    ----------
   Managed dental center expenses(1):
    Staff salaries and benefits    ..................         --         --         --     223,657           --       601,383
    Dental supplies    ..............................         --         --         --      79,448           --       213,334
    Laboratory fees    ..............................         --         --         --      98,222           --       373,010
    Marketing    ....................................         --         --         --      38,128           --       176,627
    Occupancy    ....................................         --         --         --     106,501           --       333,085
    Other  ..........................................         --         --         --      57,182           --       326,494
                                                       ---------  ---------  ---------   ---------     --------    ----------
     Total managed dental center expenses   .........         --         --         --     603,138           --     2,023,933
                                                       ---------  ---------  ---------   ---------     --------    ----------
                                                          83,700    716,067    776,474   1,034,290      543,884       609,711
   Salaries and benefits  ...........................      8,339    408,716    400,669     521,683      261,642       373,016
   General and administrative   .....................     16,064    204,901    234,577     260,558      118,476       135,970
   Advisory services(2)   ...........................         --         --    127,768          --           --            --
   Depreciation and amortization   ..................         --     15,150     22,106      27,654       10,254        41,578
                                                       ---------  ---------  ---------   ---------     --------    ----------
    Operating income (loss)  ........................     52,297     87,300     (8,646)    224,395      153,512        59,147
   Interest income (expense), net  ..................                22,584      6,494      20,781       (5,058)       36,464
                                                       ---------  ---------  ---------   ---------     --------    ----------
    Income (loss) before income taxes
    and minority interest    ........................     52,297    109,884     (2,152)    245,176      148,454        95,611
   Provision for income taxes   .....................         --     19,919         --      35,500           --        36,000
   Minority interest   ..............................                 2,440      8,654       7,674        3,537            --
                                                       ---------  ---------  ---------   ---------     --------    ----------
     Net income (loss)    ...........................     52,297     87,525    (10,806)    202,002      144,917        59,611
                                                       =========  =========  =========   =========     ========    ==========
    Adjustment to redemption value of common
     and preferred securities   .....................         --     39,951     85,709    (191,237)          --       (10,500)
    Cumulative preferred stock dividend  ............                    --         --      (6,485)          --       (60,000)
                                                       ---------  ---------  ---------   ---------     --------    ----------
   Net income (loss) applicable to common stock   ...         --   $127,476  $  74,903   $   4,280     $144,917    $   (9,889)
                                                       =========  =========  =========   =========     ========    ==========
   Unaudited pro forma data:
    Income (loss) before income taxes and
     minority interest ..............................              $109,884  $  (2,152)  $ 245,176     $148,454    $   95,611
   Pro forma provision for income taxes(3)  .........     63,000     42,000         --      94,000       57,000        36,000
                                                       ---------  ---------  ---------   ---------     --------    ----------
    Minority interest in consolidated subsidiaries            --      1,507      5,343       4,739        2,184            --
                                                       ---------  ---------  ---------   ---------     --------    ----------
   Pro forma net income   ...........................   $101,103   $ 66,377  $  (7,495)  $ 146,407     $ 89,270    $   59,611
                                                       =========  =========  =========   =========     ========    ==========
   Pro forma net income per common share(4) .........                                    $    2.78                 $     1.13
                                                                                         =========                 ==========
    Fully diluted pro forma net income per share  ...                                    $    3.28                 $      .96
                                                                                         =========                 ==========
   Weighted average number of common shares
    outstanding  ....................................                                       52,648                     52,648
    Fully diluted weighted average
     shares outstanding   ...........................                                       61,540                     61,540
                                                                                         =========                 ==========

----------------
(1) Effective October 1996, the Company revised the terms of all of its 12 then existing Management Agreements such that the Company is responsible for the payment of all non-professional expenses of the Managed Dental
    Centers. Ten Management Agreements were also revised to base the Company's management fee on a percentage of net profits at each PA to a percentage of net collected revenues from each PA. Accordingly, prior to these revisions to such 12 Management Agreements, all non-professional expenses of the Managed Dental Centers and related revenues were reflected in each PA's financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Represents non-cash charges for warrants issued in consideration for certain financial advisory services.
(3) Pro forma adjusted to reflect a 38% income tax rate as if the Company was taxed as a C Corporation for the entire period presented due to the conversion of the Company from Limited Liability Corporation status to C Corporation status in October 1996. See Notes 2 and 7 of Notes to Consolidated Financial Statements.
(4) Share information does not reflect the Stock Split.


                                                                         AT DECEMBER 31,
                                                       ---------------------------------------------------   AT JUNE 30,
                                                           1993         1994         1995         1996         1997
                                                       ----------   ----------   ----------   ------------   ------------
BALANCE SHEET DATA:
Working capital    .................................     $144,497     $113,385     $ 98,676     $  965,853     $  832,186
Total assets    ....................................      187,203      466,820      524,543      3,122,939      3,370,468
Long-term debt, including current maturities  ......       22,100      209,437      163,745        214,002        190,553
Redeemable common & preferred securities   .........           --           --           --      1,593,799      1,664,299
Stockholders' equity  ..............................      165,103      118,400      296,837        632,285        641,516

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION


     Dental Care Alliance, Inc. is a dental practice management company providing management and licensing services to dental practices in Florida and Michigan. The Company provides management and licensing services to 19 Managed Dental Centers, 14 of which are located in Florida and five of which are located in Michigan. Additionally, the Company provides only licensing services to three Licensed Dental Centers in Florida. Management services include financial, accounting, billing, training, efficiency and productivity enhancement, recruiting, team building, marketing, advertising, purchasing, collection and other services, as well as the provision of management and administrative personnel. Licensing services include marketing, advertising and purchasing.

     With respect to management services it provides to dental practices, the Company enters into Management Agreements with the PAs that own the practices. The Company commenced operations in November 1993 by providing management and licensing services to five dental practices located in Sarasota, Palmetto, Largo, Port Charlotte and Venice, Florida. In 1994, the Company entered into its first Management Agreement for a newly developed practice, located in Englewood, Florida and entered into a Management Agreement to manage an additional existing practice in Fort Myers, Florida. In 1995, the Company entered into four new Management Agreements, two of which were with respect to newly developed practices located in Kissimmee and Bradenton, Florida and the remaining two of which were with respect to existing practices located in Sarasota and Port Richey, Florida. The Company entered into four additional Management Agreements in 1996 to manage practices located in Orlando, Tampa, Ocoee and Clearwater, Florida. In addition, the Company terminated its Management Agreements with respect to the Palmetto and Venice Managed Dental Centers in 1995 and with respect to the Port Richey Managed Dental Center in 1996.

     In April 1997, the Company purchased the non-dental assets of, and entered into a Management Agreement with respect to a dental practice in Tampa, Florida. In July 1997, the Company entered into a Management Agreement with respect to a dental practice in Flint, Michigan. In July 1997, the Company entered into a Management Agreement with respect to four dental practices located in the Detroit, Michigan area. In August 1997, the Company purchased the non-dental assets of, and entered into a Management Agreement with respect to, a dental practice located in Tallahassee, Florida.

     Owners of certain PAs with which the Company has Management Agreements have executed non-binding letters of intent to acquire nine dental practices employing 48 dentists, many of whom are part-time, and 19 dental hygienists, which practices reported aggregate revenue for their respective last full fiscal years of approximately $8.0 million. If such transactions are consummated, the acquiring PAs are expected to enter into Management Agreements with the Company. There can be no assurance that the Company will enter into Management Agreements with respect to such practices or that any such practices will be integrated successfully into the Company's network.

     Prior to October 1996, the management fee paid to the Company pursuant to the Management Agreements had been equal to a percentage ranging from 50-90% of the net profits of the individual Managed Dental Centers, as defined in the Management Agreements, plus reimbursement to the Company of its non-professional expenses. Effective October 1996 the Company revised all of its 12 then existing Management Agreements. Ten of these agreements were revised such that the Company is paid management fees based on 74% of total collected revenues on a cash basis minus any patient refunds ("Net Collected Revenue") of the Managed Dental Centers and the assumption of responsibility for the payment of the non-professional expenses of the Managed Dental Centers (the "Standard Management Agreements"). The remaining two Management Agreements continue to have management fee structures based upon 50-55% of net profit of the two related Managed Dental Centers. The Company will seek to cause future Management Agreements to be on terms substantially similar to those of the Standard Management Agreements. See "Business--Management Agreements."

Period to period comparisons of the Company's results of operations set forth below should be considered in light of the significant changes in the Company's recognition of revenues and expenses resulting from the revisions to the Management Agreements in October 1996.

     The Company also enters into license agreements with each Dental Center pursuant to which the Company provides licensing and advertising services to the Dental Centers. In return for such services, the Company has collected fees generally ranging from $800 to $1,000 per month from each Managed Dental Center and from $600 to $1,200 from each Licensed Dental Center.

     Historically, in connection with the execution of a Management Agreement, a PA has typically acquired both the dental and the non-dental assets of a Managed Dental Center. The Company has either made loans to the acquiring PA or has assisted the PA in obtaining third-party financing to purchase such assets. Recently, the Company has acquired the non-dental assets of two Managed Dental Centers while the PAs acquired the dental assets of such Managed Dental Centers. The Company intends to use the proceeds of this Offering in part to make additional loans to PAs to purchase both the dental and non-dental assets of additional Managed Dental Centers and in part for the Company to acquire the non-dental assets of additional Managed Dental Centers.

     The Company does not consolidate the balance sheets or the operating results (including revenues and expenses) of the dental practices under the Management Agreements since these revenues and expenses are earned and incurred by the PAs, not the Company. Similarly, the Company does not record any goodwill in connection with its execution of the Standard Management Agreements or the acquisition of non-dental assets from a dental practice, since neither of such transactions constitutes a business combination. The Company has recorded goodwill and other intangible assets in cases where the Company has paid a PA in consideration for a modification to an existing Management Agreement.

     Prior to October 1996, the majority of the Company's operations were performed through limited liability companies. Except for the period from January through September, 1994 with respect to one of the Company's predecessors in interest, the Company's statements of operations prior to October 1996 do not include a provision for income taxes. Included in the Company's 1996 tax provision are amounts related to the income tax expense associated with establishing a deferred tax liability for book/tax differences arising from its reorganization from Limited Liability Corporation to C Corporation status.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     MANAGEMENT FEES. Management fees consist of a percentage of the net realizable patient-related revenue at the majority of the PAs and a percentage of the net realizable profits earned by the remaining PAs. Management fees increased 510.2% from $405,072 for the six months ended June 30, 1996 to $2.5 million for the six months ended June 30, 1997 primarily due to the revisions to 10 Management Agreements in October 1996 and, to a significantly lesser extent, to the increase in the number of Managed Dental Centers.

     CONSULTING AND LICENSING FEES. Consulting and licensing fees consist of fees earned by the Company for licensing services to the Dental Centers and consulting services to four Managed Dental Centers in Michigan. As a result of the Company's execution of a new Management Agreement in July 1997, effective July 1, 1997, with respect to these four managed dental centers, income from consulting fees will be included in management fees. Consulting and licensing fees increased 16.6% from $138,812 for the six months ended June 30, 1996 to $161,885 for the six months ended June 30, 1997. This increase was caused primarily by the addition of four Managed Dental Centers in June 1996.


     MANAGED DENTAL CENTER EXPENSES. Managed dental center expenses consist of the non-professional expenses at the Managed Dental Centers. Managed dental center expenses increased from $0 for the six months ended June 30, 1996 to $2.0 million for the six months ended June 30, 1997 primarily the change in the Management Agreements in October 1996. Prior to 1996, the Company was not responsible for any managed dental center expenses.

     SALARIES AND BENEFITS. Salaries and benefits consist of costs for salaries and benefits for employees at the Company's corporate offices. Salaries and benefits increased 42.6% from $261,642 for the six months ended June 30, 1996 to $373,016 for the six months ended June 30, 1997. This increase in salaries and benefits was caused primarily by the hiring of additional personnel in the Company's accounting and business development departments.

     GENERAL AND ADMINISTRATIVE. General and administrative expense consists of expenses related to the operation of the Company's corporate offices, such as rent, legal, accounting and travel expenses. General and administrative expense increased 14.8% from $118,476 for the six months ended June 30, 1996 to $135,970 for the six months ended June 30, 1997. This increase was caused primarily by additional occupancy expenses associated with the Company's expansion of its corporate headquarters and secondarily by additional travel-related expense incurred in connection with business development.

     DEPRECIATION AND AMORTIZATION. Depreciation consists of the depreciation expense on capital assets owned by the Company and located at either the corporate offices or at Managed Dental Centers. Depreciation and amortization expense increased 305.5% from $10,254 for the six months ended June 30, 1996 to $41,578 for the six months ended June 30, 1997. This increase was caused primarily by amortization of Management Agreements capitalized in October 1996 in connection with the revisions to the Management Agreements at that time and secondarily by depreciation resulting from the purchase of equipment for a Managed Dental Center.

     INTEREST INCOME (EXPENSE), NET. Interest income (expense), net increased $41,522 from $(5,058) for the six months ended June 30, 1996 to $36,464 for the six months ended June 30, 1997. This increase was attributable primarily to earnings on the higher cash balance as well as earnings on a new note receivable in February 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

      MANAGEMENT FEES. Management fees increased 151.1% from $513,705 in 1995 to $1.3 million in 1996. This increase resulted primarily from the October 1996 revision to the Management Agreements and, to a significantly lesser extent, the execution of four new Management Agreements.

     CONSULTING AND LICENSING FEES. Consulting and licensing fees increased 32.3% from $262,769 in 1995 to $347,600 in 1996. This increase was attributable primarily to an increase in the consulting fees earned from the Michigan practices, additional license fees earned from four new Managed Dental Centers and a full year of license fees from four Managed Dental Centers acquired in 1995.

     MANAGED DENTAL CENTER EXPENSES. Managed dental center expenses increased from $0 in 1995 to $603,138 in 1996. This increase was attributable to the revisions to the Management Agreements in October 1996. Prior to 1996, the Company was not responsible for any managed dental center expenses.

     SALARIES AND BENEFITS. Salaries and benefits increased 30.2% from $400,669 in 1995 to $521,683 in 1996. This increase was attributable primarily to the hiring of additional staff at four new Managed Dental Centers.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased 11.1% from $234,577 in 1995 to $260,558 in 1996. This increase was attributable to increased expense associated with the revised Management Agreements and the cost of incorporating and recapitalizing the Company.

     ADVISORY SERVICES. Advisory services expense relates to non-cash charges for warrants issued in consideration of certain advisory services rendered to the Company by a third party. Advisory services expense decreased from $127,768 in 1995 to $0 in 1996 as a result of a one time recognition in 1995 of such expense.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased 25.1% from $22,106 in 1995 to $27,654 in 1996. This increase was attributable to depreciation of additional equipment, amortization of incorporation costs and amortization of Management Agreements capitalized in October 1996 in connection with the revision of the Management Agreements.

     INTEREST INCOME (EXPENSE), NET. Interest income (expense), net increased 220.0% from $6,494 in 1995 to $20,781 in 1996. This increase was attributable primarily to earnings on increased cash balances and earnings on notes receivable from Managed Dental Centers.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     MANAGEMENT FEES. Management fees decreased 23.7% from $673,304 in 1994 to $513,705 in 1995. This decrease was attributable to the termination of two Management Agreements in June 1995. The Company added four new Management Agreements, however, management fees earned from the new Management Agreements were insufficient to replace the lost management fees from the two terminated agreements.

     CONSULTING AND LICENSING FEES. Consulting and licensing fees increased 514.5% from $42,763 in 1994 to $262,769 in 1995. This increase was attributable to an increase in the number of License Agreements, and the receipt of a full year of consulting fees from four Michigan practices.

     MANAGED DENTAL CENTER EXPENSES. Managed dental center expenses were $0 for both 1994 and 1995 as the Company was not responsible for any dental center expenses in either 1994 or 1995.

     ADVISORY SERVICES. Advisory services expense increased from $0 in 1994 to $127,768 in 1995 as a result of a one-time recognition of an expense in 1995 as discussed above.

     INTEREST INCOME (EXPENSE), NET. Interest income (expense), net decreased 71.2% from $22,584 in 1994 to $6,494 in 1995. This decrease was attributable primarily to decreased cash balances due to repayment of long-term debt and dividends.

SEASONALITY

     The Company historically has experienced seasonal fluctuations in its quarterly revenue. Specifically, the first and fourth quarters reflect the highest patient volume, while the third quarter has traditionally had the lowest patient volume. The Managed Dental Centers in Florida have traditionally experienced increased patient visits in November through March due to an increase in the population base during these months, while patient visits decrease during the summer. Beginning in July 1997, the Company executed Management Agreements with Managed Dental Centers in Michigan. The Company expects that the seasonality in Florida will be offset to some extent by fewer seasonal fluctuations in Michigan.

QUARTERLY FINANCIAL INFORMATION

     The following table sets forth unaudited quarterly operating results for each of the Company's last four quarters. This information has been prepared on a basis consistent with the Company's audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere herein.



                                                                  QUARTER ENDED
                                          -----------------------------------------------------------
                                          SEPTEMBER 30,     DECEMBER 31,     MARCH 31,      JUNE 30,
                                              1996             1996            1997           1997
                                          --------------    -------------    -----------    ---------
Total revenue  ........................     $  208,794         $837,214     $1,204,681     $1,428,963
Managed dental center expenses   ......             --          603,138        921,142      1,102,791
Operating income  .....................       (122,768)          71,649         28,707         30,440
Net income  ...........................       (125,383)          66,766         26,622         32,989

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations primarily through internal cash flow, the sale of equity securities and commercial bank borrowings. Net cash (used in) provided by operations for the years ended December 31, 1994, 1995, 1996 and the six months ended June 30, 1997 was ($82,200), $75,873, $270,121 and $83,461, respectively. Net cash (used in)
provided by operations for 1994, 1995, 1996 and the six months ended June 30, 1997 consisted primarily of net income offset by increases in consulting and licensing fees receivable, receivables from PAs and accounts payable and accrued expenses.

     Cash used in investing activities for the years ended December 31, 1994, 1995, 1996 and the six months ended June 30, 1997 was $294,064, $5,649,
$487,858 and $186,401, respectively. Investing activities included capital expenditures for 1994, 1995, 1996 and the six months ended June 30, 1997 of $177,778, $4,703, $4,444 and $211,040. For the year ended December 31, 1994, the Company made advances under notes to the PAs in the net amount of $116,286. Subsequent to 1994, the Company has received payments under these notes or made advances under new notes for the years ended December 31, 1995, 1996 and the six months ended June 30, 1997 in the net amounts of $19,054, $3,075 and $24,639.

     Cash provided by (used in) financing activities for the years ending December 31, 1994, 1995, 1996 and the six months ending June 30, 1997 was $273,763, $(69,926), $1,428,803 and $(274,102). The financing activities increased primarily as a result of the issuance of long-term debt of $211,584 in 1994 and the issuance of preferred stock of $1.5 million (net of issuance costs of $105,000) in 1996, which were offset each year through the repayment of long-term indebtedness.

     In August 1997, the Company entered into a revolving line of credit (the "Credit Agreement") which provides for an aggregate of $1.2 million. The Company has not yet drawn upon this line of credit. Under the terms of the Credit Agreement, the Company may use up to $600,000 of the credit line for the purchase of non-dental assets of dental centers provided that each borrowing is repaid within 45 days of its drawdown. The remaining $600,000 may be used for general working capital needs. The revolving line of credit bears interest at 0.75% per annum above the lender's prime rate and is payable on demand. Interest only is payable monthly. Amounts borrowed pursuant to the Credit Agreement are secured by a first security interest in most of the Company's assets, including receivables and equipment. Additionally, any outstanding balances under the working capital line are guaranteed by Dr. Steven R. Matzkin, the Company's Chairman of the Board, President and Chief Executive Officer. The Company intends to use its credit line, together with its available cash, to fund any working capital needs and to purchase non-dental assets of dental centers.

     The Company previously has made loans to various PAs in connection with the PAs' acquisition of assets of dental practices and has made working capital advances to various PAs for their operations.

The loans, which are evidenced by interest-bearing notes that are payable upon demand, are being repaid in accordance with their terms. Both the loans and advances are personally guaranteed by the PA owners.

     The Company intends to enter into additional Management Agreements with respect to, as well as purchase the non-dental assets of, additional practices. In addition, the Company intends to lend money to PAs to fund the purchase of the assets of dental practices. The Company plans to finance these activities through a combination of the net proceeds of this Offering, cash flow from operations, bank financing and issuances of Common Stock. See "Use of Proceeds."

     Based upon the Company's anticipated needs for loans and advances to PAs, acquisition of non-dental assets of dental practices, capital expenditures, the purchase of the capital stock of Profit and general corporate purposes, management believes that the combination of existing cash, cash flow from operations, available credit lines and the net proceeds received from this Offering will be sufficient to meet its capital requirements through 1998.

INFLATION

     Inflation has not had a significant impact on the Company in the past three years nor is it expected to have a significant impact in the foreseeable future.

                                    BUSINESS

GENERAL

     Dental Care Alliance, Inc. provides management and licensing services to dental practices in Florida and Michigan. The Company currently provides services to 22 Dental Centers, 19 of which are Managed Dental Centers, and three of which are Licensed Dental Centers. Management services include financial, accounting, billing, training, efficiency and productivity enhancement, recruiting, team building, marketing, advertising, purchasing, collection and other services, as well as the provision of management and administrative personnel. Licensing services include marketing, advertising and purchasing. The Company currently is expanding in Florida and Michigan and intends to selectively expand into new markets.

THE DENTAL SERVICES INDUSTRY

     The dental services industry in the United States is large and highly fragmented. According to HCFA, expenditures for all dental services were an estimated $45.8 billion in 1995 and are expected to reach $59.1 billion in 2000, representing a 5.2% compound annual growth rate. The Company believes this anticipated growth is principally due to an increase in availability of various types of dental insurance, an increase in demand for dental services as the United States population ages, an increase in demand for preventive and cosmetic dentistry and advances in technology. According to the ADA, in 1994 dental services in the United States were provided by approximately 153,000 dentists, 87.7% of whom practiced alone or with one other dentist. These solo practitioners and small group practices have traditionally managed all aspects of their dental practices, including the administrative, purchasing, accounting, marketing, recruiting and business development functions.

     Several factors are contributing to the increased formation of larger group practices. Dental practices are becoming increasingly complex to manage due, in part, to the shift to third-party reimbursement. Other contributing factors include the economies of scale achievable in such areas as administration, purchasing and advertising, the need for cost-effective management of patient care, the desire to capture revenues from higher-margin specialty procedures which would otherwise be referred to independent specialists, and the growing importance of capital resources to acquire and maintain state-of-the-art dental equipment, clinical facilities and management information systems.

     A major factor driving consolidation of dental providers is the increasing prevalence of third-party payor programs. The number of individuals covered by private dental insurance, including various managed care and indemnity plans, has increased and is expected to increase further as health insurers attempt to gain a competitive advantage by offering dental insurance packages to present and prospective members enabling employers to add dental care to benefits packages at moderate incremental cost. According to HCFA, payment for dental services by private insurance companies was approximately $22.0 billion in 1995.

     Despite the growth in private dental insurance, according to the National Association of Dental Plans in 1995 approximately 54% of the United States population was not covered by any type of private or government funded dental insurance. This uninsured population includes lower income individuals who cannot afford a basic level of dental services and individuals who typically obtain dental services as needed on a fee-for-service basis. To address the dental care needs of the lower income segment of the uninsured population, some government health care reform proposals have included provisions for increased dental coverage and Medicaid HMOs have begun offering preventive dental services as a standard feature to plan members.

     The Company anticipates that as the number of managed care plans and government funded programs providing dental insurance grows, pressures to contain costs will increase, as has been the case in many other sectors of the health care industry. Such cost containment pressures will likely place solo practitioners and small dental group practices at a significant disadvantage. Furthermore, in order to properly negotiate and administer dental managed care contracts, dental care providers must have management expertise and sophisticated information systems which often exceed the capabilities of sole practitioners and small dental practice groups.

BUSINESS STRATEGY

     The Company believes it is well-positioned to respond successfully to recent trends driving dental provider consolidation. The Company's objective is to become a leading dental practice management company in each of its target markets. To achieve this objective the Company seeks to grow rapidly through a combination of internal growth and external expansion. The key elements of its internal growth strategy are to: (i) increase revenues and operating income at Managed Dental Centers primarily through the implementation of customized marketing and productivity improvement programs and the integration of specialty service providers into its network, (ii) facilitate long-term patient relationships by stressing professionalism and the provision of high quality care, and (iii) recommend adjustments to the third-party payor mix at each Managed Dental Center to maximize productivity and respond to local market conditions. The key elements of its external expansion strategy are to: (i) identify potential Managed Dental Centers which have the necessary characteristics to excel in their specific local market, (ii) increase market share in current markets by entering into Management Agreements with additional high quality dental practices, and (iii) expand into new markets by entering into Management Agreements with well-established practices that can serve as platforms for further expansion into new markets.

     INTERNAL GROWTH STRATEGY

   /bullet/  INCREASE REVENUES AND OPERATING INCOME AT MANAGED DENTAL
   CENTERS. The Company focuses on increasing revenues and operating income at its Managed Dental Centers primarily through the implementation of marketing programs and improvements in productivity and expansion into specialty dental services. Dr. Steven R. Matzkin, the Company's Chairman of the Board, President and Chief Executive Officer, has invested over 12 years developing a flexible and analytically driven management approach which has been applied to a wide variety of dental practices, including urban, suburban, start-up, mature, fee-for-service and managed care practices. The Company uses this management approach to design and implement an integrated marketing, staffing and scheduling program to address the specific needs of each of its Managed Dental Centers. These programs are designed to: (i) focus the Affiliated Dentists and dental hygienists on the provision of high quality dental care; (ii) maximize revenue per Managed Dental Center through the implementation of marketing, case presentation, public relations and patient-calling programs; (iii) increase market share by recruiting local dental specialists (such as orthodontists, periodontists and oral surgeons) to be employed at the Managed Dental Centers, thereby increasing total revenue per Managed Dental Center and precluding the need to refer certain types of dental procedures to third parties outside of the Company's network and (iv) increase the capacity for patient flow through incremental efficiencies, training and, if necessary, facility expansion. The Company closely monitors and analyzes the financial and operational performance of each Managed Dental Center and regularly makes refinements to each action plan. The Company believes that its broad practice management experience and flexible management approach favorably position the Company to capitalize on emerging trends in the dental services industry and adapt to future industry changes.


   /bullet/ FACILITATE LONG-TERM PATIENT RELATIONSHIPS. The Company believes that its Managed Dental Centers can increase patient satisfaction and retention by providing patients with high quality dental care at reasonable fees. Accordingly, the Company stresses professionalism and quality care from the entire staff at the Managed Dental Centers. The Company encourages frequent training of its staff and Affiliated Dentists and other dental professionals. The Company systematically tracks patient visits and provides the Managed Dental Centers with detailed patient information to assist them in their efforts to deliver consistently high quality care.

   /bullet/ RECOMMEND ADJUSTMENTS TO THE THIRD-PARTY PAYOR MIX. The Company recommends adjustments to a Managed Dental Center's patient mix among individuals, public and private payors. The Company generally targets fee-for-service revenues, which include fees paid by indemnity insurers and direct patient billings, and supplements that with managed care contract revenue. The Company closely monitors its Managed Dental Centers' payor mixes in an effort to maximize the productivity of the Affiliated Dentists and other dental professionals and the utilization of the facilities.

   EXTERNAL EXPANSION STRATEGY

   /bullet/ IDENTIFY POTENTIAL MANAGED DENTAL CENTERS. The Company targets dental practices that have the characteristics necessary to excel in their specific local markets. The Company initially reviews basic information on each candidate practice, including location, revenue, payor mix, and number of operatories and active patients. If the initial review indicates that the practice merits additional consideration, the Company performs an in-depth financial and operational analysis of the practice. As part of this review, the Company uses proprietary statistical models that it has developed for each practice type to evaluate the performance potential of the practice. The Company examines the results of its analysis and considers other qualitative factors to determine whether an affiliation would be mutually beneficial.

   /bullet/ INCREASE MARKET SHARE IN CURRENT MARKETS. The Company generally seeks to expand in its current markets by adding high quality practices and retaining the dentists who are currently employed in such practices. The establishment of a concentrated network of affiliated dental care providers in each of its markets enables the Company to leverage its marketing efforts and infrastructure. The Company seeks to utilize its brand name recognition and reputation to attract dental professionals to its network. The Company also seeks to increase its market share by recruiting local specialists (such as orthodontists, periodontists and oral surgeons) to work with the Managed Dental Centers, thereby increasing total revenue per Managed Dental Center and precluding the need to refer certain types of dental procedures to third parties outside of the Company's network.

   /bullet/ EXPAND INTO NEW MARKETS. The Company intends to utilize its extensive experience in entering into Management Agreements with Managed Dental Centers to selectively expand into new markets. The Company expects to focus primarily on contiguous areas in the Southeast and Midwest regions. The Company has developed specific criteria consistent with its approach to practice management for evaluating new markets. The Company seeks to enter into Management Agreements with well-established practices employing highly respected dental practitioners to achieve significant market presence within a relatively short time frame, quickly understand the new market and achieve the critical mass necessary to expand profitably into the new market.


SERVICES AND OPERATIONS

     The Company provides management and administrative services to the Managed Dental Centers but does not provide dental care services. The Company provides, supervises or facilitates financial, accounting, billing, training, efficiency and productivity enhancement, recruiting, team building, marketing, advertising, purchasing, collection and other services for the PAs and employs the Managed Dental Centers' management and administrative personnel. The PAs employ and maintain full control over the Affiliated Dentists, hygienists and other dental professionals and set standards of care in order to promote the provision of high quality dental care. The individual PAs are responsible for compliance with state and local regulations of the practice of dentistry and with licensing and certification requirements, and each PA is responsible for acquiring and maintaining professional liability insurance. The Company's services can be grouped into three broad categories: personnel services, operational services and financial services.

  PERSONNEL SERVICES

     TRAINING AND EDUCATION. The individual PAs employ, supervise and train all dentists, dental hygienists and other dental professionals at each Managed Dental Center. The Company, while not engaged in the practice of dentistry, assists the individual PAs in training and educating professional personnel by providing analyses that allow the PAs to determine training needs. All personnel, other than dentists, dental hygienists and other dental professionals, are supervised and trained by the Company or its subcontractor. The Company also helps to coordinate group meetings and seminars at which the PAs provide continuing education to their professionals. In addition, the Company encourages and facilitates team building of the staffs through regularly scheduled staff meetings and social events. Each individual PA maintains full control over the practice of dentistry by the dental professionals it employs and sets standards of practice in order to promote quality dental care.

     RECRUITING. The Company continually assists the PAs in recruiting dentists to add to its network as Affiliated Dentists. Such recruiting takes place at dental schools through the Company's contacts at such schools, at regional dental conventions and through advertising in regional and national dental publications. Recruitment of general dentists, specialists and other professionals is the primary responsibility of the Company's Director of Development.

     HUMAN RESOURCE MANAGEMENT. The Company is responsible for the hiring, retention, salary and bonus determination, job performance-related training and other similar matters affecting Company employees, which include non-dental professionals providing services to the PAs. Services provided by the Company include (i) payroll administration, including recordkeeping, payroll processing, making payroll tax deposits, reporting payroll, taxes and related matters; (ii) risk management, including on-site safety inspections and monitoring, training, and workers' compensation claim management and administration; (iii) administering benefit plans; and (iv) the provision of human resource materials, consulting and expertise on other human resource issues. In Florida, a professional employer organization (the "Co-Employer") assists the Company in providing these services. The Co-Employer arrangements allow the Company to improve productivity and profitability by relieving it of certain burdens associated with employee administration, helping it to manage better certain employment-related risks, improving cash management with respect to payroll-related expenses and enabling it to provide certain benefits on a cost-effective basis. The Company intends to assume the responsibilities of the Co-Employer when it becomes operationally efficient for it to do so. See "Business--Employees."

     OPERATIONAL SERVICES

     MANAGEMENT INFORMATION SYSTEMS. The Company utilizes its information systems to track data related to each Managed Dental Center's operations and financial performance. Billing and collection information is compiled on a daily basis, enabling the Company to monitor financial performance and operational efficiency. The Company generates reports for each Managed Dental Center containing information as to every visit, charge and procedure. These reports are reviewed first by the Company's Chief Financial Officer and then by the Operations Department which analyzes performance and efficiencies, particularly the ratio of dollars per patient. These reports are also given to the Dental Director who reviews them for inefficiencies and evaluates how performance may be improved. The Company provides an analysis of these results to the PAs and recommends specific measures to improve the financial performance of the Managed Dental Centers. The analysis enables a Managed Dental Center to improve its financial performance by making periodic adjustments in marketing and operations. See "Risk Factors--Risks Associated with Implementation of New Management Information Systems" for a discussion of certain risks associated with the Company's implementation of new management information systems.

     QUALITY ASSURANCE. Prior to the execution of a Management Agreement with a new PA, the Company evaluates the dental practice to determine in which areas, if any, the proficiency level of the dental professionals employed by the PA can be enhanced. The Company also works closely with the Dental Directors to assure that quality dental services are being provided. While supervision of dental services is the responsibility of the Dental Directors, the Company provides Dental Directors with reports that help them evaluate performance. For example, certain dental laboratories monitor the case quality of the Affiliated Dentists in performing particular tasks. Such monitoring allows the Company and the PAs to notify the appropriate Dental Director if any procedure is being done inefficiently at a particular Managed Dental Center or by a particular Affiliated Dentist or other dental professional. The Dental Director then works directly with the dental professionals at the Managed Dental Center to identify the reason for the inefficiency and to implement solutions, such as additional training, to improve performance in that area. The Company also performs patient surveys to monitor patient satisfaction, and the Dental Directors periodically audit patient charts and provide advice to the general dentists and dental specialists employed by the PAs. See "Business--Services and Operations-- Management Information Systems" and "--Dental Directors."

     SCHEDULING. The Company implements patient scheduling systems at each of the Managed Dental Centers. These systems enable the Company to devise daily patient schedules that maximize the efficiency of the dental professionals. Patient visits are scheduled in small time increments based upon the Company's knowledge of the time required for each type of dental procedure. In addition, the office hours of each Managed Dental Center are tailored to meet the needs of its patient population. The Company believes that its scheduling systems result in more efficient patient flow, thereby increasing productivity and patient volume.

     ADVERTISING AND MARKETING. The Company assists in developing and implementing customized marketing plans tailored to the specific characteristics of each Dental Center's market. Such marketing may include the use of local radio, TV and print advertising, and other marketing promotions. In some instances the Company seeks to promote brand name recognition of its Managed Dental Centers through use of regional brand names. For example, in Florida, several of the Company's Managed Dental Centers use the name "Advanced Dental Care." In some cases, Dental Centers are marketed under the names used by the practices prior to their affiliation with the Company to take advantage of the practices' existing market position. Most states, including Florida and Michigan, place certain restrictions on the ability of corporations such as the Company to provide advertising and marketing services to the professional associations or corporations organized in such states. See "Risk Factors-- Governmental Regulation--Advertising Restrictions."

     PURCHASING AND DISTRIBUTION. The size of the Company's network enables the Company to purchase dental supplies, laboratory services, equipment, insurance, management information systems, advertising and office furniture at reduced costs. Dental equipment supplies are obtained by the Company as directed by the PAs and administrative supplies are purchased by the Company pursuant to high-volume supply contracts with favorable price terms. The Company monitors inventory levels and adjusts distribution to reduce carrying costs on inventory.

     FINANCIAL SERVICES

     THIRD-PARTY PAYOR MANAGEMENT. The Company examines various factors to determine which third-party payors' assignments it will recommend at each Managed Dental Center. Factors considered by the Company in making this recommendation include the types of procedures that are generally performed at the Managed Dental Center, the geographic area served by the particular plan and the demographic characteristics of the typical plan participants. Some element of managed care is present at most Managed Dental Centers, although generally not as the primary source of revenues. The Company assists the Managed Dental Centers in the negotiation of contracts with third-party payors. As a result of its size, the Company is often able to negotiate better terms for its Managed Dental Centers with third party payors than would be available to solo practitioners or small group dental practices.

     ACCOUNTING SERVICES. The Company provides Managed Dental Centers with a full range of accounting services, including preparation of financial statements, management of accounts payable, oversight of accounts receivable, verification of purchase orders, payroll administration and tax services. In addition, the Company assists each Managed Dental Center in the preparation of operating and financial budgets.

     THIRD-PARTY FINANCING. The Company has contracts with multiple non-recourse third-party financing companies that enable the Managed Dental Centers to offer various third-party financing options to their patients. At the time a patient receives dental treatment and upon credit approval of the patient by the third-party financing company, the PA is paid at varying discounts to the full price of its services, based upon financing terms. The financing company is subsequently responsible for all billing and collection and has no recourse for payment against the Managed Dental Center.

DENTAL CENTER LOCATIONS

     The following table lists the locations of the Company's Managed Dental Centers and the dates on which Management Agreements between the PAs that own each Managed Dental Center and the Company were first entered into.

                                                   DATE OF
      LOCATION                                MANAGEMENT AGREEMENT
      --------                                --------------------
      Sarasota, Florida  ..................     November 1993
      Largo, Florida  .....................     November 1993
      Port Charlotte, Florida  ............     November 1993
      Englewood, Florida    ...............       March 1994
      Fort Myers, Florida   ...............      October 1994
      Sarasota, Florida  ..................       March 1995
      Kissimmee, Florida    ...............       April 1995
      Bradenton, Florida    ...............       July 1995
      Orlando, Florida   ..................       June 1996
      Tampa, Florida  .....................       June 1996
      Ocoee, Florida  .....................       June 1996
      Clearwater, Florida   ...............       June 1996
      Tampa, Florida (North)   ............       April 1997
      Flint, Michigan    ..................       July 1997
      Detroit, Michigan (Downtown)   ......       July 1997
      Detroit, Michigan (East)    .........       July 1997
      Detroit, Michigan (North)   .........       July 1997
      Westland, Michigan    ...............       July 1997
      Tallahassee, Florida  ...............      August 1997

     The following table lists the locations of the Company's Licensed Dental Centers and the dates on which License Agreements between the PAs that own each Licensed Dental Center and the Company were first entered into.



                                             DATE OF
      LOCATION                           LICENSE AGREEMENT
      --------                           ------------------
      Orlando, Florida    ............   September 1994
      Deltona, Florida    ............   September 1994
      Winter Springs, Florida   ......    October 1996

MANAGEMENT AGREEMENTS

     The Company has entered into Standard Management Agreements with 13 PAs pursuant to which the Company or its assigns is the exclusive business manager, to the extent allowable by law, of the associated Managed Dental Centers. The Company plans to continue to use the Standard Management Agreement to the extent possible as it enters into arrangements with additional dental practices. However, the terms of future agreements may differ according to market conditions and the statutory and regulatory requirements of the particular state in which the dental practice is located. The Company has entered into management agreements with respect to six additional dental practices on terms different from those of the Standard Management Agreements. Descriptions of these Management Agreements are set forth below.

     Under the Standard Management Agreements, the Company provides comprehensive administrative and business services and support to the PAs. The Company, among other things, (i) assists in the identification of areas in which the performance of the Managed Dental Centers and their dental professionals can be improved to increase revenues and operating income, (ii) provides, maintains and repairs all offices, equipment and furnishings, (iii) employs all non-professional personnel necessary for the operation of the Managed Dental Centers, (iv) provides payroll services, (v) implements standard business systems and procedures and provides or facilitates systems and efficiencies training, (vi) orders all general business inventory and supplies required by the Managed Dental Centers and handles accounts payable, (vii) establishes and maintains information systems and provides accounting and bookkeeping services, (viii) monitors compliance with rules and regulations applicable to the Managed Dental Center business, (ix) provides marketing assistance and (x) provides assistance in billing and collections, all to the extent permitted by law.

     The Standard Management Agreements provide that the PAs are responsible for, among other things, (i) employing and supervising all Affiliated Dentists and dental hygienists, (ii) complying with all laws, rules and regulations relating to Affiliated Dentists and dental hygienists, (iii) participating in quality assurance/utilization review programs, (iv) maintaining proper dental patient records, (v) obtaining and maintaining professional liability insurance with limits of not less than $300,000 per claim and aggregate policy limits of not less than $1.0 million and (vi) any other requirements to carry out the practice of dentistry.

     Under the terms of the Standard Management Agreements, the PAs are required to indemnify, hold harmless and defend the Company from and against any and all claims from negligent or intentional acts or omissions, including the performance of dental services, by the PAs and their employees. The Company is required to indemnify, hold harmless and defend the PAs from and against any and all claims resulting from negligent or intentional acts or omissions by the Company.

     As compensation for its management services under the Standard Management Agreements, the PAs pay the Company a management fee equal to 74% of the Net Collected Revenues of the PA. The Company pays all of the operating and nonoperating expenses incurred by the PAs except for (i) salaries and benefits to the Affiliated Dentists and dental hygienists, (ii) licensing fees paid to the Company, (iii) debt and asset carrying costs related to the acquisition of the dental practice, and (iv) any other direct cost to the PA not covered under the Standard Management Agreement.

     The Standard Management Agreements have 25 year terms, with automatic annual one year renewals thereof, and are terminable by either party for cause or upon the insolvency of the other party. In the event of a material default by the PA or the PA owner, the Company has the option to cause the sale of all of the stock or all of the assets of the PA to a licensed dentist designated by the Company. The PA or the PA owner may terminate the agreement without cause provided the practice is sold to a dentist acceptable to the Company. The Standard Management Agreements provide that they shall be amended by the parties in the event of any regulatory matters affecting the validity of the Standard Management Agreement in a manner necessary to bring the Standard Management Agreements into compliance.

     During the terms of the Standard Management Agreements, the Company and the PAs agree not to disclose certain confidential and proprietary information regarding the other. The PAs are required under the Standard Management Agreements to use their best efforts to enter into and enforce written employment agreements with each of their professional employees containing covenants not to compete with the PA in a specified geographic area for a specified period of time, generally from one to three years, after termination of the employment agreement. The employment agreements generally provide for injunctive relief in the event of a breach of the covenant not to compete. However, the Company's ability to enforce such covenants is uncertain. See "Risk Factors--Non-Competition Covenants."

     One PA in Florida is party to a Management Agreement substantially in the same form as the Standard Management Agreement, except that (i) the PA pays the Company a monthly management fee of 55% of its net profits (defined as total collected revenues on a cash basis less any patient refunds and less practice expenses, including nonprofessional staff expenses), and (ii) this agreement expires in October 2003. In addition, the agreement provides that the PA may, during the period commencing on October 20, 1998 and ending 90 days thereafter, terminate the agreement by paying to the Company an amount equal to $185,460 less the amount by which the aggregate fees paid to the Company pursuant to such Management Agreement during either or both of the successive one year periods following October 20, 1996 exceeds $100,000, and satisfying other conditions set forth therein. At June 30, 1997, the aggregate amount of such fees paid was approximately $103,000.

     Another PA in Florida is party to a Management Agreement substantially in the same form as the Standard Management Agreement, except that the PA pays to the Company a monthly management fee of 50% of its net profits (defined as total collected revenues on a cash basis less any patient refunds and less practice expenses, including non-professional staff expenses).

     In addition, in July 1997, the Company entered into a global Management Agreement to manage four Managed Dental Centers in Michigan substantially in the same form as the Standard Management Agreement, except that it expires in July 2005. The Company subcontracts the day-to-day management functions of the four Michigan Dental Centers subject to this agreement to an affiliate of the owner of the applicable PAs. As a result, the Company pays a fee to such subcontractor equal to 80% of the net profits of these Managed Dental Centers (as defined in the Administrative Service Subcontract Agreement with such subcontractor), after certain adjustments.

LICENSE AGREEMENTS

     Each of the PAs has entered into a short form license agreement and each of the professional associations which own the three Licensed Dental Centers has entered into a long form license agreement with the Company (collectively, the "License Agreements"). The long form license agreements generally have terms of five years, with automatic five year renewal terms, while the short form license agreements have terms that are coterminous with the related Management Agreements. In consideration for a monthly license fee, generally ranging from $600 to $1,200, the licensee is entitled to identify its Dental Center as a member of the Company's network, participate in marketing programs, utilize the Company's discounted purchasing capabilities, and use one or more of the Company's service marks, logo types and commercial symbols (collectively, the "Licensed Symbols"). The long form license agreements also provide for a monthly advertising fee of $1,000 which, if collected would be used for general marketing, advertising and promotion of the Company's network and the Licensed Symbols. The Company has not collected any such monthly advertising fees. The manner in which the licensee intends to use the Licensed Symbols must be approved in advance by the Company.

     The short form license agreements terminate immediately upon the termination of the related Management Agreement, and termination is governed by the provisions thereof. The Company may terminate the long form license agreements upon cancellation of, or failure to renew, the lease for the premises of the related Dental Center, the bankruptcy of the associated licensee or upon the occurrence of certain other events set forth in the License Agreement. The long form licensees may terminate their license agreements for cause at any time or without cause during the 30-day period commencing on the first anniversary of the execution of the agreement. Any other termination by the long form licensee constitutes a breach of the agreement.

DENTAL DIRECTORS

     The Company divides the markets in which it operates into regions, each of which is under the supervision of an Affiliated Dentist (each, a "Dental Director"). Currently, there are four regions and four Dental Directors, each employed by PAs within their region. The Company expects that additional regions and Dental Directors will be added by the PAs as the Company enters into Management Agreements with additional PAs in new markets.

     The primary purpose of the Dental Directors is to promote the provision of high quality dental care and to refine operating efficiencies at the Managed Dental Centers. Dental Directors continually monitor and evaluate the performance of the Affiliated Dentists and the Managed Dental Centers within their region by identifying operational inefficiencies and implementing solutions to address these inefficiencies. Each Dental Director performs periodic spot checks in which the performance of each Managed Dental Center is scrutinized in detail. The Dental Directors also assist the PAs in their region with the hiring, training and supervision of dental professionals. The Company believes that close relationships among the Dental Directors, the PAs they supervise, and the Company allows for the identification of specific inefficiencies, the quick remediation of such inefficiencies and the realization of the benefits produced by the Company's management approach.

GOVERNMENTAL REGULATION

     GENERAL OVERVIEW. The Company's operations and relationships are subject to a variety of governmental and regulatory requirements relating to the conduct of its business. The Company is also subject to laws and regulations which relate to business corporations in general. The Company believes that it exercises care in an effort to structure its practices and arrangements with Dental Centers to comply with relevant federal and state law and believes that such arrangements and practices comply in all material respects with all applicable statutes and regulations. The health care industry and dental practices are highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly and adversely in the future. In general, regulation of health care providers and companies is increasing. See "Risk Factors--Governmental Regulation."

     There can be no assurance that the laws and regulations of the states in which the Company operates or may desire to operate in the future will not change or be interpreted in the future to restrict or adversely affect the Company's relationships with Affiliated Dentists or the operation of Managed Dental Centers. Proposals that may be introduced, could, if adopted, have a material adverse effect on the Company's financial condition and results of operations. It is uncertain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding health care reform proposals or legislation.

     Every state imposes licensing requirements on dentists and on their facilities and services. In addition, many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities or programs. The execution of a management agreement with a dental practice does not in most states require any health care regulatory approval on the part of the management company or the dental practice. However, in connection with the expansion of existing operations and the entry into new markets, the Company and the Dental Centers may become subject to additional and more restrictive regulation. See "Risk Factors--Governmental Regulation."

     HEALTH CARE REGULATIONS AFFECTING THE COMPANY. Business arrangements between dentists and business corporations are regulated extensively at the state and federal levels, including regulation in the following areas:

     CORPORATE PRACTICE OF DENTISTRY. The laws of many states prohibit corporations that are not owned entirely by dentists from employing dentists (and in some states, dental hygienists and dental assistants), having control over clinical decision-making, or engaging in other activities that are deemed to constitute the practice of dentistry. Florida and Michigan law prohibit non-professional corporations from employing dentists and dental hygienists, exercising control over patient records, and making decisions relating to clinical matters, office personnel, hours of practice, pricing, credit, refunds, warranties and advertising. The Company does not employ dentists or dental hygienists and does not exercise control over any prohibited areas.

     Most states, including Florida and Michigan, also prohibit non-professional corporations from owning, maintaining or operating an office for the practice of dentistry. These laws have generally been construed to permit arrangements under which the dentists are not employed by or otherwise controlled as to clinical matters by the party supplying facilities and non-professional services. Florida and Michigan law require that dentists or their professional corporations maintain complete care, custody and control of all equipment and materials used in the practice of dentistry. The Management Agreements provide that the Company shall not exercise control over any matters that would violate the requirements of Florida or Michigan law, as applicable.

     FEE-SPLITTING AND ANTI-KICKBACK LAWS. Many states also prohibit "fee-splitting" by dentists with any party except other dentists in the same professional corporation or practice entity. In most cases, these laws have been construed as applying to the practice of paying a portion of a fee to another person for referring a patient or otherwise generating business, and not to provide payment of reasonable compensation for facilities and services (other than the generation of referrals), even if the payment is based on a percentage of the practice's revenues. Florida and Michigan fee-splitting laws prohibit paying or receiving any commission, bonus, kickback, or rebate, or engaging in any split-fee arrangement in any form with a dentist for patient referrals to dentists or other providers of health care goods and services. According to a Florida court of appeals decision interpreting this law, it does not prohibit a management fee that is based on a percentage of gross income of a professional practice if the manager does not refer patients to the practice.

     In addition, most states have laws prohibiting paying or receiving any remuneration, direct or indirect, that is intended to induce referrals for health care items or services, including dental items and services.

     Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of patients covered by federally funded health care programs such as Medicaid, or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service that is covered by a federal program. The Company believes that it operates in a manner that complies with these requirements. For this reason, the Management Agreements provide that the Company will not engage in direct marketing to potential sources of business, but will only assist the individual PAs in these endeavors by providing training, marketing materials and technical assistance.

  ADVERTISING RESTRICTIONS. Most states, including Florida and Michigan, prohibit dentists from using advertising which includes any name other than their own, or from advertising in any manner that is likely to lead a person to believe that a non-dentist is engaged in the practice of dentistry. Florida and Michigan law each contain requirements with respect to the identification of dentists. As a result, all of the advertisements for the PAs include the names of an Affiliated Dentist or Dentists.

  LIMITATIONS ON DELEGATION. Most states, including Florida and Michigan, regulate the manner in which dentists delegate certain tasks to non-dentists. The Company and PAs follow these requirements whenever such activities are performed by its employees.

     The above described laws have civil and criminal penalties and have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. The Company's agreements and activities have not been examined by federal or state authorities under these laws and regulations. For these reasons, there can be no assurance that a review of the Company's business arrangements or the operation of the Managed Dental Centers will not result in determinations that adversely affect the Company's operations or that the long-term Management Agreements or certain of their provisions will be held valid and enforceable.

     In addition, these laws and their interpretation vary from state to state. The laws and regulations of certain states into which the Company seeks to expand may require the Company to change the form of relationships entered into with dental professional associations or corporations in a manner that restricts the Company's operations in those states.

     ANTI-FRAUD LAWS. State and federal laws prohibit any person from knowingly and willfully making any false statement or misrepresentation of a material fact in seeking payment for items or services. In addition, federal laws impose civil monetary penalties for filing claims that the filing party "should know" are not appropriate under rules applicable to federally funded health care programs.

     SELF-REFERRAL LAWS. Many states, subject to certain exceptions, prohibit referrals for certain health services if the referring dentist has an ownership interest in, and/or a compensation arrangement with, the entity receiving the referral. Many states require the dentist to disclose such interests to patients.

     Federal law, subject to certain exceptions, prohibits certain Medicare and Medicaid referrals to entities in which a dentist has an ownership interest or with which the dentist has a compensation arrangement. Significant prohibitions against dentist self-referrals for services covered by the Medicaid program was enacted, subject to certain exceptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as Stark II, amended prior physician and dentist self-referral legislation known as Stark I (which applied only to clinical laboratory referrals) by dramatically enlarging the list of services and investment interests to which the self-referral prohibitions apply. Effective January 1, 1995, Stark II prohibits a physician or dentist, or a member of his or her immediate family, from making referrals for certain "designated health services" to entities in which the physician or dentist has an ownership or investment interest, or with which the physician or dentist has a compensation arrangement. "Designated health services" include, among other things, clinical laboratory services, radiology and other diagnostic services, radiation therapy services, durable medical equipment, prosthetics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. Stark II prohibitions include referrals within the physician's or dentist's own group practice (unless such practice satisfied the "group practice" exception) and referrals in connection with the physician's or dentist's employment arrangements with the PA (unless the arrangement satisfies the employment exception). Stark II also prohibits billing the Medicaid program for services rendered following prohibited referrals. Noncompliance with, or violation of, Stark II can result in exclusion from the Medicaid program and civil and criminal penalties. The Company believes that its operations as presently conducted do not pose a material risk under Stark II, primarily because the Company does not provide "designated health services." Even if the Company were deemed to provide "designated health services," the Company believes its activities would be protected under the employment and group practice exceptions to Stark II. Nevertheless, there can be no assurance that Stark II will not be interpreted or hereafter amended in a manner that has a material adverse effect on the Company's operations as presently conducted.

     The federal law and most state laws have exceptions for in-office services provided under the direct supervision of the dentist. The Company believes that its arrangements with Affiliated Dentists comply with these laws. There is no assurance that changes in these laws or their interpretation will not affect the Company's current or future activities.

     REGULATORY COMPLIANCE. The Company believes that health care regulations will continue to change, and as a result, regularly monitors developments in health care law. The Company expects to modify its agreements and operations from time to time as the business and regulatory environment change. However, there can be no assurance that any such change will not aversely affect the ability of the Company to operate as it does currently or to remain profitable in doing so.

INSURANCE

     The Company's business entails inherent risk of liability. The Affiliated Dentists and dental hygienists employed by the PAs are involved in the delivery of health care services to the public and accordingly, such individuals, the PAs and the Company are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. The Company is indemnified under the Management Agreements for claims against the Company arising from the performance of medical and dental services provided by the PAs. Successful malpractice claims, however, could have an adverse effect on the Company's profitability. The PAs and the Affiliated Dentists and other dental professionals they employ maintain professional liability insurance with limits of not less than $300,000 per claim and with aggregate policy limits of not less than $1 million per dentist. The Company is a named insured in most cases. The Company does not maintain separate liability insurance. While the Company believes that the foregoing provides adequate liability insurance coverage, there can be no assurance that a future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. See "Risk Factors--Risks of Providing Dental Services."

COMPETITION

     The dental practice management segment of the dental services industry is highly competitive and is expected to become increasingly competitive. The primary bases of competition between dental practice management companies are management expertise and experience, the elements of its operating strategy, the opportunity for career enhancement of potential associated dentists and other dental professionals, the size of the dental care network, the sophistication of management information systems, liquidity, the terms of the management agreements and name recognition. The Company currently competes with other dental practice management companies in its existing markets. There are also a number of dental practice management companies currently operating in other parts of the country which may enter the Company's existing markets in the future. Many of such competitors and potential competitors have substantially greater financial resources than the Company, have established large dental practice networks, or otherwise enjoy competitive advantages which may make it difficult for the Company to compete against them or enter into additional Management Agreements on terms acceptable to the Company. In addition, as the Company seeks to expand its operations into new markets, it is likely to face competition from dental practice management companies which already have established a strong presence in such locations.

     The business of providing dental services is highly competitive in each of the markets in which the Managed Dental Centers operate or in which operations are contemplated. The primary bases of such competition are quality of care and reputation, marketing exposure, convenience and traffic flow of location, relationships with managed care entities, appearance and usefulness of facilities and equipment, price of services and hours of operation. The Affiliated Dentists compete with other dentists who maintain single or satellite offices, as well as with dentists who maintain group practices, operate in multiple offices or are members of competing dental practice management networks. Many of those dentists have established practices and reputations in their markets. In addition to competing against established practices for patients, the Dental Centers compete with such practices in the retention and recruitment of general dentists, specialists and hygienists to staff the Dental Centers. If the availability of dentists begins to decline in the Company's existing or targeted markets, it may become increasingly difficult to attract and retain the dental professionals to staff the Dental Centers. There can be no assurance that the Dental Centers will be able to compete effectively with such other practices.

SERVICE MARKS

     The Company has no registered service marks, trademarks, service names, tradenames or logo.

EMPLOYEES

     The Company has entered into an agreement with an unrelated third party Co-Employer pursuant to which all of the Company's administrative and support staff located in each Florida Managed Dental Center as well as the Company's corporate office management and staff are co-employed. At August 15,

1997, the Company co-employed 76 persons, consisting of 32 dental assistants, 36 dental office staff, and eight administrative staff. In addition, each of the Florida PAs has entered into an agreement with the Co-Employer pursuant to which such PA and the Co-Employer co-employ all professional staff (all co-employees of the Company and the PAs are referred to hereinafter as the "Co-Employees"). At August 15, 1997, such PAs, in the aggregate, co-employed 30 dental professionals, consisting of 18 dentists and 12 dental hygienists. The Company or the PAs, as the case may be, are responsible for the hiring, retention, salary and bonus determination, job performance-related training and other similar matters affecting Co-Employees while the Co-Employer is responsible for (i) payroll administration, including recordkeeping, payroll processing, making payroll tax deposits, reporting payroll, taxes and related matters, (ii) risk management, including on-site safety inspections, monitoring, training and workers' compensation claim management and administration, (iii) administering benefit plans, and (iv) human resource consulting and expertise on other human resource issues. The agreements with the Co-Employer are terminable by either party without cause on 30 days written notice, or for cause on 24 hours written notice. At August 15, 1997 the Company employed 29 non-professional staff in Michigan. In addition, at August 15, 1997 the Company's subcontractor employed 34 non-professional staff in the Detroit area Managed Dental Centers. See "Business--Services and Operations--Human Resource Management."

LITIGATION

     There are no material pending legal proceedings involving the Company. Affiliated Dentists and PAs are from time to time subject to malpractice claims. To the Company's knowledge, there are no material malpractice claims pending against any Affiliated Dentist or PA. Any such proceedings or claims, if successful, could result in damage awards exceeding, perhaps substantially, applicable insurance coverage. See "Risk Factors--Risks of Providing Dental Services."

PROPERTIES

     The PAs, or in some cases the Company, presently lease between 1,200 and 10,000 square feet of office space for each of the Managed Dental Centers. Rental payments for a leased Managed Dental Center range from approximately $18,000 per annum to $144,000 per annum. The Company plans to continue to lease rather than purchase space for the Managed Dental Centers to preserve the Company's available capital. The Company intends to add Managed Dental Centers to its network, which will result in additional office space under lease. See "Certain Transactions."

     The Company leases approximately 4,625 square feet of office space in Sarasota, Florida for its corporate headquarters at an annual rental of approximately $67,000. This lease expires in April 2002 and the Company believes the facility is adequate for its current needs.

                                  MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

     The Company's executive officers and directors are as follows:

NAME                                   AGE                          POSITION
----                                   ---                          --------
Dr. Steven R. Matzkin, DDS    ......   39      Chairman of the Board, Chief Executive Officer,
                                                 President and Director
Mr. Mitchell B. Olan    ............   38      Vice President, Chief Operating Officer and Director
Mr. David P. Nichols    ............   39      Chief Financial Officer
Dr. Oscar L. Hausdorff, DDS   ......   62      Director of Development
Mr. Curtis Lee Smith, Jr.  .........   70      Director
Mr. Robert F. Raucci    ............   42      Director

     The Company expects to add two additional non-employee directors to the Board of Directors shortly after the consummation of this Offering.

     DR. STEVEN R. MATZKIN founded the Company's predecessors in 1992 and 1993 and serves full-time as the Company's Chairman of the Board, Chief Executive Officer and President. Dr. Matzkin has over 12 years of experience in the administration and management of dental practices. He practiced dentistry in Michigan for six years, during which time he owned five dental practices and managed twenty other dental practices through an affiliate management company. Dr. Matzkin has also been featured as a guest speaker at regional Practice Management conferences, including the national meeting for the National Association of Dental Plans. Dr. Matzkin earned his BA degree in 1980 from the Indiana School of Biology and his DDS degree in 1984 from Northwestern University.

     MITCHELL B. OLAN has served as the Company's Vice President, Chief Operating Officer, and as a director since 1994. From 1991 to 1994, Mr. Olan served in various capacities, including area Vice President and Regional Vice President at Optioncare Incorporated, a publicly traded national franchiser of home infusion therapy businesses. From 1980 to 1990, Mr. Olan served in various capacities including sales, sales management, general management and administration with the ORMCO Division of Sybron Corporation. ORMCO is the leading manufacturer and marketer of dental orthodontic appliances, equipment and supplies. Mr. Olan earned a BS degree in Business Administration in 1980 from Indiana University School of Business.

     DAVID P. NICHOLS has served as the Company's Chief Financial Officer since February 1997. From October 1994 until February 1997, Mr. Nichols served as Chief Financial Officer at BioDynamics International, a publicly traded company in the business of processing bioimplants for tissue repairs. From May 1993 until October 1994, Mr. Nichols served as Vice President--Finance of BioDynamics. He was also Managing Director, United States Operations, of Biodynamics from March 1996 until February 1997. From June 1992 until May 1993 Mr. Nichols served as Chief Financial Officer of KiMed Corporation, a medical device company. Prior to joining the Company, Mr. Nichols had over sixteen years experience in the health care field. He served as Chief Financial Officer of the long term care division of Trizec Corporation, Ltd., and was in public accounting with the audit divisions of Price Waterhouse LLP and Deloitte & Touche LLP. Mr. Nichols earned his BS Degree from the University of Florida in 1979 and a masters degree in Accounting from the University of Florida in 1980. He is a Certified Public Accountant and a Certified Management Accountant.

     DR. OSCAR L. HAUSDORFF, has served as the Company's Director of Development since 1996. From 1988 to 1995, he served as President, Chief Operating Officer and as a director of Princeton Dental Management Corporation, a publicly traded dental practice management company. From 1977 to 1988, Dr. Hausdorff held positions in sales, sales management, training, development and recruiting for various firms in the stock brokerage business. From 1960 to 1977, Dr. Hausdorff practiced General Dentistry and Orthodontics in New York. In addition, he was an instructor in Post-Graduate orthodontics at New York University from 1960 to 1965. Dr. Hausdorff earned a DDS degree from New York University in 1958, and a post graduate degree in Orthodontics from New York University in 1964.

     CURTIS LEE SMITH, JR. has been a director of the Company since 1996. Beginning in 1986, Mr. Smith served as Chairman of the Board and Chief Executive Officer of Handex Corporation ("Handex"), an environmental consulting and remediation company which became a public company in 1989. Handex acquired New Horizons Computer Learning Centers, a software training company, in 1994. Handex sold its environmental division in 1996 and now operates as New Horizons Worldwide, of which Mr. Smith serves as Chairman of the Board and Chief Executive Officer.

     ROBERT F. RAUCCI has been a director of the Company since 1996. Mr. Raucci is a managing member of Newlight Management, LLC, a technology oriented venture capital fund. Mr. Raucci also has served as president of RAM Investment Corporation, a venture capital investment and advisory company, since 1994. Between 1985 and 1994 Mr. Raucci served as a private equity investment manager for Alliance Capital Management Corporation, a global investment management company.

DIRECTORS' COMPENSATION

     The Company pays all directors who are not employees of the Company $350 for each meeting attended. The Company also reimburses directors for all travel-related expenses incurred in connection with their activities as directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company currently has two committees of the Board, the Audit Committee and the Compensation Committee. Messrs. Smith and Raucci will initially serve on the Company's Audit Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan and results of their audit of the financial statements and determining the independence of such accountants. In addition, Messrs. Smith and Raucci will initially serve on the Company's Compensation Committee, which reviews and makes recommendations with respect to compensation of officers and key employees, including the grant of options or other benefits under the Omnibus Plan.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company during the past fiscal year to the Chief Executive Officer and the other most highly paid executive officer who was serving as an executive officer at the end of 1996 and whose compensation exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE


                                                                                               LONG TERM
                                                         ANNUAL COMPENSATION                 COMPENSATION
                                          ------------------------------------------------- ----------------
                                                                                NUMBER OF
                                                               OTHER ANNUAL    SECURITIES
                                           SALARY    BONUS   COMPENSATION(1)   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR      ($)      ($)          ($)           OPTIONS    COMPENSATION(2)
---------------------------        ----   --------   -----   ----------------  ----------   ---------------
Dr. Steven R. Matzkin, DDS          1996   $200,000    --           --             --               --
  Chairman of the Board,
  Chief Executive Officer and
  President(2)
Mitchell B. Olan                    1996   $126,000    --           --             --               --
  Vice President, Chief Operating
  Officer and Director(2)

----------------
(1) The aggregate amount of perquisites and other personal benefits provided to such Named Executive Officer is less than 10% of the total annual salary and bonus of such officer.
(2) See "Management--Employment Agreements" for information regarding current and future compensation arrangements.

EMPLOYMENT AGREEMENTS

     The Company has entered into Employment Agreements with Dr. Steven R. Matzkin, Chairman of the Board, Chief Executive Officer and President of the Company, Mitchell B. Olan, Vice President and Chief Operating Officer of the Company, and David P. Nichols, Chief Financial Officer of the Company. The Employment Agreements of Messrs. Matzkin and Olan were entered into as of October 25, 1996, and are for terms of five years and four years, respectively. The Employment Agreement of Mr. Nichols was entered into as of January, 1997 and is for a term of four years. These agreements provide for annual base salaries to Messrs. Matzkin, Olan and Nichols of $200,000, $120,000 and $120,000, respectively, subject to increase at the Company's discretion. Dr. Matzkin's, Mr. Olan's and Mr. Nichols' employment agreements entitle them to participate in any Company stock option plan at a level commensurate with their positions. Mr. Olan's employment agreement entitled him to warrants to purchase shares of common stock (post-Stock Split) for an aggregate exercise price of $272,768. These warrants were exercised in February 1997. Upon the Company's constructive discharge of Dr. Matzkin or termination of the employment of Dr. Matzkin without cause, as specified in his employment agreement, Dr. Matzkin shall be entitled to receive his base salary for the period commencing on the effective date of the termination and ending on the later to occur of (x) the second anniversary of the date of termination or (y) the end of the five-year term of the employment agreement. Upon the Company's termination of Mr. Olan without cause, as specified in his employment agreement, Mr. Olan shall be entitled to receive his base salary for the period commencing on the date of termination and ending on the date nine months thereafter. Upon the Company's termination of Mr. Nichols without cause as specified in his employment agreement, Mr. Nichols shall be entitled to receive his base salary for the period commencing on the date of termination and ending on the date six months thereafter. Upon termination with cause or voluntary termination of either Dr. Matzkin, Mr. Olan or Mr. Nichols, such executive shall be entitled to receive his base salary through the effective date of such termination.

     Dr. Matzkin's employment agreement also provides that upon termination of his employment for any reason, if the Company's securities are then publicly traded, Dr. Matzkin has the right to request that the Company register, as expeditiously as possible, any or all of the Common Stock then owned by Dr. Matzkin, including all shares of Common Stock issuable pursuant to any derivative securities of the Company then held by Dr. Matzkin.

OMNIBUS EXECUTIVE INCENTIVE COMPENSATION PLAN

     The Company will adopt, effective upon consummation of this Offering, the Omnibus Plan, which is designed to assist the Company in attracting, motivating, retaining and rewarding key officers, directors, independent contractors (collectively, the "Participants") by enabling the Participants to acquire or increase an ownership interest in the Company, as well as providing the Participants with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value. Pursuant to the terms of the Omnibus Plan the Company may grant Participants stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, the "Awards"). The Company's compensation committee, or in the absence thereof the Board of Directors (the "Committee"), will administer and interpret the Omnibus Plan and is authorized to grant Awards thereunder to all eligible Participants.

     Under the Omnibus Plan, the total number of shares of Common Stock that may be subject to the granting of Awards during the term of the Omnibus Plan
shall be equal to            shares, plus the number of shares with respect to
Awards previously granted under the Omnibus Plan that terminate without being exercised, and the number of shares of Common Stock that are surrendered in payment of any Awards or any tax withholding requirements. The following is a description of the Awards that may be granted under the Omnibus Plan:

     STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. The Committee is authorized to grant stock options, including both incentive and non-qualified stock options, and stock appreciation rights ("SAR") entitling the Participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee, but must not be less than the fair market value of a share of Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the related option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. Options may be exercised by payment of the exercise price in cash, shares of Common Stock, outstanding Awards or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time. At or shortly
after consummation of the Offering, options to purchase           shares will
be granted under the Omnibus Plan at the Offering price.

     RESTRICTED AND DEFERRED STOCK. The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of Common Stock which may not be sold or disposed of, and which may be forfeited in the event of termination of employment, prior to the end of a restricted period specified by the Committee. A Participant granted restricted stock generally has all the rights of a shareholder of the Company, unless otherwise determined by the Committee. An Award of deferred stock confers upon the Participant the right to receive shares of Common Stock at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of termination of employment prior to the end of a specified restricted period. Prior to the issuance of shares of Common Stock, an Award of deferred stock carries no voting or dividend rights. The restricted or deferral period for restricted stock or deferred stock Awards may not be less than three years unless the Award is subject to performance conditions, in which case the period will not be less than one year.

     BONUS STOCK AND AWARD IN LIEU OF CASH OBLIGATIONS. The Committee is authorized to grant shares of Common Stock as a bonus, free of restrictions, or to grant shares of Common Stock or other Awards in lieu of cash under the Omnibus Plan, subject to such terms as the Committee may specify.

     OTHER STOCK-BASED AWARDS. The Committee is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to, shares of Common Stock. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, Awards with value and payment contingent upon performance by the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of shares of Common Stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee determines the terms and conditions of such Awards.

     The right of a Participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee. In addition, the Omnibus Plan authorizes specific annual incentive Awards, which represent a conditional right to receive cash, shares of Common Stock or other Awards upon achievement of certain preestablished performance goals and subjective individual goals during a specified fiscal year.

     Awards may be settled in the form of cash, shares of Common Stock, other Awards or other property in the discretion of the Committee. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of Common Stock or other property to be distributed will be withheld (or previously acquired shares of Common Stock or other property surrendered by the Participant) to satisfy withholding and other tax obligations. Awards granted under the Omnibus Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the Participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial ownership of the Common Stock as of August 15, 1997 after giving effect to the Stock Split, and the conversion of the Series A Preferred Stock, and as adjusted to reflect the sale of 2,000,000 shares of Common Stock by the Company, and the sale of 300,000 shares of Common Stock by the Selling Stockholders if the over-allotment option is exercised in full, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Selling Stockholders, (iii) each director of the Company, (iv) each of the Named Executive Officers and (v) all executive officers and directors of the Company as a group.



                                                                                                        SHARES BENEFICIALLY
                                                                      PERCENT                              OWNED AFTER
                                                                   BENEFICIALLY        NUMBER OF              OFFERING
                                                                    OWNED AFTER       SHARES BEING       IF OVER-ALLOTMENT
                                     SHARES BENEFICIALLY OWNED      OFFERING IF         OFFERED         OPTION IS EXERCISED
                                       PRIOR TO THE OFFERING       OVER-ALLOTMENT      SUBJECT TO             IN FULL
NAME OF                            -----------------------------   OPTION IS NOT      OVER-ALLOTMENT    -------------------
BENEFICIAL OWNER(1)                    NUMBER          PERCENT       EXERCISED           OPTION         NUMBER     PERCENT
-------------------                -----------------   ---------   ----------------   ---------------   --------   --------
Dr. Steven R. Matzkin(2)  ......                          33.0%
SRM '93 Children's Trust  ......                          33.0%
Curtis Lee Smith, Jr.  .........                          10.7%
Robert F. Raucci ...............       [      ](3)        13.2%                            (4)
Mitchell B. Olan ...............                           3.3%
Crescent International
 Holdings Limited   ............       [      ]           12.8%
Dr. Dennis Corona   ............                           1.6%
Dr. Richard Golden  ............                           1.6%
Frank Wolicki ..................                             *
All Executive Officers and
 Directors as a group (five
 persons)  .....................                          60.2%

----------------
 *  Less than 1%.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 1343 Main Street, 7th Floor, Sarasota, Florida 34236.
(2) Excludes           shares held by the SRM '93 Children's Trust, which has
    been established for the benefit of Dr. Matzkin's children. Dr. Matzkin exercises no control over such trust and disclaims any beneficial interest in such shares.
(3) Includes           shares held by Crescent International Holdings Limited
    ("CIHL"), a corporation controlled by Mr. Raucci.
(4) Includes           shares held by CIHL being offered subject to the
    over-allotment option.

                             CERTAIN TRANSACTIONS

     In 1993, Dr. Matzkin sold four dental practices in Michigan to Dr. David Ross Johnson, a Dental Director, for a $237,000 note under which payments commenced in May 1997. In connection with that sale Profit, a corporation controlled by Dr. Matzkin, agreed to provide consulting services to these practices for $18,000 per month until May 1997 and $15,000 per month thereafter through May 2005. In July 1997, the Company purchased the right to manage these practices for $846,000 and entered into a global management agreement pursuant to which it will provide management services to these practices until 2005. The Company subcontracted the day-to-day management services to an affiliate of Dr. Johnson, but retains most other management functions for which it retains 20% of net profits of these practices, after certain adjustments, and Dr. Johnson's affiliate is paid 80% of such net profits. The Company also receives $800 per month from each practice as a licensing fee. Shortly after the consummation of the Offering, the Company intends to purchase the capital stock of Profit for approximately $1.0 million.

     Certain of the Managed Dental Centers lease their office facilities from entities controlled by Dr. Matzkin. Such leases terminate at various times between 2000 and 2004. The Company paid rent pursuant to the leases in the aggregate amounts of $108,110, $87,756 and $77,671, in 1994, 1995 and 1996,
respectively. Dr. Matzkin also owns certain dental laboratories that perform laboratory services for the Managed Dental Centers, primarily relating to the making of prostheses. The amount paid by the Managed Dental Centers to such laboratories was $60,000 in 1996. Dr. Matzkin owns 33.3% of the capital stock of Equipment Management Services, an equipment leasing company ("EMS"). Three Managed Dental Centers have entered into capitalized equipment leases with EMS, with the aggregate original principal amount of such leases being $122,000. Amounts paid by such Managed Dental Centers to EMS pursuant to such leases aggregated approximately $124,000 and $140,000 in 1995 and 1996, respectively. The Company believes that such arrangements are no less favorable to such Managed Dental Centers than could have been obtained in arms-length transactions with unrelated third parties. In addition, Dr. Matzkin has personally guaranteed an aggregate of approximately $3.3 million of indebtedness of certain of the Managed Dental Centers and the aggregate of approximately $100,000 of indebtedness of the Company. The Company is currently negotiating with the lenders to whom Dr. Matzkin has given such guarantees to release Dr. Matzkin from his obligations thereunder and to cause the Company to guaranty such obligations.

     Pursuant to a Stockholders' Agreement (the "Stockholders' Agreement") among the Company and Dr. Matzkin, Mr. Smith, Mr. Raucci, the SRM 1993 Children's Trust and CIHL (collectively, the "Stockholders") initially entered into in connection with the sale of the Company's Series A Preferred Stock in October 1996, each Stockholder received (i) "piggyback" registration rights,
(ii) a right of first refusal with respect to a greater than 50% share transfer by a Stockholder prior to a Qualified Initial Public Offering (as defined in the Stockholders' Agreement), (iii) co-sale rights to participate on a pro rata basis in certain resales of Common Stock by other Stockholders (other than in connection with a Qualified Initial Public Offering) and (iv) participation rights with respect to certain issuances of securities by the Company made prior to a Qualified Initial Public Offering. This Offering constitutes a "Qualified Initial Public Offering" as defined in the Stockholders' Agreement. In addition, Stockholders other than Dr. Matzkin also were granted demand registration rights under the Stockholders Agreement. Mitchell B. Olan has been granted certain "piggyback" registration rights with respect to an aggregate of shares of Common Stock pursuant to an equity holders agreement with the Company. Pursuant to Dr. Matzkin's employment agreement, upon termination of his employment for any reason, if the Company's securities are then publicly traded, Dr. Matzkin has the right to request that the Company register any or all of the Common Stock then owned by Dr. Matzkin. See "Description of Capital Stock--Registration Rights."

     For information regarding employment agreements with certain executive officers and directors, see "Management--Employment Agreements."

     The Company has adopted a policy whereby all transactions between the Company and one or more of its affiliates must be approved in advance by a majority of the Company's disinterested directors.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Upon consummation of the Offering, the authorized capital stock of the Company will consist of fifty million shares of common stock, par value $0.01 per share (the "Common Stock"), and five million shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). After giving effect to the Stock Split, and the mandatory conversion of all outstanding shares of the Company's
Series A Preferred Stock into      shares of Common Stock (post-Stock Split) to
be effected prior to or simultaneously with the effective date of this
Offering, an aggregate of     shares of Common Stock will be outstanding. See
"Principal and Selling Stockholders." No shares of Preferred Stock will be outstanding. The following description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the General Corporation Law of the State of Delaware as amended from time to time ("Delaware Law") and the Certificate and Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Certificate or Bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. There is no cumulative voting with respect to the election of directors (or any other matter).

     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally and ratably in all assets remaining after payment of liabilities and distribution of any preferential amount.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared, subject to any preference in favor of outstanding shares of preferred stock, if any. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors.

PREFERRED STOCK

     Upon completion of the Offering, no shares of Preferred Stock will be outstanding. The Board of Directors of the Company, without further action by the stockholders, will be authorized to issue up to 5 million shares of Preferred Stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications and limitations. The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal that some, or a majority, of the stockholders might believe to be in the best interests of the Company or in which stockholders might receive a premium for their stock over the then market price of such stock. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock.

     In October and December 1996, the Company issued an aggregate of 15,000 shares of Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to an annual dividend of $8.00 per share of Series A Preferred Stock. In addition, the Certificate of Designation provides for the mandatory conversion of the Series A Preferred Stock upon the Company's entering into a public offering of securities. Accordingly, upon consummation of the Offering, the outstanding Series A Preferred Stock will be
converted into        shares of Common Stock (post-Stock Split) and no Series A
Preferred Stock will be outstanding.

WARRANTS AND OPTIONS TO PURCHASE COMMON STOCK

     Upon consummation of the Offering, the Company is to issue to Mr. Lavelle, the sole stockholder of Nassau, a five-year warrant to purchase that number of shares of Common Stock equal to $350,000 divided by the offering price of shares of Common Stock in this Offering, at an exercise price equal to the
offering price and a one-year warrant to purchase           shares of Common
Stock at an aggregate exercise price of $92,355. Also, David P. Nichols, the Company's Chief Financial Officer, has a free-standing option to purchase
          shares of Common Stock at a purchase price of $          per share
(post-Stock Split). Upon consummation of the Offering, options to purchase shares will be outstanding under the Omnibus Plan. Finally, the Company granted two options to Dr. Corona, effective April 1, 1997 and August 21, 1997, to purchase an aggregate of 17,771 shares of Common Stock at $12.00 per share (assuming an initial public offering price of $12.00 per share). The options granted to Dr. Corona expire six months after consummation of the Offering. See "Management-- Omnibus Executive Incentive Compensation Plan."

REGISTRATION RIGHTS

     At any time after nine months following the consummation of the Offering, any of Messrs. Smith or Raucci or CIHL, an affiliate of Mr. Raucci, may demand, on any one occasion, that the Company register, as expeditiously as possible, any or all of the Common Stock then owned by such stockholder, including all shares of Common Stock issuable pursuant to any derivative securities then held by such stockholder. In addition, Mr. Raucci and CIHL may demand, on any one occasion, that the Company register their Common Stock on Form S-2 or Form S-3, if available. In the event that the Company intends to register any of its Common Stock, including pursuant to any such request, the Company must notify the foregoing stockholders of such registration and offer to include therein the shares held by such stockholders. The Company has agreed to indemnify the stockholders against liabilities under the Securities Act in certain circumstances in connection with any such registration statement.

     Mitchell B. Olan, Nassau and Mr. Lavelle have been granted certain
"piggyback" registration rights with respect to an aggregate of        shares
of Common Stock purchased or purchasable pursuant to equity holders agreements between the Company and such persons. Such rights, subject to certain limitations, may be exercised at any time following the Offering in the event that the Company proposes to register any shares of Common Stock under the Securities Act on Form S-1, S-2 or S-3 or any similar successor forms, whether or not for its own account. The Company has agreed to indemnify the stockholders against liabilities under the Securities Act in certain circumstances in connection with any such registration statement.

     Dr. Matzkin's employment agreement provides that upon termination of his employment for any reason, if the Company's securities are then publicly traded, Dr. Matzkin has the right to request that the Company register, as expeditiously as possible, any or all of the Common Stock then owned by Dr. Matzkin, including all shares of Common Stock issuable pursuant to any derivative securities then held by Dr. Matzkin. The Company has agreed to indemnify Dr. Matzkin against liabilities under the Securities Act in certain circumstances in connection with any such registration statement.

INDEMNIFICATION

     Under the Certificate, the Company may indemnify, to the full extent permitted by Delaware law, its directors, officers, employees and agents who are a party, or are threatened to be made a party, to an action or proceeding, by reason of the fact that the person serves or served the Company as a director, officer, employee or agent. The Company also is authorized to purchase insurance and enter into indemnification agreements. The Company is entering into indemnification agreements with its executive officers and directors and may purchase directors' and officers' liability insurance coverage on their behalf. The Certificate also eliminates the liability of directors and officers to the Company or its stockholders for monetary damages for breach of fiduciary duty except to the extent such exemption from liability or limitation thereof is not permitted under applicable law. The Company believes that these provisions of the Certificate and the Bylaws are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the duty of care or loyalty and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director continues to be subject to liability for monetary damages for acts or omissions involving breach of the duty of loyalty, acts or omissions not in good faith, intentional misconduct, knowing violations of law, unlawful distributions and any transaction from which the director derived an improper personal benefit.

PROVISIONS WITH POSSIBLE ANTITAKEOVER EFFECT

     Certain provisions of Delaware Law and of the Certificate and the Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders. These provisions may also have the effect of rendering changes in the Board of Directors and management of the Company more difficult. Any discouraging effect upon takeover attempts could potentially depress the market price of the Common Stock or inhibit temporary fluctuations in the market price of the Common Stock that otherwise could result from actual or rumored takeover attempts.

     DELAWARE ANTI-TAKEOVER LAW. The Company is a Delaware corporation and is subject to Section 203 of Delaware Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% more of a corporation's outstanding voting stock) from engaging in a "business combination" with certain Delaware corporations for three years following the date that person became an interested stockholder unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (the Company has not made such an election); (ii) before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination: (iii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be voted or tendered in a tender or exchange offer); or (iv) following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions in Section 203 also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or a person who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock.

      CLASSIFIED BOARD OF DIRECTORS. The Certificate provides for the Board of Directors to be divided into three classes of directors denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. Mitchell B. Olan and Curtis Lee Smith are Class I

Directors whose terms expire at the 1998 annual meeting of stockholders, Robert Raucci is a Class II Director whose term expires at the 1999 annual meeting of stockholders and Steven R. Matzkin is a Class III Director whose term expires at the 2000 annual meeting of stockholders (in all cases subject to election and qualification of their successors or their earlier death, resignation or removal.) As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under Delaware Law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provision of the Certificate authorizing only the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

     SPECIAL MEETING OF STOCKHOLDERS. The Certificate provides that special meetings of stockholders of the Company may be called only by a majority of the Board of Directors or the Company's Chief Executive Officer. This provision may make it more difficult for stockholders to take actions opposed by the Board of Directors.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     VACANCIES. The Bylaws provide that a vacancy on the Board of Directors occurring from an increase in the number of directors or otherwise may be filled by the vote of a majority of directors then in office, though less than a quorum, or by a sole remaining director.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this offering, the Company will have        shares
of Common Stock outstanding (       shares it the Underwriters' over-allotment
option is exercised in full), assuming no outstanding stock options or warrants are exercised . Of these shares, the 2,000,000 shares of Common Stock sold in this Offering (2,300,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable by persons other than affiliates of the Company, without restriction under the Securities Act. The remaining shares of Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.
Commencing these            shares of Common Stock will become eligible for
sale in the open market, subject to volume and other limitations imposed by Rule 144 including all shares of Common Stock issuable pursuant to any derivative. In addition, the Company has granted certain registration rights
with respect to        shares of Common Stock and Dr. Matzkin's employment
agreement also provides that upon termination of his employment for any reason, Dr. Matzkin has the right to request that the Company register any or all of the Common Stock then owned by Dr. Matzkin. Sales of all or a portion of such shares could have a material adverse effect upon the price of the Common Stock. However, the directors, executive officers and stockholders of the Company have agreed not to sell, contract to sell or otherwise dispose of any of these shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Raymond James.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her shares for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of the Common Stock, or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months, and who has beneficially owned shares for at least 2 years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above.

     Prior to this offering there has been no market for the Common Stock, and no accurate prediction can be made of the effect, if any, that market sales of restricted securities or of shares subject to stock options or the availability of these shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of any of these shares in the public market could adversely affect prevailing market prices for the Common Stock. See "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

     The Underwriters named below, acting through their representatives, Raymond James & Associates, Inc. and William Blair & Company L.L.C. (the "Representatives"), have severally agreed, subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") by and among the Company, the Selling Stockholders and the Underwriters, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:


                                           NUMBER OF
NAME                                       SHARES
----                                       ----------
Raymond James & Associates, Inc.  ......
William Blair & Company L.L.C. .........



  Total   ..............................   2,000,000
                                           =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.

     The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers, including the
Underwriters, at such price less a concession not in excess of $      per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $      per share to certain other dealers. The Representatives
have informed the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock, at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total shown, and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise this option only to cover such over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares are being offered. If any Selling Stockholder fails to sell to the Underwriters any such additional shares, the Company has agreed that it will issue and sell to the Underwriters an equal number of shares of Common Stock. In such event, the total Proceeds to the Company will increase by $11.16 (at an assumed offering price of $12.00 per share) multiplied by the number of such additional shares issued by the Company.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain civil liabilities in connection with this offering, including liabilities under the Securities Act.

     The Company and its executive officers, directors and current stockholders have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or other capital stock of the Company, or any right to purchase or acquire Common Stock or other capital stock of the Company, for a period of 180 days after the date of this Prospectus, without the prior written consent of Raymond James, except for bona fide gifts or transfers effected by such stockholders other than on any securities exchange or in the over-the-counter market to donees or transferees that agree to be bound by the Lock-up Agreements and except for sales made by Selling Stockholders to the Underwriters of up to 300,000 shares to cover over-allotments, if any. Sales of substantial amounts of Common Stock in the public market, or the availability of such shares for future sale, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise additional capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

     In connection with the offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering then they are committed to purchase from the Company and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 300,000 shares, by exercising the Underwriters' over-allotment option referred to above. In addition, Raymond James, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if undertaken, may be discontinued at any time.

     The foregoing includes a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to the Registration Statement of which this Prospectus forms a part.

     Pursuant to a financial advisory agreement between the Company and Nassau (as amended and clarified, the "Nassau Agreement"), Nassau, a financial advisor to the Company, is entitled to a fee of $100,000 upon consummation of this Offering. At such time, Nassau will also receive a warrant to purchase that number of Shares of Common Stock equal to $350,000 divided by the offering price of Shares of Common Stock in the Offering, at an exercise price per share
equal to the offering price and a warrant to purchase       Shares of Common
Stock at an aggregate exercise of $92,355. In addition, the Company has paid to Nassau fees in the aggregate amount of $79,587 and owes Nassau an additional
$61,621. In addition, the Company has issued an aggregate of           shares
of Common Stock to Nassau and its related persons at a weighted average price
of $       per share.

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined through negotiations among the Company and the Representatives. Among the factors considered in making such determination were prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects of the industry in general, the management of the Company, and the market prices of securities for companies in businesses similar to that of the Company.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company and for the Selling Stockholders by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida, and for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.


                                    EXPERTS

     The consolidated financial statements of Dental Care Alliance, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     In February 1997 the Company's Board of Directors approved a change in accountants and the Company's predecessor subsidiaries' former accountants were dismissed. The independent accounting firm of Price Waterhouse LLP was subsequently engaged by the Company. The former accountants had not previously rendered a report on the Company, however, their report on the financial statements of the Company's predecessor subsidiaries for the years ended December 31, 1995 and 1994 did not contain an adverse opinion, disclaimer opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, there were no disagreements between the Company and its former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the two most recent fiscal years ended December 31, 1996 and subsequent interim periods.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Commission under the Securities Act in respect of the Common Stock offered hereby. For purposes of this Prospectus, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

     As a result of this offering, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports, proxy and information statements, and other information with the Commission. Reports, registration statements, proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements, and other information.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
Report of Independent Certified Public Accountants   ......   F-2
Consolidated Balance Sheets  ..............................   F-3
Consolidated Statements of Operations    ..................   F-4
Consolidated Statements of Stockholders' Equity   .........   F-5
Consolidated Statements of Cash Flows    ..................   F-6
Notes to Consolidated Financial Statements  ...............   F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





To the Board of Directors and
Stockholders' of Dental Care Alliance, Inc.


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Dental Care Alliance, Inc. (the "Company") successor to Golden Care Holdings, Inc. and its subsidiaries' at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





Price Waterhouse LLP
Tampa, Florida
August 26, 1997

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

                          CONSOLIDATED BALANCE SHEETS



                                                                     DECEMBER 31,                          PRO FORMA
                                                              --------------------------    JUNE 30,       JUNE 30,
                                                                  1995          1996          1997           1997
                                                              -----------   ------------   -------------   ------------
                                                                                           (UNAUDITED)     (UNAUDITED)
                         ASSETS
Current assets:
 Cash and cash equivalents   ..............................     $  42,193   $1,253,259       $  876,217    $  876,217
 Consulting and license fees receivable  ..................        64,842       59,000           58,352        58,352
 Management fee receivable from P.A.s    ..................        43,651      397,441          576,456       576,456
 Advances to P.A.s  .......................................            --       16,454          287,127       287,127
 Other current assets  ....................................           620       27,644           15,871        15,871
 Current portion of long-term notes receivable
   from P.A.s    ..........................................        56,375       68,460           73,266        73,266
                                                               ----------   ----------      -----------    ----------
  Total current assets    .................................       207,681    1,822,258        1,868,093     1,868,093
Property and equipment, net  ..............................        51,294       40,230          219,910       219,910
Intangible assets, net    .................................        15,833      803,753          793,535       793,535
Long-term notes receivable from P.A.s,
 less current portion  ....................................       145,095      129,935          100,490       100,490
Consulting and license fees receivable, non current  ......        98,925      251,925          300,000       300,000
Other assets  .............................................         5,715       74,838           69,244        69,244
                                                               ----------   ----------      -----------    ----------
  Total assets   ..........................................     $ 524,543   $3,122,939       $3,370,468    $3,370,468
                                                               ==========   ==========      ===========    ==========
              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable   .......................................     $  34,471   $  491,509       $  574,283    $  574,283
 Accrued payroll and payroll related costs  ...............        16,391      124,236          212,572       212,572
 Other accrued liabilities   ..............................         2,005       67,008           87,245        87,245
 Current portion of long-term debt    .....................        56,138      173,652          161,807       161,807
                                                               ----------   ----------      -----------    ----------
  Total current liabilities  ..............................       109,005      856,405        1,035,907     1,035,907
Long-term debt, less current portion  .....................       107,607       40,350           28,746        28,746
                                                               ----------   ----------      -----------    ----------
  Total liabilities    ....................................       216,612      896,755        1,064,653     1,064,653
                                                               ----------   ----------      -----------    ----------
Commitments and contingencies
Minority interest in consolidated subsidiaries    .........        11,094           --               --            --
Mandatorily redeemable preferred stock, $.01 par value,
 15,000 shares authorized, issued and outstanding    ......            --    1,402,562        1,473,062            --
Put rights associated with common stock  ..................            --      191,237          191,237            --
                                                               ----------   ----------      -----------    ----------
                                                                   11,094    1,593,799        1,664,299            --
                                                               ----------   ----------      -----------    ----------
Stockholders' equity:
 Common stock, $.01 par value, 200,000 shares
   authorized, 46,500, 49,000 and 52,040 issued and
   outstanding at December 31, 1995, 1996, and June
   30, 1997 (unaudited), respectively, 60,065 issued and
   outstanding--pro forma (unaudited)    ..................           465          490              520           601
 Additional paid-in capital net of a $272,268 loan
   receivable at June 30, 1997  ...........................       279,653      594,161          614,151     2,278,369
 Retained earnings  .......................................        16,719       37,734           26,845        26,845
                                                               ----------   ----------      -----------    ----------
  Total stockholders' equity    ...........................       296,837      632,385          641,516     2,305,815
                                                               ----------   ----------      -----------    ----------
  Total liabilities and stockholders' equity   ............     $ 524,543   $3,122,939       $3,370,468    $3,370,468
                                                               ==========   ==========      ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          FOR THE YEARS ENDED DECEMBER 31,   SIX MONTHS ENDED JUNE 30,
                                                        ----------------------------------   -------------------------
                                                          1994        1995         1996          1996         1997
                                                        ---------- ------------ ----------   ------------- -----------
                                                                                             (UNAUDITED)   (UNAUDITED)
Management fees ....................................... $673,304    $ 513,705  $1,289,828      $405,072    $2,471,759
Consulting and licensing fees  ........................   42,763      262,769     347,600       138,812       161,885
                                                        --------    ---------   ---------      --------    ----------
  Total revenues   ....................................  716,067      776,474   1,637,428       543,884     2,633,644
                                                        --------    ---------   ---------      --------    ----------
Managed dental center expenses:
 Staff salaries and benefits   ........................       --           --     223,657            --       601,383
 Dental supplies   ....................................       --           --      79,448            --       213,334
 Laboratory fees   ....................................       --           --      98,222            --       373,010
 Marketing   ..........................................       --           --      38,128            --       176,627
 Occupancy   ..........................................       --           --     106,501            --       333,085
 Other ................................................       --           --      57,182            --       326,494
                                                        --------    ---------   ---------      --------    ----------
  Total managed dental center expenses  ...............       --           --     603,138            --     2,023,933
                                                        --------    ---------   ---------      --------    ----------
                                                         716,067      776,474   1,034,290       543,884       609,711
 Salaries and benefits   ..............................  408,716      400,669     521,683       261,642       373,016
 General and administrative    ........................  204,901      234,577     260,558       118,476       135,970
 Advisory services ....................................       --      127,768          --            --            --
 Depreciation and amortization ........................   15,150       22,106      27,654        10,254        41,578
                                                        --------    ---------   ---------      --------    ----------
  Operating income (loss)   ...........................   87,300       (8,646)    224,395       153,512        59,147
 Interest income (expense), net   .....................   22,584        6,494      20,781        (5,058)       36,464
                                                        --------    ---------   ---------      --------    ----------
Income (loss) before income taxes
 and minority interest   ..............................  109,884       (2,152)    245,176       148,454        95,611
Provision for income taxes  ...........................   19,919           --      35,500            --        36,000
Minority interest  ....................................    2,440        8,654       7,674         3,537            --
                                                        --------    ---------   ---------      --------    ----------
Net income (loss)  ....................................   87,525      (10,806)    202,002       144,917        59,611
 Adjustment to redemption value of common and
   preferred securities  ..............................   39,951       85,709    (191,237)           --       (10,500)
 Cummulative preferred stock dividend   ...............       --           --      (6,485)           --       (60,000)
                                                        --------    ---------   ---------      --------    ----------
Net income (loss) applicable to common stock  ......... $127,476    $  74,903   $   4,280      $144,917    $   (9,889)
                                                        ========    =========   =========      ========    ==========
Unaudited pro forma data:
 Income (loss) before income taxes and
   minority interest  ................................. $109,884    $  (2,152)  $ 245,176      $148,454    $   95,611
 Pro forma provision for income taxes   ...............   42,000           --      94,000        57,000        36,000
 Minority interest in consolidated subsidiaries  ......    1,507        5,343       4,739         2,184            --
                                                        --------    ---------   ---------      --------    ----------
 Pro forma net income (loss)   ........................ $ 66,377    $  (7,495)  $ 146,407      $ 89,270    $   59,611
                                                        ========    =========   =========      ========    ==========
 Primary pro forma net income per
   common share .......................................                         $    2.78                  $     1.13
                                                                                =========                  ==========
 Fully diluted pro forma net income per share .........                         $    3.28                  $      .96
                                                                                =========                  ==========
 Primary weighted average common
   shares outstanding .................................                            52,648                      52,648
                                                                                =========                  ==========
 Fully diluted weighted average
   shares outstanding .................................                            61,672                      61,807
                                                                                =========                  ==========

   The accompanying notes are an integral part of these financial statements.

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                             COMMON        ADDITIONAL
                                                COMMON       STOCK          PAID-IN        RETAINED
                                                STOCK      ($.01 PAR)       CAPITAL        EARNINGS         TOTAL
                                                --------   ------------   ------------   ------------    ----------
Balance, January 1, 1994   ..................     46,500      $ 465       $  47,380       $       --     $  47,845
Contribution from stockholder, net of
  accretion to put value   ..................                               (36,921)                       (36,921)
Common Stock--accretion to put value   ......                                39,951                         39,951
Net income  .................................                                                 87,525        87,525
Dividends   .................................                                                (20,000)      (20,000)
                                                --------     ------      ----------       ----------     ---------
Balance, December 31, 1994    ...............     46,500        465          50,410           67,525       118,400
Net loss ....................................                                                (10,806)      (10,806)
Cash contribution from stockholder  .........                                15,766                         15,766
Common stock--accretion to put value   ......                                85,709                         85,709
Issuance of warrants ........................                               127,768                        127,768
Dividends   .................................                                                (40,000)      (40,000)
                                                --------     ------      ----------       ----------     ---------
Balance, December 31, 1995 ..................     46,500        465         279,653           16,719       296,837
Net Income--January 1 to
October 25, 1996  ...........................                                                157,783       157,783
Purchase of minority interest ...............                                18,768                         18,768
Reclassification of members capital upon
  C-Corporation election (see Note 1)  ......                               174,502         (174,502)           --
Issuance of common stock   ..................      2,500         25         312,475                        312,500
Common stock--accretion to put value   ......                              (191,237)                      (191,237)
Accrued dividends on mandatorily
  redeemable preferred stock  ...............                                                 (6,485)       (6,485)
Net income--October 26 to
  December 31, 1996  ........................                                                 44,219        44,219
                                                --------     ------      ----------       ----------     ---------
Balance, December 31, 1996 ..................     49,000        490         594,161           37,734       632,385
Adjustment to redemption value of
  preferred stock    ........................                                                (10,500)      (10,500)
Accrued dividends on mandatorily
  redeemable preferred stock  ...............                                                (60,000)      (60,000)
Issuance of common stock   ..................      3,040         30          19,990                         20,020
Net Income  .................................                                                 59,611        59,611
                                                --------     ------      ----------       ----------     ---------
Balance, June 30, 1997--unaudited   .........     52,040      $ 520       $ 614,151       $   26,845     $ 641,516
                                                ========     ======      ==========       ==========     =========

   The accompanying notes are an integral part of these financial statements.

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                ----------------------------------------
                                                                    1994          1995           1996
                                                                ------------- -------------- -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)   .......................................... $   87,525     $  (10,806)    $  202,002
 Adjustments to reconcile net income (loss) to net cash
  (used in) provided by operating activities:
  Depreciation and amortization  ..............................     15,150         22,106         27,654
  Gain on sale of equipment   .................................    (16,804)            --             --
  Issuance of warrants for advisory services    ...............         --        127,768             --
  Minority interest  ..........................................      2,440          8,654          7,674
 (Increase) decrease in:
  Consulting and license fees receivable  .....................    (65,602)       (72,765)      (147,158)
  Management fee receivable from P.A.s ........................    (16,760)         2,463       (353,790)
  Other assets ................................................     (1,980)        (3,580)       (96,147)
 Increase (decrease) in:
  Accounts payable   ..........................................    (86,169)        13,324        457,038
  Other accrued liabilities   .................................         --          1,868         65,003
  Accrued payroll and payroll related costs  ..................         --        (13,159)       107,845
                                                                ----------     ----------     ----------
   Net cash (used in) provided by operating activities   ......    (82,200)        75,873        270,121
                                                                ----------     ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment, net .....................   (177,778)        (4,703)        (4,444)
 (Advances made) payments received on notes receivable
  from P.A.s   ................................................   (116,286)        19,054          3,075
 Increase in intangible assets   ..............................         --        (20,000)      (486,489)
                                                                ----------     ----------     ----------
   Net cash used in investing activities  .....................   (294,064)        (5,649)      (487,858)
                                                                ----------     ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of mandatorily redeemable
  preferred stock, net  .......................................         --             --      1,395,000
 Proceeds from issuance of common stock   .....................         --             --             --
 Contribution from stockholder   ..............................     88,739         15,766             --
 Proceeds on sales of equipment  ..............................      4,227             --             --
 Payments of long-term debt   .................................    (10,787)       (45,692)       (67,257)
 Proceeds from issuance of long-term debt .....................    211,584             --        117,514
 Advances to P.A.s   ..........................................         --             --        (16,454)
 Dividends  ...................................................    (20,000)       (40,000)            --
                                                                ----------     ----------     ----------
   Net cash provided by (used in) financing activities   ......    273,763        (69,926)     1,428,803
                                                                ----------     ----------     ----------
   Net (decrease) increase in cash and cash equivalents  ......   (102,501)           298      1,211,066
Cash and cash equivalents at beginning of period   ............    144,396         41,895         42,193
                                                                ----------     ----------     ----------
Cash and cash equivalents at end of period   .................. $   41,895     $   42,193     $1,253,259
                                                                ==========     ==========     ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for income taxes  .................. $       --     $   23,903     $       --
 Cash paid during the year for interest   ..................... $    5,775     $   19,282     $   13,955
 Issuance of common stock for non cash consideration  ......... $       --     $       --     $  312,500
 Issuance of warrants for advisory services  .................. $       --     $  127,768     $       --
 Assumption of accounts payable and accrued liabilities
  related to revision of management service agreements   ...... $       --     $       --     $  438,300
 Increase to redemption value of preferred stock   ............ $       --     $       --     $       --
 Increase in cumulative preferred stock dividend   ............
Elimination of minority interest ..............................                               $   18,768



                                                                 SIX MONTHS ENDED JUNE 30,
                                                                --------------------------
                                                                    1996          1997
                                                                ------------- ------------
                                                                (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)   ..........................................  $  144,917   $   59,611
 Adjustments to reconcile net income (loss) to net cash
  (used in) provided by operating activities:
  Depreciation and amortization  ..............................      10,254       41,578
  Gain on sale of equipment   .................................          --           --
  Issuance of warrants for advisory services    ...............          --           --
  Minority interest  ..........................................       3,537           --
 (Increase) decrease in:
  Consulting and license fees receivable  .....................     (60,226)     (47,427)
  Management fee receivable from P.A.s ........................     (94,921)    (179,015)
  Other assets ................................................     (41,097)      17,367
 Increase (decrease) in:
  Accounts payable   ..........................................       4,129       82,774
  Other accrued liabilities   .................................          --       20,237
  Accrued payroll and payroll related costs  ..................       7,132       88,336
                                                                 ----------   ----------
   Net cash (used in) provided by operating activities   ......     (25,775)      83,461
                                                                 ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment, net .....................      (4,444)    (211,040)
 (Advances made) payments received on notes receivable
  from P.A.s   ................................................     (15,034)      24,639
 Increase in intangible assets   ..............................      (1,167)          --
                                                                 ----------   ----------
   Net cash used in investing activities  .....................     (20,645)    (186,401)
                                                                 ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of mandatorily redeemable
  preferred stock, net  .......................................          --           --
 Proceeds from issuance of common stock   .....................          --       20,020
 Contribution from stockholder   ..............................          --           --
 Proceeds on sales of equipment  ..............................          --           --
 Payments of long-term debt   .................................          --      (23,449)
 Proceeds from issuance of long-term debt .....................      50,459           --
 Advances to P.A.s   ..........................................          --     (270,673)
 Dividends  ...................................................          --           --
                                                                 ----------   ----------
   Net cash provided by (used in) financing activities   ......      50,459     (274,102)
                                                                 ----------   ----------
   Net (decrease) increase in cash and cash equivalents  ......       4,039     (377,042)
Cash and cash equivalents at beginning of period   ............      42,193    1,253,259
                                                                 ----------   ----------
Cash and cash equivalents at end of period   ..................  $   46,232   $  876,217
                                                                 ==========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for income taxes  ..................  $       --   $       --
 Cash paid during the year for interest   .....................  $    8,659   $    6,809
 Issuance of common stock for non cash consideration  .........  $       --   $       --
 Issuance of warrants for advisory services  ..................  $       --   $       --
 Assumption of accounts payable and accrued liabilities
  related to revision of management service agreements   ......  $       --   $       --
 Increase to redemption value of preferred stock   ............  $       --   $   10,500
 Increase in cumulative preferred stock dividend   ............               $   60,000
Elimination of minority interest ..............................

   The accompanying notes are an integral part of these financial statements.

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. OPERATIONS AND ORGANIZATION


     Dental Care Alliance, Inc. ("DCA" or the "Company") was formed on October 23, 1996 with a nominal capital contribution, to effect a reorganization (the "Reorganization") among DCA, Golden Care Holdings L.C. ("GCH"), the predecessor entity, and its majority owned subsidiaries Golden Care Network, L.C.("GCN"), and Prophet Management L.C. ("PM"). DCA and GCH completed the Reorganization on October 25, 1996 by transferring substantially all of the assets, liabilities and operations of GCH, GCN and PM to DCA. Concurrently, shares of DCA were issued in exactly the same proportion as the shareholders of GCH.

     As the shareholders of DCA and GCH, and their related ownership percentages, were identical at the time of the Reorganization, the Reorganization has been accounted for in a manner similar to a pooling of interests. The effects of the Reorganization, resulting in the recording of a charge to recognize deferred income taxes upon conversion to C corporation status have been reflected in these financial statements.

     GCH was incorporated in 1993 as a Florida Limited Liability Corporation which held 99% of GCN and 90% of PM. Concurrent with the Reorganization, the 10% minority shareholder interest of PM transferred his ownership interest in the assets of PM in exchange for 1,000 shares of the stock of DCA. These shares were issued to the minority shareholder at fair market value of $125 per share as determined by an independent third party appraisal of the common stock of the Company as of this date. As a result this transaction, $125,000 was capitalized and is reflected as a component of intangible assets in the underlying financial statements and is being amortized over 15 years. No step up in basis for the 1% minority share of GCH has been reflected, as the shareholders and shareholders' percentages of DCA and GCH were exactly the same on the date of the Reorganization, and the fair value of the 1% ownership interest is not material.

     The Company and its predecessor provide management, consulting and licensing services to dental practices in Florida and Michigan. The dental practices are owned by separate Professional Associations (the "P.A.s"), and the Company has entered into long-term Administrative Services Agreements ("Management Agreements") with the P.A.s to provide administrative, financial and technical support and expertise to the P.A.s in exchange for management, consulting and licensing fees, as described in Note 3.

     Each P.A. employs and directs the professional dental staff, including the dentists and hygienists, and provides all of the clinical services to the patients. The Company employs and directs the administrative staff and manages in collaboration with the P.A. owner, all of the remaining administrative, financial, marketing and professional services of the practice. As of December 31, 1996, the Company provided these management services to 12 Managed Dental Centers, all located in Florida. For the years ended December 1996, 1995 and 1994, of the 12, 9 and 7 Managed Dental Centers, 10, 6 and 1 centers were owned and controlled by the same individual and resulted in $1,022,000, $288,000 and $4,000 of the Company's management fees, respectively. As further described in
Note 3, these 10 Management Agreements were modified concurrent with the Reorganization, in exchange for 1,000 shares of the Company and assumption of the existing working capital liabilities of the P.A.s of $438,300. The fair value of these shares ($125,000) and the working capital liabilities assumed have been recorded as an intangible asset and are being amortized over the 25 year life of the agreements.

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


1. OPERATIONS AND ORGANIZATION--(CONTINUED)

     The Company also provides consulting services to other P.A.s, under contracts in which the P.A. employs the administrative staff. Under such agreements, the Company reviews and consults on the financial and operational efficiencies of the practices. These consulting agreements were originally held by an entity which is approximately 80% controlled by the Company's President and controlling shareholder (see Note 13 Subsequent Events). The 20% minority shareholder assigned his interest in these agreements to the Company on October 25, 1996 in exchange for 500 shares of the Company's common stock which was valued at $125 per share, as determined by an independent third party appraisal. As a result of this transaction, $62,500 was capitalized and is reflected as a component of intangible assets in the underlying financial statements and is being amortized over the 8 year remaining life of these agreements. As of December 31, 1996, the Company provided these consulting services to 4 Managed Dental Centers, all located in Michigan (see Note 13, Subsequent Events).

2. SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION/BASIS OF CONSOLIDATION. The accompanying consolidated financial statements have been prepared on the accrual basis of accounting and include only those operations which are under the ownership and financial control of the Company. All intercompany accounts and transactions have been eliminated in consolidation. The Company's predecessor subsidiaries were consolidated for the years ended 1995 and 1994. The Company does not have any ownership in or exercise control over the dentistry activities of the P.A.s and accordingly, the accompanying financial statements do not consolidate the results of the P.A.s.

     The Emerging Issues Task Force, an advisory committee of the Financial Accounting Standards Board, is currently evaluating certain matters relating to accounting practices for physician practice management companies, which the Company expects will include a review of the consolidation of professional associations with which such companies have management agreements and the financial statements. Any required changes to the accounting practices of physician practice management companies resulting from this review could have a material adverse effect on the Company's reported results of operations.

     BASIS OF PRESENTATION--INTERIM FINANCIAL STATEMENTS (UNAUDITED). The financial statements for the six months ended June 30, 1997 and 1996 are unaudited and have been prepared by the Company. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of its operations for the six months ended June 30, 1997 and 1996 have been included herein. The results of operations for the six month period are not necessarily indicative of the results for the full year.

     UNAUDITED PRO FORMA NET INCOME PER SHARE. The Company's historical capital structure is not indicative of its prospective structure due to the conversion of preferred stock into common stock and the termination of the common stock put rights that will occur concurrent with the closing of the Offering. Accordingly, historical net income per share is not considered meaningful and has not been presented herein.

     Pro forma net income per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding during the periods. Pro forma net income per share also

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) assumes the conversion of preferred stock into common stock on the date of issuance. Common stock and common equivalent shares issued within one year prior to the filing of the Company's registration statement at prices less than the initial public offering price have been included for all periods presented using the treasury stock method.

     REVENUE RECOGNITION. The Company records its revenue in accordance with Management Agreements and other consulting and licensing agreements further described in Note 3.

     ADVERTISING. The costs of advertising, promotion and marketing, aggregating $18,902, $14,437, and $42,272 for the years ended December 31, 1994, 1995, and 1996, respectively, are expensed when incurred and are included in general and administrative expenses.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value of amounts reported in the financial statements have been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature.

     CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     CONSULTING AND LICENSING FEES RECEIVABLE. Consulting and licensing fees receivable represents amounts owed to the Company from various P.A.s for consulting and licensing fees provided under contracts. The Company reviews the collectibility of its receivables related to consulting and license fees. This review is based upon the cash flow of the P.A.s and the fair market value of the collateral of the assets of the P.A.s.

     MANAGEMENT FEE RECEIVABLE FROM P.A. Management fee receivable from P.A. consists of amounts owed to the Company related to revenue recorded in accordance with Management Agreements and is recorded based upon the net realizable value of patient accounts receivables of the P.A.s. The Company reviews the collectibility of the patient accounts receivables of the P.A.s and adjusts its management fee receivable accordingly.

     ADVANCES TO P.A.S. Advances to P.A.s consist of receivables from P.A.s in connection with working capital advances made to affiliated practices. The Company reviews the collectibility of its receivables related to advances to P.A.s. This review is based upon the cash flow of the P.A.s, and the fair market value of the collateral of the assets of the P.A.s. Commencing August 1997, under terms of a note agreement such advances are repayable under terms calling for interest at 8%, maturing on June 30, 1998. Any future advances will be due within 12 months of issuance at 8%, adjusted for any changes in the Company's borrowing note. All advances and payables between P.A.'s under common ownership have a right of offset included in the agreement.

     NOTES RECEIVABLE FROM P.A.S. Notes receivable from P.A.s relate to financing of capital improvements made by P.A.s covering certain medical and non-medical assets. Notes receivables from P.A.s generally have terms of 2 to 5 years, are interest bearing with rates between 10% and 18.5% percent, and are secured by the assets of the Managed Dental Center and personally guaranteed by the P.A. owner.

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expenses as incurred and expenditures for additions and betterments are capitalized. The cost of assets sold or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the statement of operations.

     Depreciation is computed by using the straight-line method over the estimated useful life of the asset, ranging from 3 to 10 years. Leasehold improvements are amortized over their estimated useful life or the remaining lease period, whichever is less.

     INTANGIBLE ASSETS. Intangible assets includes certain organizational costs associated with the incorporation of the Company and costs related to consideration given to entities in exchange for (i) waiver by a minority shareholder of any rights to receive management fees under certain management agreements, (ii) revised terms to existing management service agreements and
(iii) the purchase of minority shareholder rights in PM. Intangible assets are being amortized over periods of 8-25 years. Accumulated amortization related to intangible assets was $4,167 and $7,146 at December 31, 1995 and 1996, respectively.

     CONTRIBUTION FROM SHAREHOLDER. Contribution from shareholder, net of accretion to put value, in 1994 of $(36,911) relates to a cash contribution of $88,750 reduced by $125,661 related to the value of the put option as an increase in temporary equity and a reduction of additional paid-in capital.

     STOCK BASED COMPENSATION. In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123"), which is effective for fiscal years beginning after December 15, 1995. Under SFAS No. 123, the Company may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under Accounting Principles Board Opinion No. 25 ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB No. 25") and disclose in the financial statements the effects of SFAS No. 123 as if the recognition provisions were adopted. The Company has elected to continue to account for its stock based compensation under APB No. 25 and adopt the disclosure only requirements of SFAS No. 123.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     DEPENDENCE ON THE P.A.S. The Company receives fees for services provided to the P.A.s under Management Agreements, and consulting and licensing agreements, but does not employ dentists or control the practices of the dentists employed by the P.A.s. The Company's revenue is dependent on revenue generated by the P.A.s and, therefore, effective and continued performance of the Managed Dental Centers during the term of the Agreements is essential to the Company's long-term success.

     The Management Agreements are generally for a term of 25 years beginning on the effective date of each individual agreement and renewing each and every year on the anniversary date of the

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

subsequent year for a period of generally 25 years and may be terminated by the P.A., or the Company, under certain events of default "with cause" as defined including a material default by or bankruptcy of the Company. In the event of a material default by the P.A., or its owner, the P.A. can sell the practice to a third party mutually agreed to or sell its assets to the Company for a preset formula price and assign ownership interest to a P.A. agreeable to all parties. In the event that the proper notification is given to the Company, the P.A. can terminate the agreement at any time without cause if it sells the practice and assigns the agreement to another party to be approved by the Company. The sales price in such event will be determined through negotiations among the selling P.A. and the buyer. In no event can the Company replace the P.A. at will or for a nominal fee, except in the event of default. Any material loss of revenue by the P.A.s would have a material adverse effect on the Company, including the P.A.s' ability to repay their indebtedness to the Company.

     AFFILIATIONS WITH PRACTICES. During the three years ended December 31, 1996, 1995 and 1994 the Company affiliated with dental practices by executing Management Agreements. In addition to the affiliation with the five existing Managed Dental Centers, the Company executed four, four and two new Management Agreements for the years ended December 31, 1994, 1995 and 1996, respectively. Net practice revenues for these practices were approximately $210,000, $491,000 and $664,000, respectively, during these periods. During this same period, the number of affiliations with dental practices that were terminated were 1, 2 and 0, respectively. Net practice revenues for these practices were approximately $757,000 and $102,000, for the years ended December 31, 1994 and 1995 respectively during these periods.

     ADOPTION OF NEW ACCOUNTING STANDARDS. Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO DISPOSED OF ("SFAS No. 121"), was implemented by the Company in fiscal 1996. SFAS No. 121 states that if the carrying value of long-lived asset, including associated intangibles, exceeds the sum of the estimated undiscounted cash flows from the operation of the asset, an impairment loss should be recognized for the difference between the asset's estimated fair value and carrying value. The Company has analyzed its financial position with regards to the provisions of SFAS No. 121, and believes there is no impact as a result of the new standard. The Company evaluates whether events and circumstances have occurred that indicate the carrying amount of these long-lived assets may be impaired, by comparison of undiscounted cash flows from operations with related carrying value of the assets. At December 31, 1996, the unamortized balance of these assets are not considered to be impaired.

     In February, 1997, the Financial Accounting Standards Board issued Statement No. 128 "Earnings Per Share" ("SFAS No. 128"), which replaces the presentation of primary EPS with basic EPS and requires diluted EPS be presented for entities with complex capital structures. This Statement is effective for fiscal periods ending after December 15, 1997 and early application is not permitted. Under SFAS No. 128 reporting requirements, basic EPS and diluted EPS would have been $2.89 and $3.28 per share, respectively for the year ended December 31, 1996 and $1.16 and $.96 per share, respectively, for the six month period ended June 30, 1997.

     INCOME TAXES AND PRO FORMA INCOME TAXES. Upon its incorporation on October 23, 1996, as described in Note 1, the Company terminated its predecessor status as a Limited Liability Corporation and is now subject to federal income taxes. As such, the financial statements in 1996, 1995 and 1994

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

include a pro forma adjustment for income taxes as if the Company had been treated as a C Corporation. The effective rate utilized approximates the combined statutory federal and state income tax rate, net of the tax effects of minority interest in current earnings. Effective October 25, 1996, the Company accounted for income taxes under the liability method in accordance with Statement of Financial Accounting Standards, NO. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109").

     Due to the conversion of the preferred stock into common stock and the termination of the common stock put rights that will occur concurrent with the closing of the Offering, pro forma net income per share is computed using the pro forma net income of the Company before deductions for the adjustment in redemption value of the common and preferred securities and preferred stock dividends.

     PRO FORMA BALANCE SHEET--UNAUDITED. The pro forma balance sheet as of June 30, 1997 is presented to give effect for the anticipated initial public offering of the Company's securities at which time the amount ascribed to common stock put rights will be returned to permanent net equity upon consummation of the initial public offering and mandatorily redeemable preferred stock will be converted to common stock of the Company. The pro forma balance sheet does not contain the proceeds estimated to be received by the Company upon consummation of the Offering.

3. REVENUE RECOGNITION

     MANAGEMENT FEES. Management fees represents revenue earned from managed dental practices less amounts retained by the practices for those P.A.s where the Company provides management services.

     The Company earns management fees from the P.A.s under two types of contracts: net revenue and net profits. Under the net revenue contracts, management fees are equal to 74% of the patient revenues earned by the P.A. Such contracts also stipulate that the Company must pay certain expenses, as defined by the Management Agreement. Under the net profits contracts, management fees are equal to between 50% and 90% of the practice's net profits, as defined. Net profit is calculated by subtracting practice expenses (which constitutes both dental and non-dental expenses), excluding depreciation and amortization, from net collected practice revenue. Contractual revenues and related expenses have, for purposes of the accompanying financial statements, been reflected on an accrual basis.

     The amounts contractually retained by the practices under net revenue contracts are intended to cover amounts incurred for (1) salary and benefits to employ the dentists, hygienists and contracted specialists; (2) licensing fees to be paid to the Company; (3) debt and asset carrying costs on the acquisition of the practices; and (4) any other direct costs to the P.A. not covered under the Management Agreement.

     Effective October 1996, the Company revised the term of all of its 12 then existing Management Agreements such that the Company is responsible for the payment of all non-professional expenses of the Managed Dental Centers. Ten Management Agreements were also revised to base the Company's management fee from a percentage of net profits at each PA to a percentage of net revenue from each PA and two Management Agreements were modified to assign additional responsibilities to the

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. REVENUE RECOGNITION--(CONTINUED)

Company. Accordingly, prior to these revisions to such 12 Management Agreements, all non-professional expenses of the Managed Dental Centers and related revenues were reflected in each PA's financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company expects to primarily utilize net revenue contracts in the future. Management fees for the remaining two Managed Dental Centers under the net profits contracts are calculated based upon 50%--55% of net profits.

     The PA located in Port Charlotte, Florida has the right to terminate its Management Agreement during a 90-day period beginning in October 1998. Such Managed Dental Center contributed approximately 18% and 14% to the Company's revenue in 1996 and 1997, respectively. The Management Agreement expires in 2003.

     The following table sets forth the gross practice revenue earned and amounts retained by the P.A.s, and the management fees earned by the Company for the periods ended:


                                                                       DECEMBER 31,
                                                         ----------------------------------------
                                                             1994           1995           1996
                                                         ------------   ------------   ----------
   Net practice revenue ..............................   $3,703,430     $4,515,019     $5,576,059
   Amounts contractually retained by the P.A.s  ......    3,030,126      4,001,314      4,286,231
                                                         ----------     ----------     ----------
   Management fees   .................................   $  673,304     $  513,705     $1,289,828
                                                         ==========     ==========     ==========

     Had the net profits method been in effect for all of fiscal 1996, management fees would have been $708,336. In addition, a portion of the managed dental center expenses recorded as an expense by the Company would have been the responsibility, and therefore, the expense of the P.A.s.

     CONSULTING AND LICENSING FEES. Consulting fees related to training of personnel and other administrative services are performed by the Company for four managed dental centers which are not serviced under the Management Agreements (see Note 13, Subsequent Events).

     The Company also provides separate licensing services to the 16 Managed Dental Centers. The licensing agreements typically call for terms of 8-25 years, in exchange for an annual fee from each practice of approximately $9,600-$12,000 per year. As part of the licensing agreements, the Company will solicit and negotiate managed care contracts for the practice and provide opportunities for the licensed practice to participate in group purchasing and marketing plans.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                              1995           1996
                                           ----------     ----------
   Leasehold improvements   ............    $  45,027      $  45,027
   Office equipment   ..................       20,455         24,900
   Vehicles  ...........................       13,901         13,901
                                            ---------      ---------
                                               79,383         83,828
   Less accumulated depreciation  ......      (28,089)       (43,598)
                                            ---------      ---------
                                            $  51,294      $  40,230
                                            =========      =========

     Depreciation expense for the periods ended December 31, 1994, 1995, and 1996 was $15,150, $17,939, and $15,508, respectively.

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. OPERATING LEASES

     The company leases office space for its corporate offices and, under the terms of certain Management Agreements, certain non-medical assets on behalf of its Managed Dental Centers.


     Future minimum lease payments under these agreements as of December 31, 1996 are:



   1997  ......   $ 81,134
   1998  ......     76,921
   1999  ......     75,918
   2000  ......     71,611
   2001  ......     73,904
                  --------
                  $379,488
                  ========

     Operating lease expense for the periods ended December 31, 1994, 1995, and 1996 was $28,104, $48,079, and $47,725, respectively.

6. DEBT

     Long-term debt consists of the following:

                                                                                    1995         1996
                                                                                 ----------   ---------
   Note payable to financial institution, interest at prime plus 1% (9.5%
    and 9.25% at December 31, 1995 and 1996, respectively), principal and interest payable monthly, maturing in October 1999, secured by
    dental equipment and the other business assets of the Company ............   $ 78,834     $57,805

   Note payable to financial institution, interest at prime plus 1% (9.5%
    and 9.25% at December 31, 1995 and 1996, respectively), principal
    and interest payable monthly, maturing in August 1999, unsecured .........     76,667      53,017

   $60,000 line of credit to financial institution, secured principal payable due on demand, interest paid quarterly at 9.25% per year until first change date then rate will be prime plus 1%, guaranteed by the
    Company's President and Chief Executive Officer   ........................         --      57,260

   $40,000 line of credit to financial institution maturing March 26, 1997, secured by a money market account of the Company's President and
    Chief Executive Officer, principal due on demand, interest paid quarterly at 7.25% per year until first change date than rate will be
    prime plus 1% ............................................................         --      39,899

   Other .....................................................................      8,244       6,021
                                                                                 --------     -------
                                                                                  163,745     214,002
   Less current portion ......................................................     56,138     173,652
                                                                                 --------     -------
                                                                                 $107,607     $40,350
                                                                                 ========     =======

     Both lines matured in March 1997, continue to be funded and are due on demand under substantially the same terms and conditions.

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


6. DEBT--(CONTINUED)

   Future debt payments as of December 31, 1996 are:

   1997  ......   $173,652
   1998  ......     21,262
   1999  ......     19,088
                  --------
                  $214,002
                  ========

7. INCOME TAXES

     As described in note 1, during fiscal 1994, 1995 and through October 23, 1996, the Company consisted of a group of Limited Liability Corporations ("LLCs") with one subsidiary operating as a C Corporation in 1994. As such, the consolidated accounts reflect a tax provision in 1994 only for the operations of the C Corporation. Because the operations of the C Corporation were assigned to one of the LLCs in late 1994 no tax provision is reflected in 1995. As a result of the Reorganization on October 23, 1996, a deferred tax liability of $17,500, included in other current liabilities, was established to account for the differences between the book and tax basis of assets, primarily property and equipment, at the time of conversion from a limited liability corporation to a C Corporation. This deferred tax liability at December 31, 1996 was adjusted to $15,600 as a result of changes in the book and tax basis during the two months ended December 31, 1996.

     The provision for income tax related to the C Corporation for the period October 23, 1996 through December 31, 1996 consists of the following:


   Current:
     Federal ...............   $17,000
     State   ...............     2,900
   Deferred--Federal  ......    15,600
                               -------
   Total  ..................   $35,500
                               =======

     The Company's effective tax rate of 38% (for the two month period ended December 31, 1996) is greater than the federal statutory rate of 34% primarily due to the impact of state income taxes, net of federal tax benefit.

     A pro forma provision for income taxes for the periods ended December 31, 1994, 1995 and through October 23, 1996 has been included in the financial statements to reflect net income had it been calculated on a basis of a C Corporation, based on the combined statutory federal and state income tax rates for those periods, adjusted for minority interest.


8. MANDATORILY REDEEMABLE PREFERRED STOCK AND COMMON STOCK

     MANDATORILY REDEEMABLE PREFERRED STOCK. On October 25, 1996, the Company executed a subscription agreement which provided for the issuance of $1.5 million (15,000 shares at $100/share) in mandatorily redeemable preferred stock. Under the terms of that agreement, $500,000 of preferred stock was issued on October 25, 1996 and $1,000,000 was issued on December 31, 1996. Proceeds of this issuance are reflected net of $105,000 of related offering costs paid under the advisory agreement described in Note 10.

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8. MANDATORILY REDEEMABLE PREFERRED STOCK AND COMMON STOCK--(CONTINUED)

     The Company had authorized 15,000 shares of Series A Convertible Preferred Stock with a par value of $0.01 per share. The preferred stock accrues cumulative dividends at $8/share, has voting and preemptive rights, adjustments for dilutive effects and liquidation preferences equal to $100/share plus accrued unpaid dividends. Dividends are payable in cash or, at holders' option, one-half in cash and one-half in common stock. Prior to the earlier of (i) a qualified initial public offering ("IPO") or (ii) April 25, 1998 (collectively the "Reset Period"), each share of the preferred stock is convertible into .535 shares of common stock, unless the Company's annual revenue (based upon the two most recent quarters prior to an IPO) equals or exceeds $15 million ("Revenue Factor"). Subsequent to the Reset Period, or in the event the revenue factor exceeds $15 million, the conversion ratio is reduced to .357 shares of common stock. All of the outstanding preferred stock converts into common stock ("mandatory conversion") upon either an IPO or, at the Company's option, upon a default as further defined in the agreement, in accordance with the ratios described above. Also in connection with the Preferred Stock Sale, the Company agreed to indemnify the Stockholders against certain claims and liabilities, including claims and liabilities arising under the securities laws.

     Anytime after October 25, 2001, the preferred stockholder, or anytime after October 25, 2002, the Company may compel the redemption, for cash, of all or any of the outstanding preferred stock. The preferred stock shall be redeemed at $100/share plus accrued unpaid dividend. The redemption price is payable over a two year period from the date of redemption, with payment in four equal semi-annual installments without interest. The terms of the preferred stock also provide for mandatory redemption by the holders in the event the Corporation has undertaken certain defined actions or transactions deemed unfavorable to the holders. The Company is accreting from the issuance price less related offering costs to the stated redemption value of $1.5 million over the five year holding period to October 2001.

     COMMON STOCK WITH PUT RIGHTS. In January 1994, GCH sold to a third party an owners interest equivalent to 13%. In connection with the sale of this owners interest, the owner became a director of the Company and the Company attached certain put rights which are exercisable after January 1, 2001 if the Company has not completed a public offering of its common stock by that date. The per share price applicable to the "put rights" is 6 times pre-tax net income for the calendar year immediately preceding the exercise of the put times the ownership percentage that will be put back to the Company.

     Concurrent with the Reorganization, this ownership interest was converted to 6,500 shares of common stock of the Company with put rights which are equivalent to those described above. As of December 31, 1995 and 1996 the redemption value of these put rights has been reclassified to temporary equity, from permanent equity on the Company's balance sheet.

9. EMPLOYEE BENEFITS

     On January 26, 1994 and October 25, 1996, the Company issued to one of its officers warrants to purchase 1,000 shares of stock (at each grant date), with an exercise price at the then fair market value (aggregate value of $147,768 and $125,000 respectively) of the stock, as determined by an independent third party appraisal. The options granted in January 1994 vest ratably over a period of three years from the grant date. Of the October 1996 warrants, 750 shares vested upon grant date and the remaining 250

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


9. EMPLOYEE BENEFITS--(CONTINUED)

shares vested in January 1997. All such warrants were exercised in February 1997, and the exercise price was funded by an interest bearing note from the Company. This interest bearing note has been offset against additional paid-in capital in shareholders' equity at June 30, 1997.

     On January 21, 1997, the Company issued a stock option for 608 shares of stock to another officer of the Company which are exercisable, in whole or in part, immediately. The exercise price is fair market value on the grant date ($125 per share). In no event shall this option be exercisable after January 21, 2002.

     The following table summarizes the Company's stock option activity:



                                              NUMBER OF     WEIGHTED AVERAGE     FAIR VALUE OF
                                               SHARES       EXERCISE PRICE       OPTIONS GRANTED
                                              -----------   ------------------   ----------------
   Outstanding at December 31, 1993  ......         --                --
   Exercisable at December 31, 1993  ......         --                --
   Granted during 1994   ..................      1,000           $147.77               $131.47
   Exercised during 1994 ..................         --                --
   Outstanding at December 31, 1994  ......      1,000           $147.77
   Exercisable at December 31, 1994  ......        250           $147.77
   Granted during 1995   ..................      1,690           $142.08               $126.71
   Exercised during 1995 ..................         --           $    --
   Outstanding at December 31, 1995  ......      2,690           $144.20
   Exercisable at December 31, 1995  ......      1,540           $143.93
   Granted during 1996   ..................      1,000           $125.00               $110.57
   Exercised during 1996 ..................         --           $    --
   Outstanding at December 31, 1996  ......      3,690           $138.99
   Exercisable at December 31, 1996  ......      2,540           $138.72
   Granted during 1997   ..................        608           $125.00               $112.08
   Exercised during 1997 ..................      3,040           $138.33
   Outstanding at June 30, 1997   .........      1,258           $133.83
   Exercisable at June 30, 1997   .........        608           $125.00

     The following table summarizes the stock options outstanding and exercisable at December 31, 1996 and June 30, 1997:



                                                                OUTSTANDING                      EXERCISABLE
                                                   --------------------------------------   ---------------------
                                                                WEIGHTED
                                                                AVERAGE        WEIGHTED                 WEIGHTED
                                  RANGE OF         NUMBER      REMAINING       AVERAGE      NUMBER      AVERAGE
                                  EXERCISE           OF        CONTRACTUAL     EXERCISE       OF        EXERCISE
                                   PRICE           OPTIONS        LIFE          PRICE       OPTIONS     PRICE
                               -----------------   ---------   -------------   ----------   ---------   ---------
   December 31, 1996  ......   $125.00-$147.77      3,690        4 months      $138.99       2,540      $138.72
   June 30, 1997   .........   $125.00-$142.08      1,258        5 months      $133.83         608      $125.00

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


9. EMPLOYEE BENEFITS--(CONTINUED)

     The Company has adopted the disclosure only provisions of SFAS No. 123. Accordingly, no compensation expense has been recognized for its stock option plan(s). Had compensation cost for the stock option plan(s) been determined based on the fair value at the date of grant for awards in 1994, 1995 and 1996 and the six month period ending June 30, 1997 consistent with the provisions of SFAS 123, the Company's net income and earnings per share would approximate the following pro forma amounts:



                                                                                   SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,             JUNE 30,
                                            ----------------------------------     ----------------
                                             1994         1995         1996             1997
                                            -------     ---------     --------     ----------------
   Pro forma net income (loss)  .........   $66,377     $(16,593)     $141,304          $51,426
                                            =======     =========     ========          =======
   Pro forma net income per share  ......                             $   2.68          $   .98
                                                                      ========          =======

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions: no dividend yield, no expected volatility, risk-free interest rates ranging from 5.53%--6.23%, and average expected lives of two years.

10. ADVISORY SERVICES

     The Company entered into an exclusive corporate development advisory agreement (the Agreement) in September 1995 under which the Company is committed to the following:

     A retainer each quarter equal to the greater of $4,000 or 6 percent of the Company's quarterly income before income tax expenses in excess of $75,000 beginning February 1, 1996 which is recorded as a component of general and administrative expenses.

     In addition, the Company granted the corporate development advisors (the "Advisors") warrants to purchase an (1,040 shares) ownership interest at a exercise price of $20,000 for services rendered in connection with business development and other financial management advisory services. The warrants were granted below fair market value and accordingly, the Company has recognized a charge of $127,768 and has recorded the warrants as a component of shareholders' equity. These warrants were exercised in June 1997. Furthermore, upon the occurrence of an M&A Transaction, as defined in the Agreement, the Advisor is entitled to a fee of $100,000 and five year warrants to purchase a number of shares of common stock equal to $250,000 divided by the lesser of 80 percent of the price per share of the transaction, as defined, or $20 million divided by the number of fully diluted shares outstanding just prior to the M&A Transaction.

     The Agreement was amended on April 25, 1996 to provide for payment of fees in relation to Capital Raising Transactions, as defined, of between 4% and 7% of the proceeds. As a result of the issuance of the mandatorily redeemable preferred stock described in Note 8 a fee of $105,000 was paid to the advisor. Upon consummation of an Offering, the Company has committed to pay the Advisors a fee of $100,000 and to issue a 10 year warrant to purchase a number of shares of common stock equal to $350,000 divided by the offering price of the common stock, at an exercise price equal to the offering price, if and when an Offering is completed. In August 1997, the Company committed to issued warrants to the Advisors to purchase 650 shares of common stock at an exercise price of $92,355, which

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


10. ADVISORY SERVICES--(CONTINUED)

will vest only upon the completion of an Initial Public Offering (Offering) for services rendered in connection with financial and marketing consulting administrative support related to an Offering. The agreement for these warrants also provides that the Advisor will receive the earlier of the M&A fees and warrants or the Offering fees and warrants, not both. The fair value of these warrants which is anticipated to be significantly in excess of $100,000, less the related exercise price, are anticipated to be offset against the proceeds of the related offering because the underlying services relate to the initial public offering.


11. RELATED PARTY TRANSACTIONS


     The Company's President, Chief Executive Officer and majority shareholder owns or controls entities which do business with the Company or its Managed Dental Centers. The Company and its Managed Dental Centers incurred rent totaling $77,671, $87,756 and $108,110 for the years ended December 31, 1994, 1995 and 1996, respectively, ($10,918 related to the two month period ended December 31, 1996, under the net revenue contracts) payable to such entities. During 1996, the Company also paid for certain laboratory costs of a related party on behalf of the Company's President and controlling shareholder. This amount of $60,000, which is personally guaranteed by the Company's President, has been reflected in other assets at December 31, 1996 as such amounts have been structured as a demand note. The Managed Dental Centers have also incurred capital lease obligations payable to a related entity owned 33% by the Company's President totaling approximately $119,000 and $108,000 as of December 31, 1995 and 1996, respectively. Interest expense on such obligations was approximately $0, $16,000, and $21,000 for the years ending December 31, 1994, 1995, and 1996, respectively.

12. COMMITMENTS AND CONTINGENCIES

     As described in Note 1, a majority of the Managed Dental Centers are owned by the same individual. As of December 31, 1996 and June 30, 1997, P.A.s owned or controlled by this individual are indebted to the Company in the amount of approximately $16,000 and $287,000, respectively, related to working capital advances. This individual has personally guaranteed this indebtedness in the event the receivable cannot be paid by the P.A.s and pledged the ownership interest rights of P.A.s subordinate to acquisition debt. This represents a concentration of credit risk and exposes the Company to risk of loss for these amounts should the P.A.s and the individual be unable to pay its debts. Relevant financial data on this P.A.'s practices and the Company's commitments on behalf of other P.A.s for each period end as follows:

                                                                              SIX MONTHS ENDED
                                        FOR THE YEAR ENDED DECEMBER 31,          JUNE 30,
                                    -------------------------------------     ----------------
                                     1994         1995           1996              1997
                                    -------     ----------     ----------     ----------------
   Net practice revenue .........   $75,292     $1,950,976     $4,271,228        $2,699,551
   Amounts contractually retained
    by the P.A.   ...............    71,605      1,662,718      3,248,895           781,370
                                    -------     ----------     ----------        ----------
   Management fees   ............   $ 3,687     $  288,258     $1,022,333        $1,918,181
                                    =======     ==========     ==========        ==========

     Additionally, the Company's President, Chief Executive Officer and majority shareholder has guaranteed (subordinate to the pledge of assets of the practice and the guarantee of the P.A. and its

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


12. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

owner) a portion of the financing related to the managed dental centers which are owned and controlled by one of the P.A.s. As of December 31, 1996, this amount was approximately $1,259,000. During the period ended June 30, 1997, the Company guaranteed (subordinate to the pledge of assets of the practice and the guarantee of the P.A. and its owner) a portion of the financing ($450,000) related to the managed dental center which is owned and controlled by one of the P.A.s.

     The Company has entered into employment agreements with three of its officers, one of whom is also the majority shareholder of the Company. The terms of the agreements are from four to five years and initially expire in 1998 and 2001.

     The Company has entered into a staff leasing agreement whereby all of the Company's corporate employees and, on behalf of the Managed Dental Centers, all of the non-medical employees of the dental centers are leased.

13. SUBSEQUENT EVENTS

ACQUISITIONS

     In April 1997, the Company acquired approximately $200,000 of non-medical assets and executed a 25 year Management Services Agreement with a dental practice located in Temple Terrace, Florida. As part of the debt guaranty for the P.A. owner, the Company has pledged as collateral the non-medical assets acquired. Unaudited net practice revenue of the dental practice was approximately $950,000 for the year ended December 31, 1996. The Management Agreement executed is a net revenue contract. The P.A. owner had eleven P.A.s under contract with the Company at the date of this transaction. In connection with the execution of this Management Agreement, the Company has agreed to issue options of common stock to the P.A. in the amount of $82,000, at an exercise price equal to the IPO price, when and if an Offering is completed, exercisable for a period of six months.

     In July 1997, the Company's President and controlling shareholder acquired approximately $2.4 million of non-medical assets and concurrently, the Company executed a 25 year Management Agreement with the dental practice located in Flint, Michigan. Unaudited net practice revenue of the dental practice was approximately $4 million for the period ended December 31, 1996. The Management Agreement executed is under the net revenue contract. As the P.A. owner is the Company's President and controlling shareholder, the financial statements of the P.A. will be combined with the Company's operations during the third quarter because of the common control of the entities.

     In July 1997, the Company acquired four Management Agreements for $846,000, including settlement of outstanding receivables for consulting services of $300,000, wherein it will provide management services to the related practices for 8 years. The P.A.s were previously subject to consulting and licensing agreements. The acquired Management Service Agreements are executed under the net revenue contract. Unaudited net practice revenue of the dental practice was approximately $3.4 million for the period ended December 31, 1996. The Company had previously recognized revenue of $40,000 in 1994, $160,000 in 1995, $160,000 in 1996 and $53,000 for the six months ended June
30, 1997 for consulting and licensing services. The Company has agreed to subcontract the day to day management of these four practices for eighty percent of the net profits of the P.A., subject

                          DENTAL CARE ALLIANCE, INC.
                    (SUCCESSOR TO GOLDEN CARE HOLDINGS L.C.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


13. SUBSEQUENT EVENTS--(CONTINUED)

to certain adjustments to a Michigan based company owned by the P.A. owner resulting, in effect, in the acquisition of a 20% interest. The Company will continue to receive license fees of $40,000 per year. The owner of the P.A. does not own any other P.A.s currently under Management Agreements.

     In August 1997, the Company acquired approximately $175,000 of non-dental assets and executed a 25 year Management Agreement with a dental practice located in Tallahassee, Florida. Unaudited net practice revenue of the dental practice was approximately $900,000 for the year ended December 31, 1996. The P.A. owner had twelve P.A.s under contract with the Company at the date of this transaction. The Management Agreement executed is a net revenue contract. In connection with the execution of this Management Agreement, the Company has agreed to issue options for common stock to the P.A. in the amount of $131,000 at an exercise price equal to the IPO price, when and if an Offering is completed, exercisable for a period of six months.

FINANCING

     In August 1997, the Company entered into two revolving lines of credit with a financial institution which provides for an aggregate of $1.2 million for general working capital needs and short-term asset acquisitions. The revolving lines of credit bear interest at prime plus .75% and is payable on June 1, 1998, and contain limitations on acquisition activity without prior approval.

OMNIBUS EXECUTIVE INCENTIVE COMPENSATION PLAN.

     Concurrent with the consummation of an Offering the Company anticipates establishing an Omnibus Executive Incentive Compensation Plan (the "Plan") which is designed to attract and retain executives, directors, independent contractors and potentially certain dentist employees of P.A.s ("Participants"). However the Company is under no obligation to establish such a plan. Management anticipates that all such options will be accounted for under FAS No. 123.

     In connection with entering into the Temple Terrace, Florida and Tallahassee, Florida Management Agreements the Company has agreed to issue to the P.A. physician employees incentive options to purchase 5,000 shares of stock vesting over a 5 year period, expiring 10 years from grant date at an exercise price equal to the IPO price, when and if an offering is completed and certain performance based award of shares as determined at varying levels of collected revenue, as set forth in the employment agreement. Issuance of all such options are conditioned on the Company establishing a stock option plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                 ------------

                               TABLE OF CONTENTS

                                             PAGE
                                            --------
Prospectus Summary    .....................     3
Risk Factors    ...........................     8
The Company  ..............................    16
Relationship Between the Company
   and the PAs  ...........................    17
Use of Proceeds    ........................    18
Dividend Policy    ........................    18
Dilution  .................................    19
Capitalization  ...........................    20
Selected Financial Data  ..................    21
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations   ........................    23
Business  .................................    29
Management   ..............................    42
Principal and Selling Stockholders   ......    47
Certain Transactions  .....................    48
Description of Capital Stock   ............    49
Shares Eligible for Future Sale   .........    53
Underwriting    ...........................    54
Legal Matters   ...........................    56
Experts   .................................    56
Available Information    ..................    56
Index to Financial Statements  ............    F-1

  UNTIL      , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               2,000,000 SHARES



                               DENTAL CARE ALLIANCE LOGO


                                 COMMON STOCK


                                 ------------

                              P R O S P E C T U S

                                 ------------


                                RAYMOND JAMES &
                                ASSOCIATES, INC.


                            WILLIAM BLAIR & COMPANY




                                      , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) of the sale of the shares of Common Stock are as follows:



SEC registration fee  .....................     $          9,061
NASD filing fee    ........................                3,490
Nasdaq National Market listing fee   ......                 *
Legal fees and expenses  ..................              300,000/dagger/
Blue Sky fees and expenses  ...............               15,000
Accounting fees and expenses   ............              200,000/dagger/
Printing and engraving expenses   .........              100,000/dagger/
Transfer agent and registrar fees    ......                 *
Miscellaneous fees and expenses   .........              272,449/dagger/
                                                      ----------
   Total  .................................             $900,000/dagger/
                                                      ==========

----------------
/dagger/ Estimated.
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate and Bylaws will effectively provide that the Registrant may indemnify to the full extent permitted by Delaware Law, including Section 145 of Delaware Law ("Section 145") thereunder. In addition, the Registrant's Certificate will eliminate personal liability of its directors to the full extent permitted by Section 102(b)(7) of Delaware Law ("Section 102(b)(7)").

     Section 145 permits a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made for expenses actually and reasonably incurred by directors, officers, employees and agents, in connection with the defense or settlement of an action or suit and with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provisions shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Company is entering into Indemnification Agreements with its directors and executive officers in which the Registrant will agree to indemnify such persons to the fullest extent now or hereafter permitted by Delaware Law. The Company may also obtain a liability insurance policy for its officers and directors, which may extend to, among other things, liabilities under the Securities Act.

     The indemnification provided by Delaware Law and the Certificate and Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     Section 9 of the Underwriting Agreement (to be filed as Exhibit 1.1 to this Registration Statement) provides that the Underwriters severally and not jointly will indemnify and hold harmless the Registrant and each director, officer and controlling person of the Registrant from and against any liability caused by any statement or omission in the Registration Statement, in the Prospectus, in any Preliminary Prospectus or in any amendment of supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished to the Registrant by the Underwriters expressly for use therein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     No securities that were not registered under the Securities Act have been issued or sold by the Company within the past three years except as follows(1):

                                       DATE OF SALE
AMOUNT AND TYPE OF SECURITIES          OR ENTITLEMENT            PURCHASER(S)             CONSIDERATION
-----------------------------          --------------            ------------             -------------
 20,000 shares of Common Stock         October 1996           Steven R. Matzkin               (2)
 20,000 shares of Common Stock         October 1996       SRM 1996 Children's Trust           (2)
 6,500 shares of Common Stock          October 1996         Curtis Lee Smith, Jr.             (3)
 Warrants to Purchase 1,000 shares     October 1996             Mitchell Olan                 (4)
   of Common Stock
 1,000 shares of Common Stock          October 1996           Dr. Richard Golden              (5)
 5,000 shares of Series A              October 1996            Robert F. Raucci            $500,000
   Preferred Stock(6)                                       Crescent International
                                                                Holdings, Inc.
 10,000 shares of Series A             December 1996        Crescent International        $1 million
   Preferred Stock(6)                                          Holdings Limited
                                                               Robert F. Raucci
 1,000 shares of Common Stock          October 1996             Dennis Corona                 (7)
 500 shares of Common Stock            October 1996             Frank Wolicki                 (8)
 Option to purchase 608 shares of      January 1997            David P. Nichols               (9)
   Common Stock
 1,000 shares of Common Stock          February 1997            Mitchell Olan                (10)
 Option to purchase a number of         April 1997         Dennis Corona, DDS, P.C.          (11)
   shares equivalent to $82,000
   divided by the initial public
   offering price per share
 520 shares of Common Stock              June 1997          The Nassau Group, Inc.        $10,000(12)
 520 shares of Common Stock              June 1997                JF Lavelle              $10,000(13)
 Option to purchase a number of         August 1997       Dennis A. Corona, DDS, P.C.        (11)
   shares equivalent to $131,250
   divided by the initial public
   offering price per share

----------------
 (1) Unless otherwise indicated, all share numbers refer to pre-Stock Split Shares.
 (2) Such shares were issued to the founding shareholders when the Company was incorporated in exchange for the membership interests in Golden Care Holdings, L.C., Golden Care Network, L.C. and Prophet Management of Florida, L.C.
 (3) Such securities, were purchased for $750,000 in cash and Mr. Smith's promissory note in the amount of $1.75 million.
 (4) Such Warrants were issued pursuant to an amendment to Mr. Olan's employment agreement.
 (5) Such shares were issued in exchange for the membership interest held by Dr. Golden in Prophet Management of Florida, L.C.
 (6) The Nassau Group, Inc. acted as placement agent for the sale of Series A Preferred Stock, for which it received a fee of $105,000. All Series A Preferred Stock will be converted into 8,025 shares of Common Stock upon consummation of the Offering.
 (7) Such shares were issued in consideration for the modification of the terms of certain management agreements between the Company and Mr. Corona.
 (8) Such shares were issued in exchange for Mr. Wolicki's ownership interest in Profit Dental Management Corp. and any rights to receive management fees.
 (9) Such options were granted pursuant to Mr. Nichols' employment agreement with an exercise price of $125 per share.
(10) Such shares were issued pursuant to warrants to purchase 1,000 shares of Common Stock granted to Mr. Olan on January 26, 1994 and warrants to purchase 1,000 shares of Common Stock granted to Mr. Olan on October 25, 1996, respectively. Mr. Olan issued promissory notes to the Company in the amounts of $147,768 and $125,000, respectively in payment of such shares.
(11) Granted in connection with this PA's purchase of a dental practice and exercisable only upon consummation of an initial public offering at the public offering price per share.
(12) Such shares were issued pursuant to warrants to purchase 520 shares of Common Stock granted to the Nassau Group, Inc. in September 1995.
(13) Such shares were issued pursuant to warrants to purchase 520 shares of Common Stock granted to Mr. Lavelle in September 1995.


     The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the 1933 Act, or an exemption from such registration requirements. The Company will place stop transfer instructions with its transfer agent with respect to all such securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following documents are filed as exhibits to this Registration
Statement:


EXHIBIT                                             DESCRIPTION
-------                                             -----------
   1.1      Form of Underwriting Agreement.*
   3.1      Amended and Restated Articles of Incorporation of the Company.*
   3.2      Amended and Restated Bylaws of the Company.*
   4.1      See Exhibits 3.1 and 3.2 for provisions in the Company's Articles of Incorporation and Bylaws
            defining the rights of holders of the Company's Common Stock.*
   5.1      Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. with respect to legality of the Common Stock being issued.*
  10.1      Form of Indemnification Agreement between the Company and each of its directors and executive officers.*
  10.2      Form of Standard Management Agreement.
  10.3      Management Agreement between PAs owned by Dr. Dennis Corona and the Company.*
  10.4      Management Agreement between Dr. Joseph Gaeta and the Company.*
  10.5      Administrative Service Subcontract Agreement between the Company and Johnson Dental
            Development Corporation.

EXHIBIT                                             DESCRIPTION
-------                                             -----------
10.6        Administrative Services Agreement between the Company and Eight Mile Dental, P.C.;
            Gratiat Avenue Dental, P.C.; Wayne Road Dental, P.C. and Washington Boulevard Dental, P.C.
10.7        Form of License Agreement.*
10.8        Employment Agreement dated as of October 25, 1996 between the Company and Dr. Steven
            R. Matzkin.
10.9        Employment Agreement dated as of October 25, 1996 between the Company and Mitchell B.
            Olan.*
10.10       Employment Agreement dated as of January 21, 1997 between the Company and David
            Nichols.*
10.11       Equity Holders Agreement dated as of October 25, 1996 between the Company and Mitchell
            B. Olan.
10.12       Equity Holders Agreement dated as of April 30, 1997 between the Company and J. Francis
            Lavelle.
10.13       Equity Holders Agreement dated as of April 30, 1997 between the Company and The Nassau
            Group, Inc.*
10.14       Option Agreement dated as of January 21, 1997 between the Company and David P. Nichols.*
10.15       Warrant dated as of April 29, 1996 between the Company and The Nassau Group, Inc.*
10.16       Form of IPO Warrant between the Company and The Nassau Group, Inc.*
10.17       Subscription Agreement dated as of October 25, 1996 among the Company, Robert F. Raucci and Crescent International Holdings Limited.*
10.18       Lease Agreement dated as of April 9, 1994 between the Company and Charles E. Githler, III, as Managing Agent for Owner, J. Kevin Drake, as Trustee Under Trust Agreement dated
            April 15, 1991.
10.19       Stockholders' Agreement dated as of October 25, 1996 among the Company, Steven R.
            Matzkin, Curtis Lee Smith, Jr., Robert F. Raucci and Crescent International Holdings, Limited,
            as amended.*
10.20       Omnibus Executive Incentive Compensation Plan.*
10.21       Pledge Agreement, dated as of February 13, 1997 between the Company and Mitchell B.
            Olan.*
10.22       Promissory Note in the original principal amount of $147,768 dated as of February 13, 1997 from Mitchell B. Olan to the Company.
10.23       Promissory Note in the original principal amount of $1.75 million dated       from
            Curtis Lee Smith, Jr. to the Company.*
10.24       Assignment and Assumption Agreement dated as of October 24, 1996 among the Company,
            Golden Care Network, L.C. and Prophet Management of Florida, L.C.*
10.25       Agreement for Services dated as of June 1, 1997 between the Company and Modern Employer,
            Inc.
10.26       Revolving Credit Agreement dated August 15, 1997 between the Company and Barnett
            Bank.*
16.1        Letter of Arthur Andersen LLP re: change in independent certified public accountants.*
21.1        List of subsidiaries of the Company.*
23.1        Consent of Price Waterhouse LLP.
23.2        Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. (included in its opinion to be filed as Exhibit 5.1).*
24.1        Powers of Attorney of Directors and Executive Officers (included on the Signature Page of this Registration Statement).*
27.1        Financial Data Schedule for the year ended December 31, 1996.
27.2        Financial Data Schedule for the six months ended June 30, 1997.

----------------
* To be filed by amendment.

     (b) The following financial statement schedules have been filed with this Registration Statement:

     [All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.]

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

      (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on this 27th day of August, 1997.


                                        DENTAL CARE ALLIANCE, INC.



                                        By: /s/ STEVEN R. MATZKIN
                                            -----------------------------------
                                              Steven R. Matzkin
                                              Chairman of the Board, President
                                              and Chief Executive Officer



                               POWER OF ATTORNEY

     The undersigned directors and officers of Dental Care Alliance, Inc. hereby constitute and appoint Steven R. Matzkin and Mitchell Olan and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including 462(b) Amendments, post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully in all intents and purposes as he might or could do in person, and hereby ratify and confirm that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                            TITLE                       DATE
          ---------                            -----                       ----
/s/  STEVEN R. MATZKIN             Chairman of the Board, Chief        August 27, 1997
------------------------------     Executive Officer and President
     Steven R. Matzkin

/s/  DAVID P. NICHOLS              Chief Financial Officer             August 27, 1997
------------------------------     (principal accounting officer)
     David P. Nichols

/s/  MITCHELL B. OLAN              Vice President, Chief Operating     August 27, 1997
------------------------------     Officer and Director
     Mitchell B. Olan

/s/  CURTIS LEE SMITH, JR.         Director                            August 27, 1997
------------------------------
     Curtis Lee Smith, Jr.

                                   Director                            August 27, 1997
------------------------------
     Robert F. Raucci

                                 EXHIBIT INDEX




EXHIBIT                                           DESCRIPTION
-------                                           -----------
10.2        Form of Standard Management Agreement.
10.5        Administrative Service Subcontract Agreement between the Company and Johnson Dental
            Development Corporation.
10.8        Employment Agreement dated as of October 25, 1996 between the Company and Dr. Steven
            Matzkin.
10.11       Equity Holders Agreement dated as of October 25, 1996 between the Company and Mitchell
            B. Olan.
10.12       Equity Holders Agreement dated as of April 30, 1997 between the Company and J. Francis
            Lavelle.
10.18       Lease Agreement dated as of April 9, 1994 between the Company and Charles E. Githler, III, as Managing Agent for Owner, J. Kevin Drake, as Trustee Under Trust Agreement dated
            April 15, 1991.
10.22       Promissory Note in the original principal amount of $147,768 dated as of February 13, 1997 from Mitchell B. Olan to the Company.
10.25       Agreement for Services dated as of June 1, 1997 between the Company and Modern Employer,
            Inc.
23.1        Consent of Price Waterhouse LLP.
27.1        Financial Data Schedule for the year ended December 31, 1996.
27.2        Financial Data Schedule for the six months ended June 30, 1997.